UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Host Hotels & Resorts, Inc.
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HOST HOTELS & RESORTS

NOTICE OF ANNUAL MEETING OF STOCKOLDERS AND 2024 PROXY STATEMENT

HOST
HOTELS & RESORTS®

CORPORATE RESPONSIBILITY

VALUE CREATION THROUGH RESPONSIBLE INVESTMENT
As a premier lodging REIT and sustainability leader, we are committed to creating long-term value by investing responsibly in our business, environment, people and community. Our Corporate Responsibility program is centered around the concept of responsible investment—an overarching strategy that guides our focus and actions across our three main themes of Environmental Stewardship, Social Responsibility and Governance.

ESG LEADERSHIP: AWARDS & RECOGNITION

DJSI World and North America Listed	2023 Climate Change Leadership Level	Industry Leader (Top 10%)	Prime Corporate Rating	Low ESG Risk Rating	“A” Rating

OUR 2050 NET POSITIVE VISION
Host’s aspirational vision is to become a net positive company by 2050. Our next generation of interim environmental and social performance targets for 2030 will serve as the initial roadmap for achieving this vision.

ASPIRE TO NET POSITIVE IMPACT THROUGHOUT OUR VALUE CHAIN	BUILD ONE OF THE SAFEST, MOST DIVERSE AND MOST RESPONSIBLE SUPPLY CHAINS	BE A CATALYST FOR POSITIVE SOCIAL IMPACT IN OUR INDUSTRY AND COMMUNITIES
We aim to go beyond net zero impact in our approach to energy, emissions, water, waste and biodiversity conservation.
Our suppliers are essential partners in achieving our corporate responsibility goals, and we will continue to engage and measure their performance across metrics related to safety, diversity, risk management and responsible materials.

We are committed to corporate citizenship and supporting our communities in which we work and own assets by working to preserve and strengthen these destinations and communities.

OWN ONE OF THE MOST RESILIENT PORTFOLIOS	BE AN EMPLOYER OF CHOICE AND LEAD WITH A MEASURABLE CULTURE OF DIVERSITY, EQUITY, INCLUSION AND BELONGING
Through sustainable certifications and reducing exposure to climate risks, our hotels contribute to and are working toward a low carbon future.
Our people are what set us apart, and we strive to build a diverse, inclusive, innovative and engaging workplace for them to grow their careers.

OUR STRATEGIC CR ROADMAP

To reflect the broader reach and influence of our Corporate Responsibility program—as well as further align our corporate and sustainability strategies—we have developed a new generation of goals and targets focused on the most impactful areas of our business.

ENVIRONMENTAL STEWARDSHIP
We are investing in solutions that conserve and restore natural capital to assist Host in mitigating climate change and biodiversity impacts, with the goal of achieving best-in-class returns.

2018-2022 RETURN ON SUSTAINABILITY INVESTMENTS

620	$20M	15-20%	$4.35B	15
SUSTAINABILITY PROJECTS	EXPECTED UTILITY SAVINGS ANNUALLY	AVERAGE CASH-ON-CASH RETURNS	AGGREGATE TOTAL OF SUSTAINABLE FINANCING TO SUPPORT INVESTMENT IN LEED CERTIFICATION, RENEWABLE ENERGY AND SUSTAINABILITY ROI PROJECTS	PROPERTIES WITH LEED CERTIFICATION, INCLUDING 3 LEED GOLD HOTELS AS WELL AS HOST’S CORPORATE HEADQUARTERS*
*As of the publication date

SOCIAL RESPONSIBILITY
We are committed to advancing health, well-being and opportunity for all Host stakeholders, including investors, employees, partners and communities.

2022 CORPORATE CITIZENSHIP HIGHLIGHTS

~200	97%	~40%	$500K
CHARITIES SUPPORTED, INCLUDING 117 EMPLOYEE- SELECTED CHARITIES	OF STRATEGIC PARTNERSHIP SPEND IN SUPPORT OF PRIORITY UNITED NATIONS SUSTAINABLE DEVELOPMENT GOALS (SDG)	OF CHARITABLE GIVING SPEND DEDICATED TO EMPLOYEE- SELECTED CAUSES	TWO-YEAR PLEDGE IN SUPPORT OF ARNE M. SORENSON HOSPITALITY FUND AND THE MARRIOTT-SORENSON CENTER FOR HOSPITALITY LEADERSHIP AT HOWARD UNIVERSITY

GOVERNANCE
Our responsible investment strategies are guided by executive and board-level oversight, our corporate values of Excellence, Partnership, Integrity and Community (EPIC) and ethical standards, and a disciplined approach to risk management and sustainable value creation.

▶BOARD AND MANAGEMENT OVERSIGHT	▶STOCKHOLDER RIGHTS	▶POLICIES	▶BUSINESS INTELLIGENCE	▶ENTERPRISE RISK MANAGEMENT	▶CYBERSECURITY

2023 ESG-FOCUSED INVESTOR OUTREACH

75%			15
OUTSTANDING SHARES REPRESENTED BY INVESTORS WE CONTACTED			CONVERSATIONS HELD WITH INVESTORS REPRESENTING APPROXIMATELY 48% OF OUR STOCKHOLDER BASE

TO LEARN MORE ABOUT OUR CR PROGRAM AND ESG PERFORMANCE, READ OUR 2023 CORPORATE RESPONSIBILITY REPORT OR VISIT THE CORPORATE RESPONSIBILITY SECTION ON OUR WEBSITE AT WWW.HOSTHOTELS.COM.
This document contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this document. The use of any MSCI ESG Research LLC or its affiliates (“MSCI”) data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of Host Hotels & Resorts by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ‘as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

April 5, 2024
Dear Fellow Stockholder:
I am pleased to invite you to our 2024 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m., Eastern time on Wednesday, May 15, 2024, by means of a virtual meeting. At the virtual meeting, participants will join via a website where they can listen to the speakers and view management’s presentation. If you attend the meeting as a stockholder of record or registered beneficial owner, you will be able to vote your shares electronically and submit questions and comments and hear the Company’s responses. At the annual meeting, we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, vote to approve executive compensation, and vote to approve the Company’s 2024 Comprehensive Stock and Cash Incentive Plan. These proposals are described in detail in the attached Notice of 2024 Annual Meeting of Stockholders and Proxy Statement. Our 2023 Annual Report is also included, which we encourage you to read.
Building a Stronger Host Hotels
Over the course of 2023, Host delivered strong operational improvements across its portfolio and continued to successfully allocate capital through multiple means, including: reinvestment in its portfolio, share repurchases and dividend increases. We also completed significant multi-year initiatives driven by our three strategic objectives first introduced in 2021, which are described in further detail in the 2023 highlights section. As part of these strategic objectives, we completed the Marriott Transformational Capital Program, which included 16 assets, as well as eight additional comprehensive renovations. In addition, we reached an agreement with Hyatt to complete transformational reinvestment capital projects at six properties in our portfolio. We also maintained our investment grade balance sheet and continued to position the Company to take advantage of potential opportunities in the future.
Driving Sustainable Growth
Corporate responsibility is a critical part of Host’s values and business strategy, and is fundamental to Host's long-term success. Building upon and evolving our industry-leading corporate responsibility program is fundamental to Host’s sustainable long-term growth and success and among our highest priorities. On the previous pages, we present our corporate responsibility strategy and themes, our recently introduced 2030 goals and targets and some of our environmental, social and governance (ESG) highlights. We further detail these next generation 2030 environmental and social targets and the roadmap to achieving our vision of becoming a net positive company by 2050 in our 2023 Corporate Responsibility Report. Recognizing our strong ESG practices, we were honored to once again be named to the Dow Jones Sustainability World Index (DJSI World) and DJSI North America, included among the world’s most sustainable companies in S&P Global’s Sustainability Yearbook, and named one of America’s Most Responsible Companies and one of the World's Most Trustworthy Companies by Newsweek. This recognition further cements our position as a global sustainability leader and is a testament to our commitment to transparency, accountability and responsible investment.
We have also further expanded our social initiatives and employee-related programs with continued investments in employee development, health and well-being and our Diversity, Equity, Inclusion and Belonging (DEIB) program, including company-wide diversity training and strategic community partnerships centered around social justice. We continued to strengthen our industry involvement and collaborations—including signing on as a founding donor of NAREIT Foundation’s Dividends Through Diversity, Equity & Inclusion (DDEI) Giving Campaign and signing on to the American Hotel & Lodging Association’s (AHLA) Responsible Stay initiative as a hotel owner. Additionally, reinforcing our strong governance practices, we continued our robust ESG-focused investor outreach and engagement. We also focused on thoughtful board refreshment and increasing our board diversity, and we are proud to note that 33% of our board members are women. We invite you to learn more about our Corporate Responsibility program by visiting our website or by reading our 2023 Corporate Responsibility Report, which details our commitment to corporate responsibility along with our strong results, performance and progress.

Your Vote is Important
The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us online. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet, by telephone or by requesting and returning a proxy card. Instructions for these convenient ways to vote are set forth on the enclosed materials.
Thank you for your continued interest in Host Hotels & Resorts.
Sincerely,
Richard E. Marriott
Chairman of the Board

4747 Bethesda Ave., Suite 1300 Bethesda, Maryland 20814

Notice of 2024 Annual Meeting of Stockholders
We cordially invite you to attend the 2024 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Wednesday, May 15, 2024

Meeting Time:	11:00 a.m., Eastern time

Location:	Online at www.meetnow.global/HST
At the 2024 Annual Meeting, stockholders as of the record date will be asked to consider and vote upon the matters listed below, as more fully described in the proxy statement. We intend to hold the Annual Meeting virtually. Stockholders will be able to join the meeting via the website noted above where they can listen to the speakers, view management’s presentation, submit questions and comments, hear the Company’s responses, and vote their shares electronically. In order for stockholders to submit questions and vote, stockholders will be required to follow the procedures set forth in the attached Proxy Statement under the heading “Attendance and Voting Matters.” We encourage stockholders to join the meeting 15 minutes before the start time to ensure a proper connection.
Agenda
1.Election of nine directors;
2.Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2024;
3.An advisory resolution to approve executive compensation;
4.Approval of the Company’s 2024 Comprehensive Stock and Cash Incentive Plan; and
5.Transaction of any other business that may be properly brought before the annual meeting.
Record Date
You may vote if you were a holder of record of our common stock at the close of business on March 18, 2024, the record date.
By Order of the Board of Directors
Julie P. Aslaksen
Secretary
April 5, 2024

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) and vote via the Internet	BY MAIL Mark, sign, date and return a proxy card which can be requested by following the instructions shown on your Notice

BY TELEPHONE Registered holders can vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions shown on your Notice	IN PERSON Attend the virtual annual meeting

Proxy Statement Table Of Contents
i

ii

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2024 Annual Meeting of Stockholders on May 15, 2024, and at any postponements or adjournments of the meeting. We expect that this proxy statement will be mailed and made available to stockholders beginning on or about April 5, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 15, 2024. The Company’s proxy statement for the 2024 Annual Meeting and our Annual Report to Stockholders for 2023 are both available free of charge at https://www.proxydocs.com/HST. References in this proxy statement and accompanying materials to internet websites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this proxy statement. The contents of our Corporate Responsibility Report and other corporate responsibility materials on our website are not incorporated by reference into this proxy statement and do not form a part of this proxy statement.
Forward Looking Statements and Other Disclaimers. This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies (collectively, “ESG Initiatives”). These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Our ESG initiatives are also subject to additional risks and uncertainties, including regarding the evolving nature of data availability, quality, and assessment; related methodological concerns; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third parties, including our hotel managers, to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates. Additionally, certain ESG information provided in this proxy statement is not necessarily material for SEC reporting purposes and is instead informed by various ESG standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions or third-party information that are still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.
iii

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Meeting and Voting Information

Date and Time May 15, 2024, 11:00 a.m., Eastern time	Record Date March 18, 2024
Place Online at www.meetnow.global/HST	# of common shares eligible 704,564,801
Voting Matters

Matter	Board Recommendation	Page Reference
Proposal 1 - Election of Directors	FOR EACH DIRECTOR NOMINEE	8
Proposal 2 - Ratification of Appointment of KPMG LLP	FOR	38
Proposal 3 - Advisory Resolution to Approve Executive Compensation	FOR	42
Proposal 4 - Approval of the Company's 2024 Comprehensive Stock and Cash Incentive Plan	FOR	43
Board Nominees
The following table provides summary information about each director nominee. Directors are elected annually by a majority of the votes cast.

	Director Since		Committee Memberships*			Other U.S. Public Company Boards
Name, Age		Principal Occupation	A	C	NGCR
Mary L. Baglivo, 66	2013	Chief Executive Officer The Baglivo Group				Urban Edge Properties Ollie's Bargain Outlet Holdings
Herman E. Bulls, 68	2021	Vice Chairman, Americas Jones Lang LaSalle	(F)			Comfort Systems, USA Fluence Energy
Diana M. Laing, 69	2022	Former Chief Financial Officer of American Homes 4 Rent	(F)			CareTrust REIT Alexander & Baldwin
Richard E. Marriott, 85	1993	Chairman of the Board
Mary Hogan Preusse, 55	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty Realty Income
Walter C. Rakowich, 66	2012	Former Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.
James F. Risoleo, 68	2017	President and Chief Executive Officer
Gordon H. Smith, 71 Independent Lead Director	2009	Former President & CEO of the National Association of Broadcasters				Beasley Broadcast Group, Inc.
A. William Stein, 70	2017	Former Chief Executive Officer of Digital Realty Trust	(F)

*A	Audit Committee	C	Culture and Compensation Committee
	Chair of the Committee	NGCR	Nominating, Governance and Corporate Responsibility Committee
(F)	Audit Committee Financial Expert

2023 Performance Highlights
Over the course of 2023, we delivered strong operational improvements and continued to successfully allocate capital through the following: reinvestment in our portfolio, share repurchases and dividend increases. We completed significant multi-year initiatives driven by our three strategic objectives initially established in 2021, which included: (1) redefining the hotel operating model in conjunction with our managers, (2) positioning our hotels to gain market share through comprehensive renovations, and (3) strategically allocating capital to development return on investment (ROI) projects, all of which are aimed at elevating the growth profile of our portfolio. We also maintained our investment grade balance sheet and continued to position the Company to take advantage of potential opportunities in the future.

Strong Operational Improvements

Delivered strong operational improvements across our portfolio, driven by increases in both occupancy and room rates, leading to a comparable hotel revenue per available room (RevPAR) increase of 8.1% year-over-year. RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. For more information on this measure, and our 2023 results, see the Company’s Annual Report on Form 10-K.

Reinvestment in Portfolio and Disposition

Invested $646 million in capital expenditures at our properties and announced the Hyatt Transformational Capital Program (HTCP), a three-to-four year comprehensive renovation program at six of our Hyatt properties that will target returns through enhanced owner's priority and market share gains. We also disposed of one hotel for $110 million, which reduced our future capital expenditure requirements.

Redefined the Operating Model

Achieved the bulk of the potential long-term cost reductions based on 2019 business levels in conjunction with our hotel operators and will continue to benefit from ongoing efforts in the future.

Completed Comprehensive Renovations to Gain Market Share

 2023 marked the completion of a multi-year transformational renovation program at 24 assets, including 16 Marriott Transformational Capital Program renovations plus eight additional comprehensive renovations, where we are targeting market share gains compared to pre-renovation performance. Thus far, the measurable results far exceed our targeted market share gains.

Allocated Capital to Development ROI Projects

Completed four development ROI projects over the course of 2021 - 2023, including AC Hotel Scottsdale North, Andaz Maui at Wailea Resort, Orlando World Center Marriott, and The Ritz-Carlton, Naples.

Returned Capital to Stockholders

Returned over $700 million of capital to stockholders by increasing our dividend each quarter, bringing the total dividends declared for the year to $0.90 per share and repurchased $181 million of common stock at an average price of $15.93 per share.

Cumulative Total Stockholder Return Outperformance
The Company has outperformed its peers from a cumulative total stockholder return (TSR) perspective on a 1-, 3- and 5-year basis, as measured by the TSR of the NAREIT Lodging & Resorts Index.

27.50%
23.90%
44.60%
24.10%
35.30%
9.60%
1-Year
3-Year
5-Year
Host Hotels & Resorts, Inc.
NAREIT Lodging & Resorts Index

Performance is measured for the 1-, 3- and 5-year periods ended December 31, 2023. Total stockholder return is calculated by the growth in capital from purchasing a share in the company and assuming dividends and share distributions are reinvested in the applicable company at the time they are paid. The returns shown are based on historical results and are not intended to suggest future performance.
Snapshot of Director Diversity and Experience
The Company is committed to having a Board that consists of directors who bring the optimal mix of skills, expertise and diversity that ensures effective oversight of the execution of our business strategy. The Nominating, Governance and Corporate Responsibility Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and four new independent directors joined the Board since 2017. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board, which are valuable in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

Our Director nominees exhibit an effective mix of skills, experience, diversity and fresh perspectives. Six of the last eight Board members added (which includes Board members no longer serving) were either women or bring ethnic diversity to the Board.

BOARD NOMINEE SKILLS

Redefining the operating model
For individualized skills matrix, see page 10.	Real Estate / Lodging
Sustainability / Corporate Responsibility
Management / Operations
Gaining market share
Marketing / Brand Management
Strategically allocating capital
Accounting / CFO / Auditing
Investments / Capital Markets
Core functional expertise
Business Head
Corporate Governance / Risk Management
Legal
Government / Public Policy
IT /Cybersecurity
Academia / Education

Stockholder Engagement and Dialogue
We are committed to continued stockholder engagement so that the Board of Directors remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. In 2023, we continued our robust ESG-focused outreach. Over the course of the year, we reached out to investors representing approximately 75% of our outstanding shares. While most stockholders accepted meetings, several stockholders indicated that after reviewing our disclosure documents they did not require a meeting or have any questions or concerns. We engaged with 15 investors representing approximately 48% of our stockholder base, as well as one proxy advisor. For more information on our stockholder engagement and the steps taken in response to investor feedback, see “Corporate Governance and Board Matters - Stockholder Outreach and Engagement.”

Corporate Governance Highlights
The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and the creation of long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and Code of Business Conduct and Ethics, which can be found in the Corporate Governance section of our website.

Board Independence	✓Seven out of nine of our director nominees are independent. ✓Our Chairman and CEO are the only management directors.

Board Composition
✓33% of our director nominees are women and 11% identify as ethnically diverse.
✓Thoughtful Board refreshment led by the Nominating, Governance and Corporate Responsibility Committee, with four new independent directors added since 2017.
✓Annual self-assessment to review Board’s effectiveness.

Board Committees	✓Three fully-independent Board committees – Audit; Nominating, Governance and Corporate Responsibility; and Culture and Compensation. ✓All Audit Committee members are “financial experts”.

Leadership Structure
✓Chairman of the Board separate from CEO.
✓An Independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and Board matters.

Risk Oversight	✓Strong Board oversight of risk with committees having particular oversight of certain key risks facing the Company.

Open Communication	✓We encourage open communication and strong working relationships among the independent Lead Director, Chairman, CEO and other directors. ✓Our directors have access to management and employees.

Director Time Commitments
✓Pursuant to our Corporate Governance Guidelines, our directors can sit on no more than four public company boards (including our own). All directors are compliant with the policy at this time.
✓The Nominating, Governance and Corporate Responsibility Committee conducts an annual review of director commitment levels, with consideration given to public company leadership roles and outside commitments.
✓Time commitments are also evaluated throughout the year as directors consider invitations to serve on additional boards, audit committees, compensation committees at for-profit organizations, or in leadership roles at other public company boards.

Director Stock Ownership
✓Our independent directors are required to own our common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own our common stock in an amount equal to six times their annual salary.
✓Comprehensive insider trading policy.
✓Prohibitions on hedging, derivatives trading and pledging of our common stock.

Accountability to Stockholders
✓Majority voting in uncontested director elections, coupled with a director resignation policy.
✓Fully non-classified board with annual election of directors.
✓Adopted proxy access rights.
✓No stockholder rights plan.
✓Annual advisory vote on executive compensation.
✓Opted out of the Maryland Control Share Acquisition Act, which would have provided certain takeover defenses.
✓Opted out of the provisions of the Maryland Unsolicited Takeovers Act that would have allowed the Board of Directors the ability to classify itself without a stockholder vote.
✓Stockholder power to amend the Bylaws.
✓Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	✓The Board actively monitors our succession planning and employee development and receives regular updates on employee engagement, diversity and retention matters.

Sustainability and Corporate Responsibility
✓The Nominating, Governance and Corporate Responsibility Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility, including climate.
✓The Nominating, Governance and Corporate Responsibility Committee has overseen the establishment of our ambitious environmental and social targets in recent years. This has included our 2025 targets, our 2050 vision statement, and our newest 2030 goals intended to be an initial roadmap for achieving this vision. For more information, see our 2023 Corporate Responsibility Report available on our website at www.hosthotels.com.

Company Culture
✓The Culture and Compensation Committee oversees our culture and employee engagement initiatives. The Committee reviews a “Culture Dashboard” on a quarterly basis, which includes the demographics of the Company’s workforce and cultural and engagement initiatives.

Compensation Program
Our executive compensation program is designed to:
▶Link pay to performance;
▶Attract and retain talented executive officers and key employees;
▶Emphasize performance-based compensation to motivate key executives;
▶Reward individual performance; and
▶Encourage long-term commitment to the Company and align the interests of executives with stockholders.
We meet these objectives through an appropriate mix of compensation, which for 2023 included:

METRICS AND KEY DRIVERS

	Base Salary	▶Market-competitive pay reflective of executive's role, experience and individual performance; only component of compensation that is fixed

Annual Cash Incentive
▶Annual Cash Incentive is fully performance-based and includes a cap on the maximum amount that can be earned
▶56% tied to CapEx Cash Flow, an operational metric which represents reinvestment in assets necessary to maintain the quality and competitiveness of our hotels
▶24% tied to Return on Invested Capital, a key metric that provides an emphasis on investing capital effectively
▶20% tied to measurable individual contributions in support of the achievement of our annual business plan
METRICS FOR 2023 ALIGNED WITH 2023 CORPORATE STRATEGY

Long-Term Equity Incentive (Performance- Based)

AT-RISK PAY
▶Represents 60% of total long-term incentive award
▶3-year Relative TSR (30%)
■Relative TSR measured versus the NAREIT Lodging & Resorts Index
▶Adjusted EBlTDAre performance (30%)
■Quantitative Metric: Removed corporate strategic objectives starting in 2021 and replaced with Adjusted EBlTDAre
■3-year vesting period
■Targets are set and measured annually over 3 years
▶Changes started in 2021 and completed in 2022:
▪Expanded performance and vesting periods
▪Eliminated qualitative goals and focused 100% on objective financial metrics
▪Utilizing a three-year vesting period based on Adjusted EBITDAre performance
BASED ON 100% QUANTITATIVE METRICS

Long-Term Equity Incentive (Time-Based)

▶Represents 40% of total long-term incentive award ▶Restricted stock units vest ratably over a three-year period ▶Aligns the interests of the executives with long-term stockholder value

See “Compensation Discussion and Analysis – Our Compensation Program” for a further discussion of the Company’s compensation programs.

✓Approximately 94% and 95% of the votes cast on our 2022 and 2023 say-on-pay proposals were in favor of our executive compensation program and policies

Proposal	Election of Directors

1	The Board recommends a vote FOR each of the director nominees

▶Diverse slate of directors with broad leadership experience.
▶All candidates are highly successful executives in large organizations or government with skills and expertise that are critical to overseeing the Company's strategy.
▶Commitment to refreshment - five directors added since 2017.
▶Median director nominee tenure is seven years.

Our Board of Directors has nominated nine directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All the nominees are currently directors. Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board may decide to reduce the size of the Board and the number of nominees.
Board Skills, Qualifications, Diversity and Tenure
The Nominating, Governance and Corporate Responsibility Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.
There are general qualifications that all directors must have, which are described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.
The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.
The Board and the Nominating, Governance and Corporate Responsibility Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. The Committee and the Board also believe that longer serving directors bring critical skills and knowledge to the Board. Among other things, senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that longer serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a primary driver of decisions.

Director Nominee Highlights
The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.
The director nominees have served on our Board for an average of approximately 10 years. The median tenure of our director nominees is seven years.
The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

INDEPENDENCE 78% independent (all director nominees except CEO and Executive Chairman)

HOST POLICY: A majority of non-management directors must be independent
TENURE
22% with 3 years or fewer
67% with 10 or fewer years

median: 7

HOST POLICY: Balanced mix of both deep Company knowledge & new perspectives
Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that provides a skills assessment for the full Board.
DIVERSITY OF BACKGROUND

4 CURRENT & FORMER CEOs

7 WITH REIT/ LODGING EXPERTISE

3 WOMEN

1 HIGH RANKING U.S. GOVERNMENT OFFICIAL

3 CURRENT & FORMER CFOs
HOST POLICY: Build a cognitively diverse board representing a range of backgrounds
Voting Standard
Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against.” As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating, Governance and Corporate Responsibility Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.
Summary of 2024 Director Qualifications and Experience
The Nominating, Governance and Corporate Responsibility Committee and the full Board believe a complementary mix of diverse skills, attributes and experiences will best serve the Company and its stockholders. The director skills summary and the related narrative for each director nominee highlight the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director is unable to contribute to the decision-making process in that area.

	Baglivo	Bulls	Hogan Preusse	Laing	Marriott	Rakowich	Risoleo	Smith	Stein

SKILL/QUALIFICATION
Redefining the operating model REAL ESTATE / LODGING we are a real estate company and this expertise is important in understanding our business and strategy		•	•	•	•	•	•		•
SUSTAINABILITY/CORPORATE RESPONSIBILITY experience assures that strategic imperatives and long-term value are achieved within a socially and environmentally responsible business model	•	•	•	•		•	•	•	•
MANAGEMENT / OPERATIONS experience provides directors a practical understanding of developing, implementing and assessing our operating plan and business strategy	•	•	•	•	•	•	•	•	•
Gaining market share MARKETING / BRAND MANAGEMENT knowledge is important to evaluating the performance of our hotel managers	•	•			•			•
Strategically allocating capital ACCOUNTING / CFO / AUDITING enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy			•	•	•	•	•	•	•
INVESTMENTS / CAPITAL MARKETS experience is important to raising the capital needed to fund our business and to deploying it effectively	•	•	•	•		•	•		•
Core functional expertise BUSINESS HEAD leadership role as company CEO or head of a government organization ensures that we effectively manage our organization's footprint	•					•	•	•	•
CORPORATE GOVERNANCE / RISK MANAGEMENT experience supports our goals of strong Board and management accountability, transparency and protection of stockholder interests and is critical to the Board’s role in overseeing the risks facing the Company
	•	•	•	•	•	•	•	•	•
LEGAL experience allows us to better evaluate risks and contractual obligations							•	•	•
GOVERNMENT / PUBLIC POLICY experience brings understanding of government regulations affecting our business								•
IT / CYBERSECURITY supports our business in navigating the rapidly changing landscape for information technology and cybersecurity		•		•		•			•
ACADEMIA / EDUCATION brings perspective regarding organizational, management and academic research relevant to our business and strategy	•

Demographic Background
The Board and the Nominating, Governance and Corporate Responsibility Committee are committed to a diversified membership. Set forth below is the demographic information and tenure of the director nominees. The demographic information presented is based on voluntary self-identification by each nominee.

	Baglivo	Bulls	Hogan Preusse	Laing	Marriott	Rakowich	Risoleo	Smith	Stein

DEMOGRAPHICS
Demographic Background
White	•		•	•	•	•	•	•	•
Black or African American		•
Hispanic or Latinx
Asian
Native American or Alaska Native
Native Hawaiian or other Pacific Islander
Two or More Races or Ethnicities
Other Race or Ethnicity
LGBTQ +
Gender
Male		•			•	•	•	•	•
Female	•		•	•
Non-Binary
HOST HOTELS BOARD TENURE
(in years)	10	3	7	2	30	12	7	15	7

Nominees For Director

MARY L. BAGLIVO	Ms. Baglivo is the chief executive officer of the Baglivo Group, a strategy consulting company. She has extensive knowledge and experience in the fields of global marketing, advertising, consumer branding, market research, public relations, crisis communications, and strategic planning. She has held chief marketing officer roles at several universities, including Rutgers, Northwestern and Pace. Ms. Baglivo previously served as chair and chief executive officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and chief executive officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was president of Arnold Worldwide from 2002 to 2004 and chief executive officer of Panoramic Communications from 2001 to 2002.

SKILLS AND EXPERTISE:

▶ in-depth global and digital marketing, advertising, consumer branding, market research, public relations and crisis communications experience
▶strong strategic planning expertise
▶ extensive business, corporate governance, and leadership experience of large complex companies
▶ in-depth understanding of growth strategies in worldwide branded businesses
▶ extensive environmental, social and governance expertise, including active engagement in initiatives in the fields of greenhouse gas emissions, waste reduction, energy conservation, worker safety, and diversity, equity, inclusion and belonging while serving as the chair or a member of corporate responsibility and social responsibility committees of public companies

Age: 66 Director since: 2013 Independent
Committees: Culture and Compensation (Chair) Nominating, Governance and Corporate Responsibility
Current Public Boards: Urban Edge Properties Ollie's Bargain Outlet Holdings Prior Public Boards: PVH Corp. Ruth’s Hospitality Group

HERMAN E. BULLS
Mr. Bulls currently serves as vice chairman, Americas, and as an international director at Jones Lang LaSalle. During over 34 years at Jones Lang LaSalle, he has worked in the areas of development, investment management, asset management, facilities operations, marketing and business development/retention and founded the company’s public institutions business unit. Mr. Bulls previously co-founded and served as president and CEO of Bulls Capital Partners, a Fannie Mae multi-family financing company, and founded Bulls Advisory Group, LLC, a management and real estate advisory firm. Prior to joining Jones Lang LaSalle, he completed almost 12 years of active-duty service with the United States Army, retiring as a Colonel in the U.S. Army Reserves in 2008. Mr. Bulls is a member of the Executive Leadership Council, Leadership Washington, the Real Estate Executive Council and the Real Estate Advisory Committee for New York State Teachers’ Retirement System. Mr. Bulls is a founding member and served as the inaugural president of the African American Real Estate Professionals of Washington, D.C. and he serves as vice chairman of the University Development and Innovation Council of the Urban Land Institute. He is also a member of the Defense Policy Board, which provides the Secretary of Defense advice and opinions on matters of defense policy.

Age: 68 Director since: 2021 Independent
SKILLS AND EXPERTISE:
Committees: Audit Nominating, Governance and Corporate Responsibility
▶ real estate industry veteran with over 34 years of experience in the areas of real estate development, investment management, asset management and operations
▶ thought leader and strategic advisor who guides companies and senior executives on ESG matters relating to sustainability, social justice, corporate governance and the environment
▶ experience overseeing IT and cyber security matters through service on public company risk and audit committees
▶former chair of risk committee for a Fortune 200 financial services corporation
▶audit committee financial expert

Current Public Boards: Comfort Systems, USA Fluence Energy
Prior Public Boards: American Campus Communities Computer Sciences Corporation Tyco International Excelis

MARY HOGAN PREUSSE
Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management U.S. from 2000 to 2017. At APG she served as the managing director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in the Americas. She also served on the executive board of APG Asset Management US from 2008 to 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include NAREIT, where she serves as a member of the Advisory Board of Governors and is a founder and former co-chair of the Dividends Through Diversity, Equity & Inclusion Steering Committee.

SKILLS AND EXPERTISE:

▶ contributes valuable investment focus to the Board with over 30 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities
▶recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry
▶experienced executive and corporate director with extensive knowledge of ESG matters through her in-depth work in real estate investing and as a public company director
▶ founder and member of the Dividends Through Diversity, Equity & Inclusion Steering Committee, NAREIT’s diversity and inclusion initiative
▶audit committee financial expert

Age: 55 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Current Public Boards: Digital Realty Trust Kimco Realty Realty Income

DIANA M. LAING
Ms. Laing has more than 35 years of experience as a chief financial officer and public company executive with extensive experience in real estate investment and operating companies. She was the chief financial officer of American Homes 4 Rent, a REIT investing in single-family rental homes, until her retirement in June 2018. More recently, Ms. Laing was interim chief financial officer for Alexander & Baldwin, a REIT investing in commercial properties in Hawaii, from November 2018 to May 2019. Prior to American Homes 4 Rent, she was chief financial officer and corporate secretary for Thomas Properties Group, Inc., and chief financial officer for New Pacific Realty Corporation and Arden Realty. Ms. Laing began her career as an auditor with Arthur Anderson & Co.

SKILLS AND EXPERTISE:

▶seasoned corporate finance executive with a career focused on real estate investment and operating companies
▶substantial knowledge of corporate governance and sustainability matters, including the development and ownership of sustainable and LEED®-certified properties, obtained through public company executive and director roles
▶extensive knowledge of IT and cybersecurity matters, including cybersecurity assessments, controls, protocols, training, monitoring and incident response, obtained through responsibility for IT department leadership and activities in each CFO role
▶in-depth experience with complex public companies in accounting, financial reporting, capital markets, finance, corporate strategy, risk management and information technology
▶audit committee financial expert

Age: 69 Director since: 2022 Independent
Committees: Audit Nominating, Governance and Corporate Responsibility
Current Public Boards: CareTrust REIT Alexander & Baldwin Prior Public Boards: The Macerich Company Spirit Realty Capital

RICHARD E. MARRIOTT
Mr. Marriott is our chairman of the board. He is also chairman of the board of First Media Corporation, the chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation, a director of the Richard E. and Nancy P. Marriott Foundation, and the president and a trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott serves on the National Advisory Council of Brigham Young University. He previously served on the board of Marriott International, Inc. and the Federal City Council, and is a past president of the National Restaurant Association and a past director of the Polynesian Cultural Center.

SKILLS AND EXPERTISE:

▶comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 58-year history with the Company and Marriott International
▶during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993
▶long history of successful management of the Company

Chairman of the Board
Age: 85 Director since: 1993

WALTER C. RAKOWICH	Mr. Rakowich is the former chief executive officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as chief executive officer of Prologis from 2008 to 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of co-chief executive officer and served as a member of the Prologis board of directors to manage the integration of the two companies. Prior to his service as chief executive officer, Mr. Rakowich held a number of senior management positions while at Prologis, including as president and chief operating officer from 2005 to 2008, and managing director and chief financial officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company and before that he was a senior audit and tax consultant for Pricewaterhouse.

SKILLS AND EXPERTISE:

▶significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts
▶ valuable experience with respect to risk assessment, strategic planning and leadership development obtained through public company executive and director roles
▶as president and CEO of Prologis, had extensive involvement in the creation and oversight of Prologis’ ESG initiatives
▶as CFO of Prologis, was responsible for the management and performance of IT operations
▶extensive experience in accounting and financial reporting obtained through his time at Pricewaterhouse and Prologis
▶audit committee financial expert

Age: 66 Director since: 2012 Independent
Committees: Audit (Chair) Nominating, Governance and Corporate Responsibility
Current Public Boards: Iron Mountain Ventas

JAMES F. RISOLEO	Mr. Risoleo became our president and chief executive officer in January 2017. He joined our Company in 1996 as senior vice president for acquisitions and development and was appointed executive vice president and chief investment officer in 2000. In 2012, he became executive vice president and managing director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s west coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was vice president, development at Interstate Hotels Corporation and a senior vice president, commercial real estate at Westinghouse Electric Corporation. Mr. Risoleo is a past chairman of NAREIT. He is also an executive committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

SKILLS AND EXPERTISE:

▶extensive business, leadership and strategic planning experience
▶significant expertise in finance, equity and capital development, real estate and the hospitality industry
▶over 30 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management
▶extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO
▶in-depth understanding of public company governance and ESG initiatives, including leading the Company to receive corporate responsibility awards and ESG recognition from Dow Jones Sustainability indices, CDP, and other ESG-focused organizations

President and Chief Executive Officer
Age: 68 Director since: 2017
Prior Public Boards: Griffin Realty Trust (and its predecessor Cole Office & Industrial REIT)

GORDON H. SMITH	Senator Smith served as president and chief executive officer of the National Association of Broadcasters from 2009 to December 2021. He has also served as a senior advisor at Covington & Burling LLP as a member of the government affairs and international trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently chairman of the board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the States of New Mexico and Arizona.

Age: 71 Director since: 2009 Independent Lead Director	SKILLS AND EXPERTISE:

▶high-level U.S. government experience and leadership as a United States Senator
▶ extensive knowledge of public policy, international affairs and trade and law
▶significant business experience and in-depth knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods
▶valuable insight into and knowledge of climate change initiatives obtained through membership on the Senate Committee on Energy and Natural Resources
▶ valuable insight into and knowledge of IT and cybersecurity matters obtained through membership on the Senate Committee on Energy and Natural Resources

Committees: Culture and Compensation Nominating, Governance and Corporate Responsibility (Chair)

Current Public Boards: Beasley Broadcast Group, Inc.

A. WILLIAM STEIN
Mr. Stein was the chief executive officer and a director of Digital Realty Trust, a REIT focused on data centers, from 2014 until December 2022. Prior to being named chief executive officer in 2014, he served as chief financial officer and chief investment officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund. Past positions include serving as co-head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; president and chief operating officer of TriNet Corporate Realty Trust (acquired by iStar) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein serves as a director of Salute Mission Critical, a private company, and he serves on the Advisory Boards of Pennybacker Capital and Crusoe Energy. Mr. Stein also serves on the board of directors of I Have a Dream Foundation, a nonprofit organization, and on the Chancellor's Advisory Board of the University of Pittsburgh. Mr. Stein is a member of the Bar of the States of Pennsylvania and Florida.

SKILLS AND EXPERTISE:

▶over 30 years of investment, financial and operating management experience and an in-depth understanding of the real estate industry and the issues facing real estate investment trusts
▶ extensive leadership and corporate governance experience, including as CEO of Digital Realty Trust
▶ served as co-chair of NAREIT’s Dividends Through Diversity, Equity & Inclusion CEO Council
▶ led Digital Realty Trust’s sustainability initiatives that resulted in the company winning NAREIT’s Leader in the Light award for the datacenter category six times during his tenure and gained insight into global ESG matters as a member of the Chancellor’s Global Advisory Council at the University of Pittsburgh
▶ extensive knowledge of IT infrastructure matters and cybersecurity obtained through customer engagement and senior executive oversight as CEO of Digital Realty Trust
▶ audit committee financial expert

Age: 70 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Prior Public Boards: Digital Realty Trust

Corporate Governance and Board Matters
Corporate Governance and Code of Business Conduct and Ethics
Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Corporate Governance Guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the Corporate Governance section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?”
Governance is a continuing focus of the Company. Over the years, the Board has implemented numerous corporate governance enhancements to strengthen the rights of stockholders and to serve their long-term interests. These have included:

▶added proxy access;
▶adopted Charter amendment providing
stockholders concurrent power to amend the Company’s Bylaws;
▶adopted Charter amendment reducing threshold needed for stockholders to call a special meeting;
▶adopted a majority vote standard for uncontested director elections, coupled with a director resignation policy;
▶declassified the Board so that all directors are elected annually;
▶allowed the Company’s rights plan to expire;
▶opted out of the Maryland Control Share Acquisition Act;

▶opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;
▶supermajority of independent directors;
▶executive sessions of the Board without management present;
▶proactive and productive stockholder engagement policy;
▶independent lead director (selected by the directors);
▶annual self-assessment to review the Board’s effectiveness; and
▶formally incorporated diversity and inclusion, human capital management, and sustainability into Board committee responsibilities.

Independence of Directors
It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Directors must also be “independent” within the meaning of The Nasdaq Stock Market’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.
In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation,” whether the director, or an organization with which the director or their immediate family members is affiliated, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which a director nominee or their immediate family members are associated. Consistent with these considerations, the Nominating, Governance and

Corporate Responsibility Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that each of the directors currently serving on the Board and each director nominee other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Bulls, Rakowich, Smith and Stein and Mmes. Baglivo, Hogan Preusse and Laing have been determined to be independent. The Board approved the determination that each of the directors currently serving on the Board and each director nominees is independent other than Mr. Marriott and Mr. Risoleo. Messrs. Marriott and Risoleo are not independent because they are Company employees.
Board Leadership
Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. The Board believes this structure is appropriate and effective, reflecting the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chairman since its split with Marriott International in 1993. His over 50-year career at the Company provides him with a unique perspective and wealth of knowledge that is invaluable to the Board.
The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. Upon recommendation of the Nominating, Governance and Corporate Responsibility Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith currently serves as Lead Director.
The duties of the Lead Director include:
▶presiding at executive sessions of the independent directors of the Board, and briefing the Chairman and CEO, as needed, following such sessions;
▶presiding at meetings of the Board where the Chairman is not present;
▶convening and acting as chair of meetings of the independent directors;
▶providing input on Board agendas and meeting schedules;
▶providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and
▶serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”
Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and committee level. Seven of nine of our director nominees are independent within the meaning of the rules of The Nasdaq Stock Market. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company, as well as matters concerning management, without any member of management present. The Board believes that the combination of an independent Lead Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, enables the Board to maintain effective oversight of the Company.
At least annually, the Nominating, Governance and Corporate Responsibility Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Communications with Directors
The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc. Attention: Secretary 4747 Bethesda Avenue, Suite 1300 Bethesda, MD 20814
The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.
Stockholder Outreach and Engagement
WHY WE ENGAGE

Our relationship with our stockholders is an important part of our corporate governance program. Maintaining a robust stockholder engagement program helps us:

Determine which issues are important to our stockholders and provide information relevant to those issues	Provide transparency into our business, ESG practices and executive compensation, as well as set expectations for our performance	Identify emerging issues that may affect our strategies, ESG, executive compensation practices or operations	Obtain valuable feedback on stockholder perceptions of our business and on lodging and industry fundamentals
HOW WE ENGAGE

Our stockholder and investor outreach program includes investor non-deal road shows, analyst and investor meetings, investor days, property tours, and industry conferences. In May 2023, we were proud to hold our first Investor Day since our management team began transitioning in 2017, where we shared an in-depth look across our business and interacted with many of our investors in person.
We also communicate with stockholders and other key stakeholders through various channels, including our annual report and SEC filings, proxy statement, news releases, Corporate Responsibility Report, investor presentations, correspondence, and our website. Our quarterly earnings conference calls are open to the public. These calls are available in real time with archived webcasts and transcripts available on our website for a period of time.

INVESTOR RELATIONS OUTREACH
Our senior management team, including our CEO, CFO and our Investor Relations team, maintain regular contact with a broad base of investors through quarterly earnings calls, individual meetings, conferences and other communication channels, to address questions and understand concerns. In 2023, our investor relations team met with investors representing 194 institutional investment management firms, which includes 68% of the shares held by the Company's top 100 active stockholders (excludes holdings of passive investors such as index funds).

ESG-FOCUSED OUTREACH
In 2023, we continued our ESG-focused outreach to build meaningful relationships with our stockholders over time. Our ESG-focused outreach is led by a cross-functional senior leadership team that includes members of our Legal, Human Resources, Sustainability, Development, Design and Construction, and Investor Relations functions. We contacted investors representing approximately 75% of our outstanding shares (including both actively and passively managed shares). We engaged with 15 investors representing approximately 48% of our stockholder base.

YEAR-ROUND STOCKHOLDER ENGAGEMENT AND RESPONSE PROCESS

We are committed to regular stockholder engagement so that the Board remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. The below graphic provides an overview of our annual engagement process.

OUTREACH AND ENGAGEMENT

▶The senior management team regularly engages with stockholders to solicit feedback on a range of topics, conducting year-round investor relations-focused engagement as well as ESG-focused engagement.

ANNUAL MEETING	REVIEW AND DISCUSSION

▶The Board considers vote outcomes from our annual meeting as well as broader ESG trends in its ongoing assessment of our practices. These outcomes and assessments help set the agenda for our next cycle of engagements.

▶The Board and senior management team review stockholder feedback to identify and address key themes in an effort to continually enhance governance and ESG practices. The Board highly values the direct perspectives of our stockholders.

As mentioned above, in 2023 we continued our robust ESG-focused engagement efforts. This engagement validated that our stockholders continue to be broadly supportive of Host’s governance and corporate responsibility practices and the overall philosophy, objectives, and design of our executive compensation program. While most stockholders accepted meetings, several stockholders indicated that after reviewing our disclosure documents they did not require a meeting or have any questions or concerns. As a part of this engagement, stockholders also shared their perspectives on areas of disclosures to consider expanding in order to provide information that would be most helpful in their respective analyses of Host. The

Board took action to directly respond to feedback from our shareholders. A summary of the feedback from our engagement and our response is below:

WHAT WE HEARD	HOW WE RESPONDED
Enhance Operational Disclosure and Execute on Objectives:

PRUDENT BALANCE SHEET MANAGEMENT
Our strong credit profile and investment grade balance sheet provides us with flexibility and optionality. As of December 31, 2023, we had total available liquidity of $2.9 billion, including $1.5 billion available under credit facility and $217 million of furniture, fixture and equipment (FF&E) reserves. On January 4, 2023, we completed the recast of our $2.5 billion credit facility, extending the Company’s weighted average debt maturity and providing operational flexibility. The transaction reflects the Company’s strong commitment to ESG initiatives by adding incentives linked to portfolio sustainability initiatives, including green building certifications and renewable electricity usage. The Company continues to be the only investment grade rated lodging REIT.

RECYCLE CAPITAL INTO ASSETS THAT WE BELIEVE WILL IMPROVE THE QUALITY AND EBITDA GROWTH PROFILE OF PORTFOLIO
We invested approximately $1.9 billion in acquisitions in 2021 and 2022, including our most recent, the Four Seasons Resort and Residences Jackson Hole, and disposed of $1.5 billion in assets from 2021 to 2023. In addition, we provided detailed performance metrics in our investor presentations to support our capital allocation efforts.

DEMONSTRATE PROGRESS AGAINST OUR THREE STRATEGIC OBJECTIVES: (1) REDEFINING THE HOTEL OPERATING MODEL, (2) GAINING MARKET SHARE AT RENOVATED HOTELS, AND (3) STRATEGICALLY ALLOCATING CAPITAL
In conjunction with our operators, we achieved the bulk of the potential long-term cost reductions based on 2019 All Owned Hotel revenues; the 16 hotels included in the Marriott Transformational Capital Program ("MTCP") were 100% completed as of Q2 2023 and eight additional comprehensive hotel renovations were 100% completed in Q4 2023. We continued to strategically allocate capital to development projects, including the Ritz Carlton Naples expansion project which finished in July 2023 and included the debut of the Vanderbilt Tower featuring a new lounge and more than 70 club-level guestrooms, along with a new resort lobby and three new dining experiences. Through these efforts we successfully completed multi-year initiatives driven by our three strategic objectives first introduced in 2021.

Given the success of MTCP, we reached an agreement with Hyatt in Q3 2023 for the Hyatt Transformational Capital Program ("HTCP"), which is a similar capital expenditure program planned for six Hyatt properties. We commenced renovations on the first of these properties in Q1 2024. The total investment is expected to be approximately $550-$600 million, two-thirds of which we were already planning to invest as part of our capital plan over the next few years.

.,
Highlight Robust ESG Governance Structure and Continue to Enhance ESG Disclosure:

CONTINUE EFFORTS SUPPORTING THOUGHTFUL BOARD REFRESHMENT	The Nominating, Governance and Corporate Responsibility Committee prioritizes thoughtful Board refreshment on a continuous basis. Following the retirement of John Morse from our Board at the 2022 annual meeting, the Board leveraged its ongoing efforts in its search for a new director. In October 2022, we announced the appointment of Diana Laing to the Board as well as the Audit Committee. Ms. Laing is a seasoned corporate finance executive with more than 35 years of experience as a chief financial officer and public company executive. With the addition of Ms. Laing, the Company’s Board has nine directors, seven of whom are independent and three directors who are women.

WHAT WE HEARD	HOW WE RESPONDED

CONTINUE TO EXPAND ANNUAL SUSTAINABILITY DISCLOSURE
We provide a robust Corporate Responsibility Report on an annual basis and strive to improve our disclosures. Now in its sixth edition, the 2023 Corporate Responsibility Report features Task Force on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) disclosures, as well as the Company’s Equal Employment Opportunity (EEO-1) Report, which provides a demographic breakdown of our workforce.
Our Corporate Responsibility Report is aligned with the Global Reporting Initiative (GRI) standards for sustainability related disclosures and the UN Sustainable Development Goals. In 2023, the Company was named to Dow Jones Sustainability World Index (DJSI World) for the fifth year in a row and DJSI North America index for the seventh consecutive year.
The Company’s annual Corporate Responsibility Report is available on our website at www.hosthotels.com.

PROVIDE VISIBILITY INTO PATHWAY TO ACHIEVING 2050 GOALS
In September 2022, we introduced the framework for the Company's 2050 corporate responsibility vision, which features our aspiration of becoming a net positive company. We aspire to net positive impact throughout our value chain. We have been largely successful in achieving our 2025 environmental and social targets ahead of schedule and furthered our commitment in September 2023 by establishing next generation 2030 environmental and social targets. Our 2030 social and environmental goals and targets and roadmap to achieving our 2050 net positive vision were detailed in our 2023 Corporate Responsibility Report.

CONTINUE WORKING TOWARDS CLIMATE-RELATED GOALS
We are committed to monitoring our performance and making progress toward our new 2030 environmental targets, including those related to emissions, energy, water reductions, increasing the percentage of energy sourced from renewables and diverting construction waste from major renovation projects. To better align our targets with our current portfolio, we set a new baseline year of 2019 for our 2030 emissions, energy and water reduction goals, while maintaining our level of ambition and staying on the path to net zero operations by 2040.

CONTINUE COMMITMENT TO DIVERSITY & INCLUSION, AND ENHANCED DISCLOSURE AT THE BOARD AND WORKFORCE LEVEL
We continue to prioritize diversity and inclusion in our leadership and have taken steps to ensure our Board of Directors is composed of individuals reflecting ethnic and gender diversity. As noted above, with the appointment of Diana Laing to our Board in October 2022, the Board is now comprised of more than 30% women. Additionally, we provide detailed disclosure regarding the gender and race/ethnicity of each current director.
As part of our commitment to advancing diversity and inclusion, we identified three 2025 social targets in November 2020, including training 100% of employees on unconscious biases, conducting at least two engagement surveys, and including at least two women and two persons of color in each initial candidate pool for externally sourced department head and above positions. In September 2023, we introduced new 2030 social targets, including that 25% of each candidate slate for all external positions will be diverse and that 85% or more of our employees will be highly engaged (based on average employee engagement score of 85% or greater). Additional 2030 social and diversity-related targets included that 15% of our direct capital expenditure supplier spend will be with diverse suppliers, consultants and contractors; and 100% of direct suppliers will be trained in Host's responsible sourcing and human rights policies.

WHAT WE HEARD	HOW WE RESPONDED
CONTINUE TO FOCUS ON AND PROVIDE ADDITIONAL INFORMATION ON INVESTMENTS IN SUSTAINABILITY-RELATED PROJECTS
We have made continued investments in sustainability toward our Scope 1 and 2 emissions reduction target verified by Science Based Targets initiative at the 1.5-degree Celsius level of ambition. Between 2017 and 2022, we have invested in 620 sustainability projects with an expected annual utility savings of approximately $20 million and average cash-on-cash returns of 15-20%. We have issued an aggregate total of $1.85 billion in green bonds and continue to allocate proceeds to eligible green projects, such as sustainability ROI projects and hotels with Leadership in Energy and Environmental Design (LEED®) certification.
We have continued to expand our focus on achieving LEED certifications across a number of our properties and developments. We currently have 15 hotels with LEED certification and an additional 20 LEED projects in our pipeline across 18 properties. Our January 2023 credit facility amendment has a sustainability pricing adjustment that can result in an increase or decrease in the interest rate based on performance against annual targets for the percentage of our consolidated portfolio with green building certifications and the percentage of electricity sourced from renewable energy. We are committed to a sustainability driven investment approach to mitigate environmental impacts and climate risks in our portfolio.

PROVIDE ADDITIONAL DISCLOSURE AROUND THE PHYSICAL RISK OF CLIMATE CHANGE AND ITS IMPACT ON HOST'S PORTFOLIO
In 2023, we completed an asset-level risk assessment using data from a third-party climate risk analytics provider. This assessment considered property locations and climactic perils across six physical risks, which allowed us to identify the most vulnerable properties in our portfolio.

On average, over the last six years, we have invested 7% of capital expenditures into resiliency projects to increase the longevity of our hotels, and as a result of our 2023 assessment, we earmarked $15 million for investment in climate resiliency projects to harden our assets.

More information on the results of this assessment can be found in our Corporate Responsibility Report.

Update Compensation Program Design:

ASSESSMENT OF PERFORMANCE METRICS IN ANNUAL CASH INCENTIVE PROGRAM
As a result of the pandemic, for 2021 and 2022 we used cost per occupied room and capital expenditure cash flow as the financial measures of our annual cash incentive program to align with our strategic initiatives during the pandemic.

As part of its regular process to review and approve the goals and objectives of our executive compensation program, and with the return to normalized operations following the pandemic, our Culture and Compensation Committee decided to replace cost per occupied room with return on invested capital (ROIC), which had been used as a quantitative measure for the annual cash incentive program prior to the pandemic. Starting in 2023, the program transitioned back to use of ROIC while retaining capital expenditure cash flow.

The Board’s Role in Risk Oversight
Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain risk areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the

Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

RISK OVERSIGHT
Board/Committee	Primary Areas Of Risk Oversight

FULL BOARD
✓Responsible for oversight of strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan;
✓Reviews capital allocation plan that considers future growth prospects and business and financial risks;
✓Reviews major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation;
✓Reviews risks associated with investments, acquisitions and divestitures, capital markets and joint ventures; and
✓Responsible for oversight and review of risks associated with senior management succession planning.

AUDIT COMMITTEE
✓Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes;
✓Responsible for risks associated with financial matters, particularly the Company’s financial statements, tax matters, accounting and financial reporting process and system of internal controls and disclosure;
✓Responsible for oversight and review of cybersecurity related risks and other information technology risks;
✓Reviews risks and exposures associated with derivatives and hedging strategy; and
✓Responsible for oversight and review of risks associated with the independence, qualifications and performance of the Company’s outside auditor, the performance of the Company’s internal auditors and the Company’s compliance with legal and regulatory requirements.

CULTURE AND COMPENSATION COMMITTEE
✓Responsible for oversight of exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention and succession planning;
✓Considers risks associated with employment related matters including diversity and inclusion, employee demographics, corporate culture and internal pay equity; and
✓As discussed in more detail in the Compensation Discussion & Analysis, reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE
✓Responsible for oversight of risks and exposures relating to the identification of qualified candidates to become Board members and continuing oversight and evaluation of Board composition;
✓Responsible for oversight of risks and exposures relating to the structure, membership and charters of the Board committees;
✓Responsible for oversight of risks and exposures relating to the compensation for independent directors;
✓Responsible for oversight of the evaluation of the Board; and
✓Responsible for oversight of the Company’s policies, programs and practices on corporate and social responsibility and sustainability, including environmental, human capital and other related matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.
In 2021, the Company conducted a comprehensive update to its Enterprise Risk Management (ERM) assessment with help from a third-party risk consultant. During this assessment, the Company analyzed key risks across many areas including finance, operations, legal and corporate strategy; both near-term as well as longer-terms risks and threats were considered as part of this process. These comprehensive updates are typically done every three years, and we intend to conduct our next comprehensive review in 2024.
The Company’s ERM process is overseen by the Board of Directors and led by the chief financial officer. The Board receives a dedicated ERM briefing annually from the management team led by the chief financial officer and corporate controller; and key finance, operating, strategic, legal and reputational risks as well as the management of these risks are reviewed as part of the business plan update provided to the Board at each of its quarterly meetings. Both the directors and the Company’s management team view the ERM results as a living document, one that is reviewed and analyzed on at least an annual basis to determine new and emerging trends and key risks. The Board and each of its committees also consults with outside advisors or experts when appropriate depending on the nature of the risk involved or as part of its assessment of future threats or trends.
The Company’s reporting processes and Disclosure Controls and Procedures also require management to promptly notify the Board and its committees of, among other things, any instances of significant threatened or actual litigation, significant governmental or regulatory inquiry, and any events that could materially impact the Company’s reputation, including any cybersecurity-related issues that could involve the significant misappropriation of personal or sensitive Company data, or that may have significant operational, financial, legal or reputational impacts.
CYBERSECURITY RISK MANAGEMENT AND PREPAREDNESS

We have developed and implemented a comprehensive program intended to protect the confidentiality of our own business processes and sensitive information, ensure the integrity of critical data and automated processes, and safeguard the availability of our information technology capabilities. The Company’s cyber preparedness is led by our senior vice president of information technology, who has over 20 years of experience in information technology development and management. Our cybersecurity risk management program is guided by our cybersecurity framework that includes the following components:
▶Implementing technologies to proactively monitor vulnerabilities and reduce risk, maintaining security policies and standards, and regularly updating our response planning and protocols;
▶Leveraging several components of the Cybersecurity Framework established by the National Institute of Standards and Technology; a formal exercise to fully map to the Framework was conducted in 2023;
▶Maintaining business continuity, contingency and recovery plans to quickly react to any cybersecurity incidents;
▶A comprehensive cybersecurity awareness program for all employees that involves mandatory training, quarterly refreshers and monthly SPAM testing;
▶Annual assessments of the Company’s cybersecurity program by a third-party security firm as well as semi-annual vulnerability assessments and penetration testing by external service providers;
▶Annual cybersecurity assessments by the Company of our key third-party service providers to assess alignment with Department of Labor recommendations on cybersecurity best practices;
▶Retaining a third-party cybersecurity provider for emergency incident response services in the event of a serious information security breach; and
▶As a backstop to its information security programs, policies and procedures, the Company purchases cybersecurity risk insurance that could help defray the costs of an information security breach.
The Audit Committee is responsible for and is actively involved in the oversight of the Company’s cybersecurity and information technology risk program. To fulfill its duties, the Audit Committee receives semi-annual updates on topics related to information security and cyber risks and readiness from our management team, including our senior vice president of information technology. The Audit Committee includes directors with knowledge, skills and experience in data security, information technology governance and cyber risk. Information security and cybersecurity risks are also presented to the full Board at least annually as part of the Board’s oversight of enterprise risk management.

Culture at Host
Our Board, the Culture and Compensation Committee and other Board committees play a key role in oversight of our culture, including diversity and inclusion, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, hotel properties and business. Our Board and its committees do this in a number of ways, including by:
▶focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition;
▶overseeing management’s identification, measurement, monitoring and control of our material risks, including compliance risk and conduct risk;
▶regularly receiving briefings from senior management on matters relating to compliance and business conduct risk;
▶holding management accountable for the timely escalation of issues for review with the Board and its committees;
▶overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes; and
▶reviewing a “Culture Dashboard” on a quarterly basis which includes the demographics of the Company’s workforce and cultural and engagement initiatives.
Board and Management Approach to Sustainability

Through a well-established framework and cross-functional Corporate Responsibility Advisory Committee with representatives from across the organization, the Company continues to incorporate sustainability into its core strategy—reflecting our belief that sustainability is essential to long-term growth. We have been consistently recognized for our Corporate Responsibility program, and several of our 2023 awards are highlighted at the beginning of this proxy statement. We also are committed to transparency, and report on our sustainability efforts in an annual Corporate Responsibility Report, which is available on our website at www.hosthoteIs.com.

ESG OVERSIGHT
The Board recognizes the importance of our ESG initiatives and the need to provide effective oversight of those initiatives. Oversight of the Company’s policies, programs and strategies related to environmental, corporate and social responsibility matters—including climate, human rights, human capital management, sustainability and other social and public matters—is part of the charter for the Nominating, Governance and Corporate Responsibility Committee.

The Company’s executive vice president, development, design & construction provides updates to the Committee, which typically meets four times per year. On an annual basis, the Corporate Responsibility Core Team presents program updates and progress against ESG targets to our CEO and the Nominating, Governance and Corporate Responsibility Committee. Additionally, our CEO chairs the Company’s Capital Expenditure Committee and Investment Committee, which meet regularly to review and approve significant investments including those identified to support our 2030 environmental targets and responsible investment strategies.

ESG EXECUTIVE STEERING COMMITTEE

The Company’s ESG Executive Steering Committee provides oversight of the Company’s corporate responsibility strategy and engagement with the Board, company leadership and external stakeholders. Encompassing our environmental, social and governance focus areas, the Company’s executive vice president, development, design & construction serves as the executive sponsor, with the Company’s executive vice president, chief human resources officer; executive vice president, general counsel; and senior vice president, investor relations also serving on the ESG Executive Steering Committee.
CORPORATE RESPONSIBILITY CORE TEAM

The Corporate Responsibility Core Team is responsible for the day-to-day management of the Company’s corporate responsibility strategy and program, including driving progress toward our 2050 vision and achievement of our ESG targets, investments, reporting and engagement with stakeholders and our ESG Executive Steering Committee and Advisory Committee. Led by the vice president of corporate communications and social responsibility and vice president of energy and sustainability, and advised by the senior vice president of engineering and sustainability, the Core Team, comprised of six non-executive level members, is directly responsible for achievement of our ESG-related corporate goals that are outlined in the Company’s annual business plan. Annual performance compensation includes evaluation of individual contributions toward progress and achievement of these ESG-related corporate goals.
CORPORATE RESPONSIBILITY ADVISORY COMMITTEE

To support our Board and CEO, the Corporate Responsibility Core Team and ESG Executive Steering Committee formally engage and convene a cross-functional Corporate Responsibility Advisory Committee representing nearly every department at the Company. Several Advisory Committee members also serve on the Company’s Capital Expenditure Committee and Investment Committee.
We have also established distinct responsibilities across the Company’s functional areas to execute on our responsible investment strategies and contribute to the achievement of our ESG-related corporate goals. These cross-functional responsibilities include asset-level sustainability assessments, 10-year capital plans, investment decisions, return on investment validation, project management, utility management and stakeholder engagement.

Diversity, Equity, Inclusion and Belonging

2023 Workforce Composition (as of 12/31/2023)
EEO-1 reporting of the demographic breakdown of the Company's workforce is available in our Corporate Responsibility Report on our website. The Company defines management positions as employees with the title "Manager" and above.

AGE	GENDER	RACE

46% of management positions at Host are held by women.
The Company is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We are dedicated to fostering a culture where we listen, learn and act; treat each other as equals; show support and respect to each other and our partners; and encourage freedom of expression and understanding of differences. We believe that our employees’ unique viewpoints, diverse backgrounds and experiences together lead us to better business outcomes and help drive our collective success.
In 2022, we expanded our Diversity & Inclusion program to encompass diversity, equity, inclusion and belonging (DEIB). As part of our DEIB program, we have developed a holistic, multi-year strategy to help us identify specific steps and actions to drive and deliver on our culture and DEIB aspirations and guide a thoughtful evolution. Internally, we are working to instill a culture of learning and inclusivity within our workplace by continually educating our leaders and employees on DEIB topics; and integrating and embedding DEIB into our people decisions, processes and business plan.
Host continues to participate in the CEO Action for Diversity & Inclusion initiative and our CEO personally pledged to continue advancing diversity and inclusion within our workplace. As part of our commitment to advancing DEIB at Host and our CEO Action for Diversity & Inclusion pledge, we provide training and education to all employees on the fundamentals of DEIB, such as unconscious bias, empathy and inclusivity. We conduct training annually to ensure all new employees have been trained.
FOUR GOALS: CEO PLEDGE FOR ACTION ON DIVERSITY & INCLUSION

Make the workplace a trusting place to have complex, and sometimes difficult, conversations	Implement and expand unconscious bias education	Share best-and even unsuccessful- practices	Have Board oversight for the Company’s action plans
Throughout the year, we organized several educational and celebratory events to honor and recognize our diverse employees and communities. We complemented this with new initiatives aimed at supporting our female workforce and furthering our commitment to supporting and providing opportunities for women, organized by our women’s employee resource group. Additionally, we are continuing our ongoing commitment to social justice by strengthening our strategic community partnerships and industry engagement, including signing on as a Founding Donor of the NAREIT Foundation’s Dividends Through Diversity, Equity & Inclusion (DDEI) Giving Campaign, which supports the advancement of DEI in the real estate investment trust and publicly traded real estate industry.

To further support our DEIB commitment, we continue to embed diversity practices into the various people programs and initiatives, such as looking at our diversity practices across the talent lifecycle starting with our hiring pipeline and recruiting channels, making our performance evaluation process more transparent and equitable with a calibration process, and establishing consistent criteria and broader review for promotion recommendations. Our aim is to further strengthen our culture and build a diverse, equitable, and inclusive organization by integrating these practices into our day-to-day activities and how we conduct our business.
Succession Planning
The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.
Under the oversight of the Board, the Company’s CEO succession planning strategies have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEOs, over a span of almost 20 years, have all come from within the organization. The Company follows the same approach with respect to other senior management positions. Both our chief financial officer, Sourav Ghosh, and corporate controller, Joseph Ottinger, were internal candidates who had each been with the Company for over 10 years and were promoted into their new roles effective September 1, 2020 and January 1, 2021, respectively. In addition, our current head of asset management, Michael Rock, senior vice president, asset management, was also an internal candidate who was promoted to that role effective March 15, 2021 after initially joining the Company in 2013. As part of our annual talent planning process, we identify "rising stars" deeper in the organization and consciously invest in their development to build our talent pipeline.
Political Contributions Policy and Trade Association Memberships
Host engages in policy, not politics. Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare”

organizations organized under Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

The Company has been recognized as a top company for political transparency and accountability, with the designation as a “Trendsetter" by the Center for Political Accountability Zicklin Index of Corporate Political Disclosure and Accountability.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.
The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s Code of Business Conduct and Ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating, Governance and Corporate Responsibility Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2023 and 2019. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.
TRADE ASSOCIATION MEMBERSHIPS

	2023			2022			2021
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying
National Association of Real Estate Investment Trusts	$153,723	23	$34,588	$153,723	25	$38,431	$140,593	25	$35,148
US Travel Association	76,475	20	15,295	76,375	64	48,944	74,600	55	41,030
Real Estate Roundtable	35,000	65	22,750	35,000	65	22,750	35,000	65	22,750
American Hotel & Lodging Association (2)	—	—	—	—	—	—	—	—	—
Federal City Council	—	—	—	—	—	—	—	—	—

	2020			2019
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying
National Association of Real Estate Investment Trusts	$142,511	25	$35,628	$139,928	20	$27,986
US Travel Association	78,065	36	28,103	77,805	36	28,010
Real Estate Roundtable	35,000	65	22,750	35,000	65	22,750
American Hotel & Lodging Association (2)	80	18	14	80,570	18	14,503
Federal City Council	—	—	—	25,000	—	—
(1)Lobbying percentages obtained from the respective trade association.
(2)In addition to these totals, certain hotels owned by the Company also contribute to the American Hotel & Lodging Association.

Meetings and Committees of the Board

Each quarter, our Board holds two-day meetings. Committee meetings typically occur on the first day before the Board meeting. In addition to the quarterly meetings, there are other scheduled Board and committee meetings during the year. The Board met four times in 2023. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2023. Under our Corporate Governance Guidelines, our independent directors meet in executive session without management and did so after each quarterly Board meeting in 2023. Mr. Smith, the Lead Director, presided over the executive sessions of the non-management directors.
HOST’S BOARD OF DIRECTORS 2023 BY THE NUMBERS
meetings held by the Board of Directors
times the independent directors met in executive session
total Board and Committee meetings
of Board members attended the annual meeting held on May 18, 2023

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Culture and Compensation Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website at www.hosthotels.com. Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with The Nasdaq Stock Market rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating, Governance and Corporate Responsibility Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Board and the Nominating, Governance and Corporate Responsibility Committee consider rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

AUDIT
Members & Meetings	Committee Functions
Walter C. Rakowich (Chair) Herman E. Bulls Diana M. Laing Mary Hogan Preusse A. William Stein Number of Meetings in 2023: 7
✓Appoints and oversees the independent auditors;
✓Approves the scope of audits and other services to be performed by the independent and internal auditors;
✓Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;
✓Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;
✓Reviews the work and findings of the internal auditors;
✓Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;
✓Meets with the independent auditors, management representatives and internal auditors;
✓Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;
✓Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and
✓Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and financial expertise requirements of The Nasdaq Stock Market and qualifies as an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY
Members & Meetings	Committee Functions
Gordon H. Smith (Chair) Mary L. Baglivo Herman E. Bulls Diana M. Laing Walter C. Rakowich Number of Meetings in 2023: 4
✓Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;
✓Oversees the annual evaluation of the Board, its committees and, in conjunction with the Culture and Compensation Committee, the annual evaluation of management;
✓Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Culture and Compensation Committee of any modifications;
✓Reviews the composition—in terms of independence, experience, expertise, skills, diversity, time commitments, and special knowledge—and tenure of the Board and recommends the nomination of Board members and addition of new members, as appropriate;
✓Oversees the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, social responsibility, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company; and
✓Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:
■selection and rotation of committee chairs and committee assignments; and
■implementation, compliance and enhancements to the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines.

CULTURE AND COMPENSATION
Members & Meetings	Committee Functions
Mary L. Baglivo (Chair) Mary Hogan Preusse Gordon H. Smith A. William Stein Number of Meetings in 2023: 6
✓Oversees compensation policies, plans and benefits for the Company’s employees;
✓Approves the goals, objectives and total target compensation of the CEO and other executive officers of the Company and approves compensation for department heads and above;
✓Advises our Board on the adoption of policies that govern the Company’s annual compensation and equity-based plans;
✓Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;
✓Reviews and advises the Board on compensation trends and peer group practices;
✓Reviews and discusses with the full Board the Company’s succession plans relating to the CEO and other senior management;
✓Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices and employee engagement surveys;
✓Reviews a “Culture Dashboard” on a quarterly basis, which includes the demographics of the Company’s workforce and cultural initiatives; and
✓Oversees internal pay equity considerations and diversity, equity, inclusion and belonging initiatives.

Process for Selecting Directors
The Nominating, Governance and Corporate Responsibility Committee screens candidates and recommends candidates for nomination by the full Board. The Committee assesses board size as part of the annual nomination process. Part of that assessment takes into account current Board composition, feedback on Board self-evaluations, board size of peer companies, and investor feedback on the Company’s corporate governance structures. The Board currently believes that an appropriate size is eight to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. For the 2024 annual meeting, nine director nominees are nominated, and the Board continues to be engaged in ongoing refreshment efforts. One new director was added in each of 2021 and 2022. The Committee considers director candidates recommended by members of the Committee, other directors, third-party search firms, management and stockholders (as discussed below).
As part of the annual nomination process, the Board assesses the current mix of director skills and identifies the skills and qualifications that the Board may consider as it evaluates director candidates. The Board has previously engaged an independent third-party firm to assist it in evaluating board composition. The Board seeks a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board and Company confront. The Board is committed to gender, racial and ethnic diversity and has actively recruited candidates who enhance the gender, racial and ethnic diversity of the Board.
HOW WE BUILD A BOARD THAT IS RIGHT FOR HOST

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing process of the Nominating, Governance and Corporate Responsibility Committee to identify highly qualified candidates for Board service.

Consider current Board skill sets and needs	Ensure Board is strong in core competencies of strategic oversight, corporate governance, and leadership and has diversity of expertise, perspective and background

Consider qualified candidates	Looking for exceptional candidates who possess integrity, independent judgement, broad business experience, diversity and a skill set to meet existing or future business needs

Check conflicts of interest and references	All candidates are screened for conflicts of interest, and all directors are independent, except the CEO and Chairman

Nominating, Governance and Corporate Responsibility Committee	Considers shortlisted candidates; after deliberations, Committee recommends candidates for election to the Board

Full Board of Directors	Dialogue and decision to appoint or nominate a new director candidate for election

Outcome ▶Added five highly qualified directors since 2017 who bring the following skills and traits to our Board:
▪Public company CEO ▪Financial and accounting expertise ▪Executive leadership ▪IT/Cybersecurity experience	▪Real estate and REIT knowledge ▪ESG experience ▪Financial and capital markets expertise ▪Risk management expertise
▶Six of the last eight Board members added (includes members no longer serving) were either women or bring ethnic diversity to the Board

Stockholder Nominations and Recommendation of Director Candidates
The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Secretary.
In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years as of the date of the notice of nomination, and continues to own the required 3% through the date of the annual meeting, to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.
Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”
Director Orientation and Continuing Education
Each new director receives an orientation that consists of briefings provided by Company officers on our business and strategic plans; significant financial, accounting and risk-management matters; culture, core values and behaviors, including ethics; compliance programs; corporate governance practices; corporate responsibility initiatives; diversity, equity, inclusion and belonging practices; and other key policies and practices. New directors also receive briefings on the responsibilities and duties of the committees on which they will initially serve.
Continuing education opportunities and tours of our hotels are provided to keep directors updated with information about the Company and its hotels, operators, and strategy. Board members are encouraged to visit Company hotels to further enhance their understanding of the Company’s business and strategy, and to see firsthand development return on investment projects, comprehensive hotel renovations and new hotel assets. In addition, all directors are encouraged to attend, at our expense, director continuing education programs sponsored by governance organizations and other institutions.

Proposal	Ratification of Appointment of Independent Registered Public Accountants

2	The Board recommends a vote FOR ratification of KPMG LLP for 2024

▶Independent firm with few ancillary services and reasonable fees.
▶Significant real estate investment trust financial reporting expertise.
▶Deep expertise regarding the Company’s complex operations, accounting policies and practices.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2024.
KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:
▶the length of time the firm has been engaged;
▶the firm’s independence and integrity;
▶the quality of the discussions with the independent accountant and the Audit Committee’s annual assessment of the past performance of both the lead audit partner and KPMG;
▶data relating to audit quality and performance; and
▶the appropriateness of KPMG’s fees.
Considerations leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. Another factor included the expertise of the new lead audit partner, a senior partner with significant experience in the lodging and REIT industry. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence and to provide a fresh perspective. The term of the current lead audit partner began in 2023. The Audit Committee and its Chair were directly involved in the selection of the new lead audit partner. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB).
The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2023 and 2022. The Audit Committee believes these fees are reasonable and competitive.
The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.
Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2024.
Principal Accountant Fees and Services
The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2023 and 2022:

	2023	2022
Audit Fees(1)	$2,241,250	$2,215,000
Audit-Related Fees (2)	83,000	83,000
Audit and Audit-Related Fees	2,324,250	2,298,000
Tax Fees (3)	68,500	—
All Other Fees	—	—
Total Fees	$2,392,750	$2,298,000
(1)Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.
(2)Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan and attestation regarding the Company’s issuance of a green bond.
(3)Tax fees consisted of fees for tax consultation and tax compliance services.
The Audit Committee concluded that the provision of audit-related services and tax services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.
Pre-Approval Policy for Services of Independent Registered Public Accountants
All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2023 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants under this general pre-approval without obtaining specific pre-approval from the Audit Committee. Services performed under this general annual pre-approval are communicated on a timely basis to the Audit Committee. If a type of service to be provided is not within the scope of the general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.
The Audit Committee has designated the Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.
Policy for Hiring Members of the Audit Engagement Team
The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Exceptions to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as the Company’s internal auditors. PricewaterhouseCoopers LLP reports to the Audit Committee and the purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

Report of the Audit Committee
To Our Stockholders:
The following five directors serve on the Audit Committee: Walter C. Rakowich (Chair), Herman E. Bulls, Diana M. Laing, Mary Hogan Preusse and A. William Stein. None of these directors are officers or employees of Host Hotels & Resorts, Inc. (the “Company”), and all meet the independence requirements of The Nasdaq Stock Market LLC and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.hosthotels.com, by clicking on “Our Company” and then “Corporate Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee. The Audit Committee held seven meetings in 2023.
The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, system of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review of the effectiveness of its internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee believes that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of KPMG LLP’s staff, work and quality control; its expertise in the real estate investment trust and hospitality industries; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditor, including enhanced audit quality and competitive fees.
The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. In this context, the Audit Committee has:
▶reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2023, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;
▶discussed with both the Company’s internal and independent registered public accounting firms the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting;
▶discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;
▶received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and
▶discussed with KPMG LLP their independence from the Company and its management, including the compatibility of non-audit services, if any, with maintaining their independence.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2023. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 28, 2024.
The Audit Committee
Walter C. Rakowich, Chair
Herman E. Bulls
Diana M. Laing
Mary Hogan Preusse
A. William Stein

Proposal	Advisory Resolution To Approve Executive Compensation

3	The Board recommends a vote FOR this proposal

▶Independent oversight by Culture and Compensation Committee with the assistance of an independent consultant.
▶Compensation programs emphasize variable pay tied to performance.
▶Compensation programs are working effectively, aligning executive incentives with stockholder results.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.
We urge stockholders to read the “Compensation Discussion and Analysis,” which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation program include the following:
▶As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.
▶Annual cash incentive program is 100% performance based and tied primarily to achievement of predetermined corporate financial measures and, secondarily, to individual performance in support of the Company’s annual business plan.
▶Long-term incentive program that is predominately performance based and tied to the achievement of corporate financial performance based on Adjusted EBITDAre as well as relative stockholder return. The performance-based portion of our long-term incentive program is 100% based on quantitative metrics.
▶The Culture and Compensation Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Committee engages an independent consultant to independently review key aspects of our executive compensation program annually.
The Culture and Compensation Committee and the Board believe that our existing compensation programs and the oversight provided are effective in implementing our compensation philosophy, achieving our compensation goals, and have been effective at incentivizing the achievement of the Company’s strong financial performance.
For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”
EFFECT OF PROPOSAL

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Culture and Compensation Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Culture and Compensation Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

Proposal	Approval of Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan

4	The Board recommends a vote FOR approval of the Company's 2024 Comprehensive Stock and Cash Incentive Plan

▶The 2024 Plan is a new plan that will replace our 2020 Comprehensive Stock and Cash Incentive Plan.
▶22,000,000 shares will be reserved for issuance under the 2024 Plan. This is the first time we are requesting new shares for issuance under an omnibus equity incentive plan since 2009.
▶Approval will allow the Company to continue making equity compensation grants to employees and non-employee directors which we believe align the interests of employees and directors with stockholders.

The Board is submitting for stockholder approval the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan (the “2024 Plan”). The Board and the Culture and Compensation Committee of the Board approved and adopted the 2024 Plan on March 27, 2024, subject to and effective upon approval of the 2024 Plan by the stockholders at the annual meeting. If the 2024 Plan is approved by the stockholders at the annual meeting, we will no longer grant awards under the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan (the “2020 Plan”), except as provided below.
If the stockholders approve the 2024 Plan, the 2024 Plan will become effective on May 15, 2024, the date of the annual meeting.
We believe that providing equity encourages a long-term commitment by employees and directors to the Company and aligns the interests of our employees and directors with the interests of our stockholders. Accordingly, we are recommending approval of the 2024 Plan in order to continue providing equity-based compensation to our employees and directors.

HIGHLIGHTS
Equity Compensation is Integral to Our Compensation Philosophy
✓The use of equity compensation as part of our long-term incentive program aligns the interests of our employees and stockholders, improves employee retention and encourages a focus on long-term success.

✓We believe our equity is an attractive currency and has proven to be an asset when recruiting top talent to our Company.

Our Use of Equity-Based Compensation is Disciplined and Ensures Alignment with Stockholders
✓Equity awards granted under the Company’s current long-term incentive program are either time-based awards vesting ratably over a three-year period or performance-based with a three-year vesting period.
✓The majority of our long-term equity incentive compensation is performance-based.
✓All equity awards granted include service requirements with typical forfeiture provisions in the case of resignation.
✓Equity ownership guidelines for our directors and executive officers ensures alignment through significant personal investment in the success of the Company.

We Have a Proven Track Record in Managing Dilution and Have Not Requested Additional Shares in Many Years
✓The last request for shares under the Company’s prior omnibus equity incentive plan was 2009. While there was an equity incentive plan proposal that went to vote on our 2020 ballot, it extended the term of the prior plan, among other administrative updates, without requesting a new share allotment.
✓Our three-year average burn rate, which is a measure of the dilutive impact of our equity issuances, was just 0.20%.

The 2024 Plan Includes a Number of Other Best Practice Design Elements
✓No discounted options or SARS
✓No repricing without stockholder approval
✓No liberal share recycling
✓Fixed maximum share limit
✓No “evergreen” provision
✓All awards are subject to the Company’s recoupment policies
✓No automatic grants
✓No tax gross-ups
Determination of Share Reserve Under the 2024 Plan
When establishing the initial share reserve of 22,000,000 shares under the 2024 Plan, the Culture and Compensation Committee considered that:
▶Based on historical usage, we would expect to exhaust the available shares under the 2020 Plan by 2025, at which time we would lose an important compensation tool.
▶If our stockholders approve the 2024 Plan, we estimate that the shares reserved for issuance under the 2024 Plan would be sufficient for over five years of awards, depending on projected new employee growth and assuming we continue to grant awards consistent with our historical usage and current practices. However, the share reserve under the 2024 Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.
▶If approved, the issuance of the 22,000,000 shares to be reserved under the 2024 Plan represents approximately 3.1% of the number of shares of our common stock outstanding as of the March 18, 2024 record date for the annual meeting.
▶For the 2021 through 2023 period, equity awards representing an average annual total of approximately 1,457,825 shares were granted under the 2020 Plan. This level of equity awards represents a three-year average burn rate of 0.20% of shares of common stock. Equity burn rate was calculated by dividing the total number of equity awards granted in a given year (at target for performance-based equity awards) by the weighted average number of our shares of common stock outstanding for the period.
▶For 2023, our end of year overhang rate was 0.97%, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year (at target for performance-based equity awards) plus the number of shares remaining available for issuance under our 2020 Plan by (ii) the number of shares outstanding at the end of the fiscal year on a fully diluted basis.
In consideration of these factors, and our belief that the ability to continue granting equity compensation is vital to our attracting and retaining employees and directors, we believe that the size of the share reserve under the 2024 Plan is reasonable, appropriate and in our best interests at this time.

Benefits of the 2024 Plan
We believe that equity is a key element of our compensation package and that equity awards encourage a long-term commitment to the Company and align employee and director interests directly with those of our stockholders. The use of equity-based long-term incentives assists us in attracting and retaining, highly qualified employees and directors.
The 2024 Plan provides the Culture and Compensation Committee with the flexibility to effectively use the shares under the 2024 Plan to provide incentives to our employees and directors. The 2024 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:
▶No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation awards ("SARs") may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
▶No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or SAR, or cancel an option or SAR in exchange for cash, a new award or an option or SAR with an exercise price that is less than the exercise price of the original option or SAR, in each case, unless such action is approved by the stockholders.
▶No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2024 Plan.
▶No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Culture and Compensation Committee and, without the approval of the stockholders, the Committee may not permit the transfer of Awards (as defined below) to a third-party financial institution.
▶No Evergreen Provision. The 2024 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
▶No Automatic Grants. The 2024 Plan does not provide for automatic grants to any individual.
▶No Tax Gross-Ups. The 2024 Plan does not provide for any tax gross-ups.
Summary of the Material Terms of the 2024 Plan
The principal features of the 2024 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2024 Plan itself, which is included as Appendix A.
Types of Awards
The 2024 Plan provides for the grant of incentive stock options (“ISOs”), as defined in Code Section 422, non-statutory stock options, restricted stock, restricted stock units, SARs, dividend equivalent rights, profits interests in Host Hotels & Resorts, L.P., our operating partnership (the “Partnership”), performance awards, stock payments and other incentive awards (collectively, such awards granted from the 2024 Plan are referred to as “Awards”) to our employees and directors. The Awards are described in more detail below.
Shares Subject to the 2024 Plan
Under the 2024 Plan, the aggregate number of shares of common stock that may be issued is 22,000,000, less one share for each share subject to any equity award granted under the 2020 Plan after March 1, 2024.
The shares subject to the 2024 Plan and shares and option prices subject to Awards outstanding under the 2024 Plan, will be adjusted as the administrator of the 2024 Plan deems appropriate to reflect stock dividends, stock splits, combinations or exchanges of shares, or merger, consolidation, spin-off, recapitalization or other similar transactions.
Shares subject to Awards under the 2024 Plan and shares subject to awards outstanding under the 2020 Plan that expire, are forfeited or are settled in cash, or otherwise terminated without having been exercised may be subject to new Awards under the 2024 Plan. Shares which are used to pay the exercise price for an Award and shares withheld to pay taxes will count against the number of shares available under the 2024 Plan and will not be added back to the number of shares available for grant under the 2024 Plan. Shares issued under the 2024 Plan may be previously authorized but unissued shares, or reacquired shares bought on the open market or otherwise. Each share subject to a SAR shall be counted as one share issued under the 2024 Plan for purposes of counting the number of shares available for grant under the 2024 Plan.

The following table sets forth the number of shares available for issuance pursuant to outstanding awards under the 2020 Plan as of March 1, 2024. We do not intend to grant awards under the 2020 Plan after March 1, 2024, except that we plan to grant our annual director stock awards equal to $180,000 per non-employee director from our 2020 Plan on the date of our annual meeting. If, however, we do grant awards under the 2020 Plan after March 1, 2024 and prior to the date the 2024 Plan is approved by the stockholders at our annual meeting, the number of shares reserved for issuance under the 2024 Plan will be reduced by the number of shares subject to any such awards, as explained above. This includes a reduction for the number of shares covered by our annual director stock awards.

Shares subject to outstanding stock options (1)	125,354
Shares subject to outstanding time-based stock awards (2)	1,027,233
Shares subject to outstanding performance-based stock awards (3)	3,519,366
Shares available for future awards	1,407,824
(1)As of March 1, 2024, options outstanding under the 2020 Plan had a weighted average per share exercise price of $18.56 and a weighted average remaining term of 1.73 years.
(2)Represents shares subject to time-based restricted stock units. As of March 1, 2024, the weighted average remaining vesting term was 2.37 years.
(3)Represents shares subject to performance-based restricted stock units at target. As of March 1, 2024, the weighted average remaining vesting term was 2.02 years.

Award Limit
The sum of any cash compensation, other compensation and the grant date fair value as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to any non-employee director for services as a director pursuant to the 2024 Plan during any fiscal year may not exceed $750,000. The Board or an authorized committee may, however, make exceptions to such limits on director compensation in extraordinary circumstances, subject to the limitations in the 2024 Plan.
Administration
Generally, the Culture and Compensation Committee will administer the 2024 Plan. The Committee will consist of at least two members of the Board who are “non-employee” directors for purposes of Section 16-b of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “independent directors” under the rules of The Nasdaq Stock Market. The Compensation Committee has the authority to:
▶determine the type or types of Awards to be granted;
▶determine the number of Awards to be granted and the number of shares to which the Award relates;
▶determine the terms and conditions of any Award, including the exercise price and vesting;
▶determine the terms of settlement of any Award;
▶prescribe the form of Award agreement;
▶establish, adopt or revise rules for administration of the 2024 Plan;
▶interpret the terms of the 2024 Plan and any Award, and any matters arising under the 2024 Plan; and
▶make all other decisions and determinations as may be necessary or advisable to administer the 2024 Plan.
The Culture and Compensation Committee may delegate its authority to grant or amend Awards with respect to participants other than senior executive officers or the officers to whom the authority to grant or amend Awards has been delegated. In addition, the full Board, acting by majority, will conduct the general administration of the 2024 Plan with respect to Awards granted to directors.
The Culture and Compensation Committee may also amend the 2024 Plan. Amendments to the 2024 Plan, however, which (i) increase the number of shares available for issuance under the 2024 Plan, (ii) reprice an outstanding option or SAR, (iii) cancel any option or SAR in exchange for cash, another Award or an option or SAR with a price per share that is less than the price per share of the original option or SAR or (iv) otherwise materially change eligibility requirements for participation in the 2024 Plan will require approval of the stockholders of the Company.

The Board may exercise the rights and duties of the Culture and Compensation Committee, except with respect to matters which are required to be determined in the sole discretion of the Committee under Rule 16b-3 of the Exchange Act.
Eligibility
Awards under the 2024 Plan may be granted to individuals who are our employees, employees of the Partnership, or employees of our subsidiaries and our directors. However, options which are intended to qualify as ISOs may only be granted to employees of the Company and not to employees of the Partnership. As of March 1, 2024, there were 164 employees and 7 directors eligible for grants under the 2024 Plan.
Awards
The following briefly describes the principal features of the various Awards that may be granted under the 2024 Plan.
Options. Options provide for the right to purchase common stock at a specified price, and usually will become exercisable in the discretion of the Culture and Compensation Committee in one or more installments after the grant date, but generally not earlier than one year from the grant date. The option exercise price may be paid in cash, by check, with shares of common stock which have been held by the option holder for such period of time as may be required by the Committee to avoid adverse accounting consequences, using other property with value equal to the exercise price, through a broker assisted cash-less exercise, or using such other methods as the Committee may approve from time to time. The Committee may provide in the applicable award agreement that the Committee may substitute SARs for options granted under the 2024 Plan.
Options may be granted for any term specified by the Committee, but such term shall not exceed ten years. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant. For purposes of the 2024 Plan, "fair market value" is defined as the closing price for our common stock on The Nasdaq Stock Market on the grant date (or if no sale occurred on such date, then on the first immediately preceding date during which a sale occurred), as reported in the Wall Street Journal (or another similar reliable source). Additionally, the Committee may not, without stockholder approval, reprice any options, including the cancellation of options in exchange for cash, another Award or an option with a lower exercise price than the original option.
Options may take two forms: Nonstatutory options (“NSOs”) and ISOs.
ISOs will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code in order to qualify as ISOs. Among such restrictions, ISOs must:
▶have an exercise price not less than the fair market value of common stock on the date of grant, or if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all of our classes of stock (“10% Stockholders”), then such exercise price may not be less than 110% of the fair market value of common stock on the date of grant;
▶be granted only to employees of the Company and employees of our subsidiary corporations (ISOs cannot be granted to employees of the Partnership);
▶expire within a specified time following the option holder’s termination of employment;
▶be exercised within ten years after the date of grant, or, with respect to 10% Stockholders, no more than five years after the date of grant; and
▶not be first exercisable for more than $100,000 worth of value, determined based on the exercise price.
If an Award purported to be an ISO fails to meet the requirements of Code Section 422, then the Award will instead be considered to be a NSO. No ISO may be granted under the 2024 Plan after March 27, 2034.
Restricted Stock. A restricted stock award is the grant of shares of common stock at a price (including consideration if other than money) determined by the Culture and Compensation Committee (which price may be zero), is nontransferable and unless otherwise determined by the Committee at the time of award, may be forfeited upon termination of employment or service during a restricted period. The Committee also determines in the Award agreement whether the participant will be entitled to vote the shares of restricted stock and or receive dividends on such shares. Dividends paid on outstanding shares of restricted stock will not be paid to the holder of such restricted stock unless and until the shares of restricted stock to which such dividends relate vest.
Stock Appreciation Rights. SARs provide for the payment to the holder based upon increases in the price of common stock over a set base price. Payment for SARs may be made in cash, common stock or any combination of the two. Similar to options, SARs may not be granted with a base price less than the fair market value of our common stock on the date of grant. Additionally, the Culture and Compensation Committee may not, without stockholder approval, reprice any SARs, including by the cancellation of SARs in exchange for cash, another Award, or SARs with a lower exercise price than the original SARs. SARs may be granted for any term specified by the Committee, but such term shall not exceed ten years.
Restricted Stock Units. Restricted stock units represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the award agreement we shall deliver to the holder of the restricted stock unit unrestricted shares of common stock (which will be freely transferable) or an amount in cash or other consideration determined by the Culture and Compensation Committee to be of equal value as of such date. The Committee will specify the purchase price, if any, to be paid by the grantee for the common stock.
Dividend Equivalents. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares covered by an Award (other than a dividend equivalent award) held by the participant. Dividend equivalents will not be granted on options or SARs. In addition, no dividend equivalent will be paid unless and until the Award on which the dividend equivalent is granted vests.
Performance Awards. Performance awards are payable in cash or shares of common stock (or a combination of both) and are linked to satisfaction of performance criteria established by the Culture and Compensation Committee. Performance criteria on which the Award will be based may include, but are not limited to, any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, or total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units. No performance award may pay cash in excess of $10,000,000 to any one person for any fiscal year.
Stock Payments. Stock payments are payments of bonuses or other compensation to participants and may be made under the 2024 Plan in the form of common stock or an option or other right to purchase common stock. The number of shares will be determined by the Culture and Compensation Committee, and may be based upon the satisfaction of performance criteria.
Profits Interest Units. Profit interest units are interests in the Partnership which entitle the participant to any profits earned by the Partnership after the date of grant, and which may be converted into our common stock under the terms of the partnership agreement.
Other Incentive Awards. Other incentive awards may be denominated in cash, common stock, common stock equivalent units, common stock appreciation units, securities or debentures convertible into common stock, or in a combination of the foregoing, and may be paid in cash or in common stock, all as determined by the Culture and Compensation Committee.
Adjustments Upon Certain Events
The number and kind of securities subject to an Award, terms and conditions (including performance targets or criteria) and the exercise price or base price of outstanding Awards will be proportionately adjusted as the Culture and Compensation Committee deems appropriate, in its discretion, to reflect any stock dividends, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or other similar changes affecting the shares other than an equity restructuring.

In the event of any transaction or event described above or any unusual or nonrecurring transactions or events affecting the Company or the Partnership, the financial statements of the Company or the Partnership, or any changes in applicable law, the Culture and Compensation Committee has discretion to take any one or more of the following actions in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be available under the 2024 Plan, to facilitate such transactions or events or to give effect to such changes in law: (i) provide for the termination of an Award for cash or replacement of an Award with other rights or property; (ii) provide that any successor or surviving corporation assume Awards or provide for the substitution of similar awards; (iii) make adjustments in the number and type of shares subject to Awards and/or to the terms and conditions of Awards; (iv) provide that any Award shall vest and, to the extent applicable, be exercisable as to all shares; and (v) provide that the Award cannot vest, be exercised or become payable after such event.
In the event of any other change in the capitalization of the Company, including an equity restructuring, the Culture and Compensation Committee will make proportionate and equitable adjustments in the number and class of shares and the per share grant or exercise price for outstanding Awards as the Committee deems appropriate in its discretion to prevent dilution or enlargement of rights. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares or share price of common stock, including an equity restructuring, the Company may in its sole discretion refuse to permit the exercise of any Award for a period of 30 days prior to the consummation of any such transaction.
Awards Not Transferable
Generally, the Awards may not be pledged, assigned or otherwise transferred other than by will or by laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Culture and Compensation Committee. The Committee may allow Awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions or trusts for the benefit of family members. Additionally, without approval of the Company’s stockholders, no action of the Committee may permit the transfer of Awards to a third-party financial institution.
Miscellaneous
As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any Award, the Company requires participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations, subject to the discretion of the Culture and Compensation Committee to disapprove of such use.
The 2024 Plan will expire on, and no further Awards may be granted after March 27, 2034.
Certain U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of the 2024 Plan under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2024 Plan, and is intended for general information only. In addition, the tax consequences described below may be subject to the limitations of Code Section 162(m), as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.
Non-qualified Stock Options. For federal income tax purposes, the recipient of NSOs granted under the 2024 Plan will not have taxable income upon the grant of the option, nor will the Company be entitled to any tax deduction at that time. Generally, upon exercise of NSOs the optionee will realize ordinary income, and the Company will be entitled to a tax deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock received at the date of exercise.
Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of tax preference” for the optionee. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized from such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price. The Company (or other employer corporation) generally will be entitled to a tax deduction only to the extent the optionee has ordinary income upon sale or other disposition of the shares.
Restricted Stock. Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Code Section 83, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock received and the amount the participant paid, if any, for such common stock.
Stock Appreciation Rights. No taxable income generally is recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. The Company generally will be entitled to a tax deduction for the same amount which the recipient recognizes as ordinary income.
Restricted Stock Units. A participant generally will not recognize taxable income upon grant of a restricted stock unit. However, when the shares are delivered to the participant, then the value of such shares at that time will be taxable to the participant as ordinary income. The Company generally will be entitled to a tax deduction for the same amount which the recipient recognizes as ordinary income.
Dividend Equivalents. A participant will recognize taxable ordinary income on dividend equivalents as they are paid, and the Company generally will be entitled a tax deduction for the same amount.
Performance Awards. A participant will recognize taxable ordinary income equal to the fair market value of the shares or the cash paid on performance awards when such Awards are delivered or paid and generally the Company will be entitled to a tax deduction for the same amount.
Stock Payments. A participant will recognize taxable ordinary income equal to the fair market value of the stock delivered as payment of bonuses or other compensation under the 2024 Plan and generally the Company will be entitled to a tax deduction for the same amount.
Profits Interest Units. Generally, a participant will not recognize any taxable income on the grant of a profits interest unit as long as the profits interest units only grant the participant the right to profits of the Partnership generated after the date of grant and they do not provide an interest in Partnership capital. The holder of the profits interest unit will be treated as a partner in the Partnership and will be allocated income and losses each fiscal year.
Code Section 409A. Certain Awards under the 2024 Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Code Section 409A. If the terms of such Awards do not meet the requirements of Code Section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest for such participant.
Code Section 162(m). In general, under Code Section 162(m), income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain current or former executive officers exceeds $1 million in any one taxable year. We believe that the deductibility of executive compensation is only one of several important considerations in setting compensation, and the Culture and Compensation Committee reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of the Company or our stockholders.
Tax Treatment of Awards Outside the United States
The grant and exercise of options and awards under the 2024 Plan to recipients outside the United States may be taxed on a basis different than that discussed above. To the extent necessary to avoid adverse tax consequences to employees located outside of the United States or to comply with local law, the Culture and Compensation Committee may pay Awards in cash or may adopt rules applicable to employees in such foreign jurisdictions to the extent not inconsistent with the 2024 Plan.

2024 Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2024 Plan are subject to the discretion of the Culture and Compensation Committee and are not currently determinable. Our non-employee directors are eligible to receive an annual director stock award on the date of the applicable annual meeting. For 2024, the value of this award is $180,000. We plan to grant our 2024 director stock awards from our 2020 Plan on the date of our annual meeting. Accordingly, there are no currently determinable benefits or amounts to be received by, or allocated to, any individuals under the 2024 Plan.
Interest of Certain Persons in the 2024 Plan
Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2024 Plan because they may in the future receive awards under the 2024 Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the 2024 Plan.
The Board of Directors unanimously recommends a vote FOR approval of the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation program and practices, and the decisions that the Culture and Compensation Committee of the Board of Directors has made under the program. The CD&A focuses on our named executive officers for 2023, who were:

James F. Risoleo Sourav Ghosh Nathan S. Tyrrell Julie P. Aslaksen Michael E. Lentz
President and Chief Executive Officer
Executive Vice President, Chief Financial Officer
Executive Vice President, Chief Investment Officer
Executive Vice President, General Counsel & Secretary
Executive Vice President, Development, Design & Construction

CD&A Table of Contents
2023 Company Performance Highlights
Over the course of 2023, we delivered strong operational improvements, driven largely by rate increases and continued occupancy improvements at our convention and downtown hotels. We continued to successfully allocate capital through multiple means, including reinvestment in our portfolio, share repurchases, and dividend increases. We also completed significant multi-year initiatives driven by our three strategic objectives established in 2021, which included redefining the hotel operating model in conjunction with our managers, positioning our hotels to gain market share through comprehensive renovations, and strategically allocating capital to development projects. As part of our strategic objectives, we completed the Marriott Transformational Capital Program, which included 16 assets, as well as eight additional comprehensive renovations. In addition, we reached an agreement with Hyatt to complete transformational reinvestment capital projects at six properties in our portfolio. Lastly, we maintained an investment grade balance sheet and continued to position the Company to take advantage of potential opportunities in the future.

Select performance highlights for 2023 include:
▶Strong Operational Improvements: We delivered strong operational improvements across our portfolio, driven by increases in both occupancy and rates, leading to a comparable hotel RevPAR increase of 8.1% year-over-year.
▶Reinvestment in Portfolio and Disposition: In 2023, we invested $646 million in capital expenditures at our properties and announced the Hyatt Transformational Capital Program, a three-to-four year comprehensive renovation program at six of our Hyatt properties that will target returns through enhanced owner's priority and RevPAR Index share gains. We also disposed of one hotel totaling $110 million, which reduced our future capital expenditure requirements.
▶Redefined the Operating Model: At the start of the pandemic, we identified significant potential long-term cost reductions based on 2019 business activity levels. In conjunction with our hotel operators, we achieved the majority of these reductions. The long-term cost reductions included driving efficiencies through the cross-utilization of management functions, reducing the fixed component of above-property charges, adapting brand standards for greater relevancy, and adopting productivity-enhancing technologies.
▶Comprehensive Renovations to Gain Market Share: We are targeting market share gains based on 2019 performance at 24 renovated assets, which includes 16 Marriott Transformational Capital Program renovations plus eight additional comprehensive renovations. In 2023, we completed the last of these 24 comprehensive renovations. Thus far, the measurable results for the renovations where we have comparable pre-pandemic results far exceed our targeted market share gains.
▶Allocated Capital to Development ROI Projects: We are targeting returns on investment at four development ROI projects, which were completed between 2021 to 2023. The projects include AC Hotel Scottsdale North, Andaz Maui at Wailea Resort, Orlando World Center Marriott, and The Ritz-Carlton, Naples.
▶Returned Capital to Stockholders: We returned over $700 million of capital to stockholders by increasing our dividend each quarter, bringing the total dividends declared for the year to $0.90 per share, and repurchasing $181 million of common stock at an average price of $15.93 per share.
▶Corporate Responsibility Leadership: In 2023, we continued our investments in ESG initiatives, maintaining our position as a global industry leader. We introduced our next generation 2030 environmental and social targets that will serve as an interim step to achieving Host's aspirational vision of becoming a net positive company. We were named to the DJSI World Index—which recognizes global sustainability leaders across all industries—for the fifth consecutive year, and we were included in the DJSI North America for the seventh consecutive year. We were also named a climate change leader by CDP for the 11th time. Additionally, we were once again included among the world’s most sustainable companies in S&P Global’s Sustainability Yearbook, named one of America’s Most Responsible Companies, and named one of the World's Most Trustworthy Companies by Newsweek. In 2023 and thus far in 2024, we achieved seven LEED® certifications, resulting in a total of 15 properties with LEED certification, including three LEED Gold hotels plus our corporate headquarters in Bethesda, Maryland. Additionally, we expanded our social initiatives with continued investments in our Diversity, Equity, Inclusion and Belonging (DEIB) program, including new initiatives that support the Company's female workforce and further our commitment to providing opportunities for women.
▶Stockholder Engagement: In 2023, our investor relations team engaged with 194 institutional investment management firms, representing 68% of the shares held by the Company's top 100 active stockholders. In addition, over the course of the year, we continued to pursue our ESG-focused stockholder outreach. Our cross-functional senior leadership team, which includes members of our Legal, Human Resources, Corporate Responsibility, Development, Design & Construction, and Investor Relations functions, supported this engagement effort through which we reached out to investors representing approximately 75% of our outstanding shares. As part of this ESG-focused outreach, we engaged with 15 investors representing approximately 48% of our stockholder base, as well as one proxy advisor. Through this productive engagement process, we gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, Corporate Responsibility initiatives and practices, and approach to executive compensation. For a more detailed summary of this discussion, please see the "Corporate Governance and Board Matters—Stockholder Outreach and Engagement" section in this proxy statement.

For more complete information about our 2023 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. For more information on our Corporate Responsibility program, please refer to our 2023 Corporate Responsibility Report which is available on our website at www.hosthotels.com.
Our Compensation Program
The Culture and Compensation Committee oversees all of our compensation policies and practices. The Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. The Committee annually approves the design and structure of our executive compensation program, which provides for flexibility in light of changing times and stockholder feedback. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

Foster a strong relationship between stockholder interests and executive compensation	Provide annual and long-term incentives that emphasize performance-based compensation	Provide overall levels of compensation that attract, retain and motivate talented executives

ELEMENTS OF PROGRAM AND SUMMARY OF 2023 CHANGES

Our compensation program has three key elements:
▶Base Salary which is the only component of compensation that is fixed;
▶Annual Cash Incentive that is fully performance based; and
▶Long-Term Incentive which is equity compensation denominated in performance-based and time-based restricted stock units.
The mix of target total direct compensation for 2023 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation. Our compensation strategy, with significant pay at risk, supports the drivers of the Company's performance. Performance-based pay for 2023 accounted for 61% of target total direct compensation for our CEO and averaged 56% for our other named executive officers.
As the Committee evaluated the Company’s executive compensation program design for 2023, it remained focused on promoting long-term value creation and incentivizing performance with the goal of achieving continued year-over-year improvements in operations. The Committee believes that our long-term incentive program effectively serves this purpose by emphasizing long-term value creation and aligning the executive team’s compensation with Company performance and stockholder outcomes over the long-term. The performance-based component of the program was redesigned in 2021 in response to stockholder feedback to (i) shift to full three-year vesting periods and (ii) replace the previous corporate strategic objectives with Adjusted EBITDAre performance, while retaining total stockholder return versus the NAREIT Lodging &

Resorts Index as the second performance metric so that the program is now 100% based on quantitative metrics. Accordingly, no changes were made to our long-term incentive program for 2023.
The only change to the executive compensation program for 2023 was a change to one of the quantitative operational metrics used for the annual cash incentive program. The Committee replaced cost per occupied room with return on invested capital (ROIC). Cost per occupied room was first used in 2021 during the time that the Company’s operations were disrupted by the pandemic and was intended to refocus senior management on controlling expenses during the steep decline in revenues brought about by the pandemic. With the return of more normalized operations, the Company restored the use of ROIC, which had been used as a quantitative measure for the annual cash incentive program prior to the pandemic. ROIC is a comprehensive return metric spanning both the income statement and balance sheet that provides an emphasis on investing capital effectively. In the cyclical real estate and hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth. However, the Company retained the use of capital expenditure (capex) cash flow as the second financial metric in the annual cash incentive program. Capital expenditures are necessary to preserve the quality and competitiveness of our hotels and capex cash flow is an operating metric that measures spending against budgeted amounts. The Committee retained this measure because of the continued focus on hotel development projects in 2023 through the Marriott Transformational Capital Program, the recently announced Hyatt Transformational Capital Program and other comprehensive renovations within the Company's hotel portfolio. In all other respects, the executive compensation program for 2023 was the same as the 2022 program.
The following table summarizes the key elements of target direct compensation for our 2023 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and focus individual performance using measures that correlate to stockholder value. As illustrated in the table, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

WHAT WE PAY AND WHY:
SUMMARY OF 2023 EXECUTIVE COMPENSATION PROGRAM DESIGN

	CASH COMPENSATION		EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long- Term Incentive Awards
Key Characteristics	✓Fixed compensation component payable in cash. ✓Reviewed annually and adjusted when appropriate.	✓At-risk compensation component payable annually in cash. ✓Amount payable is based on actual performance against annually established goals.
✓60% of the value of equity awards is performance-based.
✓Half of the performance-based award is eligible to vest at the end of three years based on Adjusted EBITDAre performance.
✓The remaining half of the performance-based award is eligible to vest at the end of three years based on relative TSR performance.
✓40% of the value of equity awards is time-based. ✓Equity award that vests in annual installments over three years.
Why We Pay This Element and How it Incentivizes Execution of Our Strategy	✓Provide a base level of competitive cash compensation for executive talent. ✓Only component of compensation that is fixed.
✓Motivate and reward executives for performance based on the Company’s achievement of key financial measures and individual performance, determined by each executive’s contribution to achieving the Company’s annual business plan.

✓ Motivate and reward executives for performance on key measures.
✓Align the interests of executives with long-term stockholder value.
✓Measures collective success at achieving pre-determined goals that drive stockholder value.
✓Align the interests of executives with long-term stockholder value. ✓Retain executive talent.
How We Determine Amount	✓Experience, job scope, market data, and individual performance. ✓Salaries of the named executive officers and department heads are approved by the Culture and Compensation Committee.	✓Formulaic determination with a limit on the maximum amount payable.	✓Target awards are based on job scope, market data, and individual performance. ✓Amount of the awards that ultimately vest is capped.	✓Target awards are based on job scope, market data, and individual performance.

BEST PRACTICES

Our compensation program for 2023 continues to incorporate our best practices. We believe our executive compensation practices drive performance and serve our stockholders’ long-term interests. We avoid certain practices that do not serve these goals or further our stockholders’ interests.

WHAT WE DO	WHAT WE DON’T DO
✓Culture and Compensation Committee comprised solely of independent directors;
✓Stock ownership and retention requirements for senior management and directors;
✓Regular reviews of our compensation and relative TSR peer group;
✓Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;
✓An annual review of the performance of the chief executive officer;
✓Market-aligned severance policy for executives with a double trigger for any change-in-control payments under the plan;
✓Policies authorizing recoupment of compensation that results from a misstatement of financial results;
✓Limited perquisites;
✓The majority of total compensation is tied to performance;
✓Cap on amounts earned under our performance-based compensation awards;
✓An independent compensation consultant retained exclusively by the Committee, which has no ties to the Company; and
✓Annual advisory vote on executive compensation.

XNo employment contracts with executive officers;
X No individual change-in-control agreements;
X No tax gross-up on change in control payments or severance payments;
X No pledging, hedging, derivatives trading or short sales of Company securities by directors, officers or employees;
X No pension plans or supplemental executive retirement plans;
X No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;
X No counting of unvested performance restricted stock units toward our stock ownership guidelines;
X No grants of stock options since 2016; and
X No option repricing without stockholder approval.

RESULTS OF 2023 ADVISORY VOTE & STOCKHOLDER ENGAGEMENT

Each year, the Culture and Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.
In 2023, stockholders continued their significant support for our executive compensation program with approximately 95% of the votes cast for approval of the “say-on-pay” proposal at the 2023 Annual Meeting of Stockholders. The Committee believes that last year’s voting results conveyed our stockholders’ strong support for the design changes made to our compensation programs in recent years and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

Strong support for our executive compensation program at our 2023 Annual Stockholders' Meeting
In addition to the outcome of the stockholder advisory vote, the Committee also considers the results of our stockholder engagement in considering the design of the Company’s compensation program. A discussion of how the Company conducts stockholder outreach and a summary of the results of this program for 2023 is summarized in “Corporate Governance and Board Matters—Stockholder Outreach and Engagement” in this proxy statement. As a result of feedback received from this engagement, we continued to demonstrate progress against strategic objectives, enhanced our ESG disclosure, added social related targets and introduced the Company’s 2050 Corporate Responsibility vision to become a net positive company.
PROCESS FOR SETTING TARGET COMPENSATION FOR 2023

The Culture and Compensation Committee annually reviews and approves total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the target level of performance, an award of performance-based restricted stock units valued based on the target level of performance and an award of time-based restricted stock units that vest over three years. When approving total target compensation for senior executives, the Committee reviews tally sheets that detail the various elements of compensation for each executive officer. These tally sheets are used to evaluate the appropriateness of the total compensation package, to compare each executive officer’s total compensation opportunity and to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance.
In addition to the tally sheets, data from three additional sources provided by Pay Governance, its independent consultant, were used by the Committee to provide context for use in setting target compensation: (1) pay data reported in 2022 proxy filings for peer companies, (2) 2022 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2022 McLagan survey data focused on companies of similar size in terms of total capitalization. For more information on these data sources, the specific peer companies used and the Committee’s benchmarking process, see “Role of the Culture and Compensation Committee, Market Data and Peer Group” in this CD&A.
The Committee used these data sources as a reference point to inform its establishment of compensation levels but did not target a specific compensation level relative to the data sources for any named executive officers. The Committee determined the size of each individual’s target compensation for 2023 based on each named executive officer’s responsibilities and expected contributions.
Target compensation for each component of the 2023 compensation program is set forth below for each named executive officer in the “2023 Compensation” section that follows.
2023 Compensation
The Committee considered the following overarching principles in arriving at its 2023 compensation decisions:
▶Listen to and Align with Stockholders: Carefully consider the feedback provided by stockholders during management’s extensive ESG-focused stockholder engagement initiative and make compensation decisions that are responsive to their views and appropriately aligned with their interests. In 2021, as a result of this feedback, the Company redesigned the performance-based portion of the Company’s long-term incentive program to be based 100% on quantitative goals and shifted to full three-year cliff vesting of these awards beginning in 2022. Our 2023 performance-based long-term incentive program continued to follow this design.
▶Establish Appropriate Performance Measures: Take a holistic approach to goal setting and its implications for compensation. Review all metrics used in the program and make changes where appropriate to focus on value creation following the pandemic, while still retaining and strengthening the program’s use of objective, quantitative metrics to evaluate performance.
▶Recognize Strong Performance and Leadership: Reward strong leadership, creative thinking, agility and successful execution of the Company’s business plan, including: delivering strong operational improvements; allocating capital through multiple means including reinvestments in our hotels, dividends and share repurchases; and completing the Company’s three key strategic objectives outlined earlier.
▶Consider the Efforts of All Employees: Ensure that the Committee’s executive compensation decisions are consistent with compensation decisions for employees at all levels within the Company.
▶Evaluate Executive Performance on an Individual Basis: Ensure that executives are evaluated on an individual basis, rather than taking a one-size-fits-all approach, and that the evaluations take into account each executive’s contributions to and performance against the Company’s specific business objectives.
▶Motivate and Retain Key Employees and Executives: Ensure that compensation opportunities continue to retain and motivate the Company’s key employees and executives over the near-term and long-term.

▶Understand the Broader Compensation Landscape: Work closely with the Committee’s independent compensation consultant to evaluate and understand how companies within and outside our peer group are approaching compensation decisions.
Set forth below is a detailed discussion of each element of our 2023 compensation program for our named executive officers, the decisions the Compensation Committee made in establishing executive compensation and the compensation received by our named executive officers as a result of Company performance.
SALARY

Base salary is set at an annual rate considering factors such as experience, job scope, market data, and individual performance. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 9% and 24% in 2023. There were no salary increases in 2023 for the named executive officers except that the Culture and Compensation Committee approved a 2% salary increase for Ms. Aslaksen to align her salary with market levels based on the Committee's review of general industry survey data provided by Pay Governance for non-real estate specific companies, size adjusted based on revenues.

Name	Salary 2023	Salary 2022	Increase %
Mr. Risoleo	$1,050,000	$1,050,000	—
Mr. Ghosh	600,000	600,000	—
Mr. Tyrrell	600,000	600,000	—
Ms. Aslaksen	510,000	500,000	2
Mr. Lentz	500,000	500,000	—
ANNUAL CASH INCENTIVE

All employees participate in the annual cash incentive program. 2023 awards for the named executive officers are based on (1) the Company’s performance against two annual financial metrics, capital expenditure (capex) cash flow and return on invested capital (ROIC), and (2) individual performance based on contributions to achieving the Company’s annual business plan. These metrics for our annual incentive plan were approved by the Culture and Compensation Committee in February 2023. The annual cash incentive was weighted as follows for the named executive officers:
Capex cash flow is an operational metric measuring capital expenditures. To maintain the quality and competitiveness of the Company’s hotels, increase revenue and reduce operating costs, the Company must make strategic reinvestment in our assets through capital expenditures. The effectiveness of these investments can be measured in future RevPAR index improvements (a measure of market share) and increased earnings. Target capital expenditures for 2023 were calculated based on the Board-approved capital plan, which excludes extraordinary events and is adjusted for hotel acquisitions and dispositions. This metric measures the Company’s achievement on completing the 2023 capital expenditure plan based on the actual cost versus the budget (i.e., the lower the spending on a capital project relative to the budget, the greater the level of achievement). The Board receives quarterly updates and monitors progress on the capital expenditure plan.

The second metric used was ROIC, which is a return metric that provides an emphasis on investing capital effectively and is calculated by dividing hotel level EBITDA by total invested capital for our comparable hotel properties. As the Company has invested heavily in its hotels in recent years through the Marriott Transformational Capital Program and other significant redevelopment projects, ROIC is an important tool for measuring the effectiveness of the Company’s investment strategy. For more information on Comparable Hotel EBITDA and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparable Hotel Results for Host Inc. and Host L.P.” on page 78.
Individual performance is assessed based on each executive’s contribution towards predetermined business objectives as set forth in the annual business plan. The business objectives for 2023 related to hotel revenue performance, implementing cost savings, capital allocation strategy, value enhancement, and redevelopment at our properties, the capital expenditure plan, enterprise analytics, investor relations, corporate responsibility, and organizational matters relating to culture, employee engagement, and diversity, equity, inclusion and belonging. The Committee believes that including an individual performance component in the annual bonus plan is an important tool in motivating the executives to produce measurable performance results for the Company as a whole and for the executive’s individual area of responsibility, emphasizes the importance of teamwork and recognizes each executive’s role in achieving corporate imperatives.
In 2023, the target annual cash incentive represented between 16% and 24% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, (2) the level of performance achieved on capex cash flow and ROIC, and (3) the level of performance achieved on individual performance towards predetermined business objectives based on the Company’s annual business plan. Performance objectives were set early in 2023 at threshold, target and high levels and results are interpolated between these levels. The percentage of target earned for each performance level is as follows: threshold – 50%; target – 100%; and high – 200%. There is no bonus earned for a particular metric if performance is below threshold, and bonuses are capped at the high level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2023. There were no changes to the target annual incentive awards as a percentage of salary from the prior year.
TARGET ANNUAL INCENTIVE

Name	Salary	Target as % of Salary	Target Annual Incentive
Mr. Risoleo	$1,050,000	170	$1,785,000
Mr. Ghosh	600,000	100	600,000
Mr. Tyrrell	600,000	100	600,000
Ms. Aslaksen	510,000	100	510,000
Mr. Lentz	500,000	100	500,000
2023 Results on Financial Measures: The threshold, target and high goals for capex cash flow and ROIC were established in February 2023 by the Culture and Compensation Committee based on, and subject to review and approval of, the Company’s 2023 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2023, which were determined by the Committee in February 2024.
2023 ACTUAL RESULTS ON FINANCIAL MEASURES

Corporate Measure	Threshold	Target	High	Actual
Capex Cash Flow	$600,000,000	$572,000,000	$546,000,000	$458,000,000
ROIC	8.52%	9.47%	10.42%	10.29%

Capex Cash Flow: Despite continued supply chain challenges and construction commodity uncertainties, the Company completed 140 Host-managed capex projects in 2023, including the multi-year Marriott Transformational Capital Program, realizing approximately $18 million in project savings. The Company also effectively managed capex required for unplanned projects and planned replacements, reducing capex spend by $12 million and $25 million, respectively. The Company’s final outcome was significantly under budget which resulted in high performance achievement.
Return on Invested Capital: Performance against the 2023 ROIC metric was achieved above “target” due to: (1) the Company’s continued efforts to reduce traditionally fixed hotel expenses; (2) progress towards its strategic goal to reimagine the hotel operating model in areas such as streamlined property leadership and lower brand cost allocations; and (3) operational outperformance by the Company’s newly renovated hotels as part of its redevelopment efforts, including the success of the Marriott Transformational Capital Program. For more information on the factors that led to the strong ROIC results, see 2023 Company Performance Highlights at the beginning of this CD&A, specifically “Reinvestment in Portfolio and Disposition,” “Redefining the Operating Model,” “Comprehensive Renovations to Gain Market Share,” and “Allocated Capital to Development ROI Projects.”
2023 Results on Individual Performance Goals: The Committee spent considerable time evaluating the 2023 performance of our senior management team, including the named executive officers. For the named executive officers, the Committee reviewed and discussed each executive’s performance at its December 2023, January 2024 and February 2024 meetings after reviewing individual assessments and receiving input from Mr. Risoleo (for executives other than himself). The Committee discussed each of the named executive officer’s performance based on their individual contributions towards predetermined business objectives as set forth in the Company’s annual business plan and the impact of individual performance on the overall successes of the Company. The Committee provided its recommendations to the independent directors of the Board in an executive session.
The Committee determined that each named executive officer performed at exemplary levels and showcased strong leadership in continuing to navigate the Company and its employees through the continuing recovery from the COVID-19 pandemic and in delivering strong year-over-year operational improvements, as demonstrated by the many accomplishments set forth at the beginning of this CD&A. The tables below describe the individual contributions of each named executive officer. The individual performance results achieved for each named executive officer for 2023 were as follows: Mr. Risoleo – high; Mr. Ghosh – high; Mr. Tyrrell – exceeds target; Ms. Aslaksen – exceeds target; and Mr. Lentz – high.
SUMMARY OF INDIVIDUAL PERFORMANCE ACHIEVEMENT

Individual Performance for Mr. Risoleo
✓Oversaw the Company’s collaborative effort to focus on engagement with third party managers to deliver strong top-line 2023 performance while maintaining expense discipline and enhancing cash flow and profitability; results exceeded budget and consistently beat analysts’ expectations and consensus estimates
✓Championed strategic investment of capital in the Company’s existing portfolio to position the Company to gain market share; led efforts to successfully complete over 140 capital investment projects on time and under budget despite supply chain issues and to complete the Marriott Transformational Capital Program on schedule and under budget; oversaw the successful negotiations with Hyatt on the approximately $550 -$600 million Hyatt Transformational Capital Program
✓Oversaw completion of the sale of The Camby for $110 million and repayment of the Sheraton Boston and New York seller financings; continued to expand relationships with hotel owners, brokers, managers and lenders to facilitate future investment opportunities
✓Oversaw the Company’s capital allocation strategies, including the repurchase of $181 million in Company stock at an average price of $15.93 and returned the Company to pre-pandemic quarterly dividend level of $0.20 per share
✓Hosted Florida investor day showcasing Orlando World Center renovation and the Four Seasons Orlando Resort at Walt Disney World® Resort; championed enhancement of Investor Relations materials and re-designed website to amplify the Company’s story; actively engaged with 274 investors across 154 firms to share the Company's strategic vision and attended 10 conferences; hosted multiple property tours as well as interviews with top-tier trade media publications
✓Championed and provided guidance on corporate responsibility strategy, including the development of the Company’s 2030 goals in support of the Company’s 2050 vision of becoming net positive; led, together with our hotel operators, the establishment of 501(c)(3) organizations providing significant direct relief to Maui hotel properties; founding member of NAREIT’s Dividends Through Diversity, Equity & Inclusion CEO Council and continued involvement with the CEO Action for Diversity and Inclusion coalition

Individual Performance for Mr. Ghosh
✓Led Enterprise Analytics team in conjunction with Asset Management to drive consistent engagement with third party managers to exceed 2023 hotel budget forecasts, including increased total revenues while maintaining expense discipline; led Enterprise Analytics initiative to reduce expenses and drive revenue through property “deep-dives”
✓Initiated and reviewed financial analysis to guide capital expenditures program and evaluation of return-on-investment projects; led feasibility analysis to enable decision making on value enhancement and redevelopment projects as well as investment and disposition opportunities
✓Led Business Intelligence and Revenue Management teams in collaboration with Asset Management to drive revenue recovery, pursue market share gains at renovated hotels and evolve the hotel operating model in substantial completion of one of the Company’s key strategic objectives
✓Hosted Florida investor day showcasing Orlando World Center renovation and the Four Seasons Orlando Resort at Walt Disney World® Resort; continued to showcase the portfolio and amplify the Company’s story through enhanced Investor Relations presentations, a redesigned website and investor outreach and event participation; conducted meetings with 274 investors across 154 firms in 2023 and attended 10 conferences and gave multiple property tours
✓Led property insurance renewal process in a challenging environment which resulted in a favorable outcome for the Company; continued to oversee insurance claims process related to Hurricane Ian and the Maui wildfires
✓Successfully led refinancing of $185 million delayed drawn loan secured by the Harbor Beach Marriott and $84 million seller financing secured by The Camby
✓Enhanced relationships with rating agencies, bankers and brokers through in-person meetings and property tours

Individual Performance for Mr. Tyrrell
✓Led Asset Management team which delivered strong top-line and Adjusted EBITDAre performance despite the effects of the Maui wildfires; worked with our operators to implement sustainable cost savings and changes to the hotel operating model to reduce costs in substantial completion of 2021 objective
✓Initiated and oversaw negotiations for the Hyatt Transformational Capital Program, which was finalized in November 2023; Program entails approximately $550-$600 million of investment in six hotels over three to four years
✓Completed sale of The Camby for $110 million with seller financing and completed 1031 like-kind-exchange with the Four Seasons Jackson Hole acquisition, leading to significant tax savings for the Company; oversaw extensions and repayment of seller financing for the Sheraton New York and Boston properties
✓Helped reprioritize current and future year capital expenditure plans to seek to improve returns, minimize disruption and strategically position hotels for outperformance
✓Guided strategy and analysis for redevelopment projects, management company changes and excess land sales; proactively pursued ground lease modifications and alternative use opportunities
✓Engaged with industry contacts to stay abreast of the M&A landscape and evaluated numerous investment opportunities against challenging backdrop for deals
✓Served as co-executive sponsor of the Company’s Women’s inspirational Network (WIN), leading events and connecting WIN with Marriott’s Women in Leadership group

Individual Performance for Ms. Aslaksen
✓Managed all regulatory and litigation matters impacting the Company and oversaw legal work associated with insurance policy recovery efforts from Hurricane Ian and the Maui wildfires
✓Developed a new Generative AI Policy for the Company to mitigate risks associated with generative AI and to support employee productivity through the use of generative AI
✓Successfully led ESG-focused stockholder engagement with governance teams at the Company’s largest investors on issues important to stockholders; led legal aspects for the Company’s investor day, including review of all presentations and materials; provided stockholders with enhanced transparency into our business, insight on ESG initiatives and practices, and our approach to compensation
✓Oversaw legal support for development projects and capital expenditure projects, including the negotiation of hotel management agreement amendments for the six Hyatt Transformational Capital Program assets; oversaw negotiations on the residential development at Four Seasons Orlando Resort at Walt Disney World® Resort; guided legal aspects of on-going structural resiliency reviews at the Company’s properties
✓Led legal department strategy development for Noble integration and advised broader team on complex legal requirements and integration matters
✓Oversaw legal aspects of $110 million sale of The Camby including seller financing and 1031 like-kind-exchange with the Four Seasons Jackson Hole acquisition; led favorable negotiations on the repayment of loans to the buyers of the Sheraton Boston and New York properties
✓Oversaw legal work on multiple acquisition opportunities and ground lease modification opportunities

Individual Performance for Mr. Lentz
✓Led successful completion under budget of final six hotels in the 24-asset transformational capital program; these hotels are meaningfully outperforming expectations and are positioned to increase their market share
✓Led successful completion under budget of over 140 Company-managed capital expenditure projects with a total investment of $610 million; oversaw technical specification, design and completion under budget of over 1,000 hotel operations projects totaling $92 million, with an aggregate savings of $6.3 million
✓Oversaw successful completion of hurricane restoration efforts and re-opening of the Ritz Carlton Naples Resort in July 2023, along with the completion of the Vanderbilt tower addition; accelerated planned future capital expenditure replacements at the property to mitigate future disruption and implemented enhanced resiliency investments to help mitigate future damage due to storms
✓Successfully led final entitlements and approvals enabling start of construction on value enhancement development projects at the Don Cesar, Phoenician and the Four Seasons Orlando Resort at Walt Disney World® Resort
✓Provided executive leadership and oversight of the Company’s Corporate Responsibility program and investments in ESG initiatives; led the development of the Company’s 2030 environmental and social targets and participated in cross-functional senior leadership team to engage with ESG teams at the Company’s key investors; increased engagement with the Company’s supply chain on ESG matters through site visits, industry and association events, and updated Excellence survey; established two new supplier-related goals for 2030; in 2023 achieved LEED certification at six properties and approved an additional 3 projects into the LEED pipeline
✓Continued to pilot new technologies at hotels and oversaw asset-level technology inventory process to refine long-term capital planning for systems and technology investments

Summary of Annual Cash Incentive: Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2023:

			Results 2023 Annual Incentive
Name	Target as % of Salary	Target Annual Incentive	Capex Cash Flow	ROIC	Individual Performance	Total Annual Incentive (1)	% of Target Achieved
Mr. Risoleo	170	$1,785,000	$1,999,200	$798,177	$714,000	$3,511,400	197
Mr. Ghosh	100	600,000	672,000	268,295	240,000	1,180,300	197
Mr. Tyrrell	100	600,000	672,000	268,295	180,000	1,120,300	187
Ms. Aslaksen	100	510,000	571,200	228,051	153,000	952,300	187
Mr. Lentz	100	500,000	560,000	223,579	200,000	983,600	197
(1)Total annual incentive amounts are rounded up to the nearest $100.

LONG-TERM INCENTIVES

The long-term incentives are equity-based awards and are denominated in performance-based and time-based restricted stock units. These awards represent the largest component of total target direct compensation for all named executive officers, representing between 52% and 74% in 2023. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units are eligible to vest after three years upon achievement of relative TSR and Company Adjusted EBITDAre goals. These measures provide a link to stockholder value creation, with recognition of the other companies against which Host may be competing for capital.

Under the 2023 compensation program, awards of restricted stock units are eligible to vest based on the following:
▶Performance-Based (60% of the target long-term incentive opportunity) restricted stock units that vest at the end of a three-year period
▪Adjusted EBITDAre Performance (half of the target performance-based opportunity) restricted stock units that vest at the end of a three-year period based on achievement of a key measure of operating performance, with targets set and measured annually at the beginning of each year for 2023, 2024, and 2025;
▪Relative TSR (half of the target performance-based opportunity) restricted stock units that vest based on the Company’s three-year performance (2023-2025) compared to the performance of the NAREIT Lodging & Resorts Index; and
▶Time-based (40% of the target long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.
The vesting of the restricted stock units is summarized below:
The Culture and Compensation Committee believes the performance orientation and rigor of the 2023 long-term incentive program emphasizes long-term value creation and aligns executive team compensation with Company performance and stockholder outcomes over the long-term. Adjusted EBITDAre targets are established annually by the Committee at the beginning of each year. While the targets are set and measured annually, the 2023 awards vest only in 2026 based on actual performance achieved for each year. For more information on the Adjusted EBITDAre measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre for Host Inc. and Host L.P.” on page 73.

Achievement levels for Adjusted EBITDAre and the relative TSR measure are set for threshold, at which 25% of shares may be earned, target, at which 50% of the shares may be earned and high performance, at which all shares are earned. The threshold, target, and high levels of relative three-year TSR performance are the 30th, 50th, and 75th percentiles, respectively. The threshold, target and high goals for Adjusted EBITDAre for 2023 are set forth in the “2023 Results on Adjusted EBITDAre Measure” section below. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high. Relative TSR performance-based restricted stock units are based on three year Company performance as compared to the NAREIT Lodging & Resorts Index.
Set forth in the table below are the target levels established by the Committee for each of the named executive officers under the long-term incentive program for 2023 as well as a summary of the target levels of restricted stock units for each component of the program.

Name	Target Long-Term Incentive ($)(1)	3-Year Time Based Units (#)	3-Year Relative TSR Units 2023 - 2025 (Target) (#)	3-Year Adjusted EBITDAre Units 2023 - 2025 (Target) (#)	Total Restricted Stock Units (Target) (#)
Mr. Risoleo	$8,250,000	191,760	143,820	143,820	479,400
Mr. Ghosh	1,800,000	41,839	31,379	31,379	104,597
Mr. Tyrrell	2,000,000	46,487	34,865	34,865	116,217
Ms. Aslaksen	1,100,000	25,568	19,176	19,176	63,920
Mr. Lentz	1,100,000	25,568	19,176	19,176	63,920
(1)This column reflects the target level dollar value of long-term incentives. These are equity-based awards. The Culture and Compensation Committee determines the dollar value that should be awarded and the number of shares of restricted stock units underlying the award is then determined by dividing the value by the average of the closing prices of the Company’s common stock on The Nasdaq Stock Market for the 60 calendar days up to and including December 31, 2022, which was $17.21. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates the volatility of using single day stock prices.
2023 Results on Adjusted EBITDAre Measure: The threshold, target and high goals for Adjusted EBITDAre were established in February 2023 by the Culture and Compensation Committee. The goals were based on the Company’s 2023 business plan and budget, both of which were approved by the Board of Directors. As in prior years, the Company’s budget was established through a rigorous hotel-by-hotel analysis and reflected industry consensus expectations as well as budget expectations of our hotel operators for each hotel. One adjustment the Committee made in establishing the Adjusted EBITDAre goals was to remove the hotel results of The Ritz Carlton, Naples, including potential insurance business interruption proceeds. That hotel sustained significant damage from Hurricane Ian in September 2022 due to storm surge, which breached the beach dune and flooded the lowest level of the hotel. At the time the goals were established in February 2023, the hotel remained closed and there was significant uncertainty as to the re-opening date and expected hotel results for 2023 that made establishing targets including the hotel's performance impractical. The hotel remained closed until July 2023.
Despite the removal of The Ritz Carlton, Naples from the Adjusted EBITDAre goals for compensation purposes, the high performance level established for 2023 was significantly higher than 2022 actual performance. 2022 Adjusted EBITDAre was $1,498 million (including The Ritz Carlton, Naples), and the high performance goal for 2023 was set at $1,610 million (excluding The Ritz Carlton, Naples). The 2023 target performance goal was also higher than 2022 actual performance after excluding the results of The Ritz Carlton, Naples from both years.
Further, this result and the design of the plan whereby performance goals are set at the beginning of the year for each of the three years, led to the Committee approving significantly higher goals in 2023 than would have likely been the case if the 2023 goals were set in prior years.
The Company was able to deliver strong operational improvements in 2023 driven by rate increases and occupancy growth at our hotels and successful capital allocation efforts as discussed in the 2023 Company Performance Highlights at the beginning of this CD&A. In addition, and similar to 2022, the Company continued to leverage its enterprise analytics and asset management teams to review operating costs with a focus on modernizing brand standards, streamlining departments, accelerating the adoption of cost-saving technology, and securing changes to the hotel operating model to achieve cost savings. As a result, the Company had strong financial performance in 2023, resulting in “above target” achievement against the Adjusted EBITDAre goals.
2023 ACTUAL ADJUSTED EBITDAre RESULTS
(in millions)

	Threshold	Target	High	Actual
Adjusted EBITDAre (1)	$1,318	$1,464	$1,610	$1,563

(1) The goals and actual results shown reflect the removal of The Ritz Carlton, Naples results for purposes of the Adjusted EBITDAre goals. 2023 actual Adjusted EBITDAre as reported in the Company's Annual Report on Form 10-K was $1,629 million.
The equity awards granted in 2023 will vest in 2026 based on the Company’s Adjusted EBITDAre performance over the three-year period of 2023 to 2025, and therefore none of the awards were eligible to vest in 2023.
Awards Eligible to Vest Based on Adjusted EBITDAre for 2023: The restricted units eligible to vest for 2023 Adjusted EBITDAre performance reflect restricted stock unit awards that were granted in 2021. As we have previously disclosed, the design of our 2021 long-term incentive program included several changes that the Committee approved in response to feedback from our stockholders. This included moving the performance-based portion of the program to three-year cliff vesting and assessing performance solely through quantitative financial metrics. As a result, the 2021 performance-based awards were considered transitional - while the bulk of the award cliff vested in 2024 based on 2021-2023 Adjusted EBITDAre performance, a smaller amount vested annually for performance in each of 2021, 2022, and 2023. This was intended to provide a level of vesting opportunity in each year and avoid the decrease in vesting opportunity that would have resulted in an immediate switch from one-year vesting under the prior plan design to three-year cliff vesting under the current design.
As disclosed in our prior years' proxy statements, the actual Adjusted EBITDAre results from 2021 and 2022 together with the 2023 results discussed above, ultimately led to the restricted stock units being earned between the "target" and "high" levels. Additionally, the portion of the award that cliff vested in 2024 based on 2021-2023 Adjusted EBITDAre performance was subject to a 20% increase or decrease based on the Company’s highest average 20-day stock price during 2023 as compared to threshold, target and high goals established by the Committee in February 2021. For purposes of establishing the goals for this stock price modifier, the average stock price of the first 60 trading days of 2020 of $15.23 was established as “target,” and the “threshold” and “high” values were established at -10% ($13.71) and +10% ($16.75), respectively. Under this stock price modifier, if the highest average stock price is: (i) at threshold or lower, then the number of units vesting is reduced by 20% of target shares; (ii) at target, then there is no change to the number of units vesting; or (iii) at high, then the number of units vesting is increased by 20% of target shares. Results are interpolated between these performance levels.
Because the Company achieved a 20 trading day average stock price of $18.77 in 2023, the stock price modifier metric was achieved at the "high" level and the portion of the award to each executive officer subject to the stock price modifier was increased by 20% of target shares, which adjustment is reflected in the number of restricted stock units shown in the table below.
The chart below shows, for each named executive officer, the total number of restricted stock units granted in 2021 that were eligible to be earned based on Adjusted EBITDAre performance for 2023 as well as those restricted stock units granted in 2021 that were eligible to be earned based on average Adjusted EBITDAre performance for 2021-2023, the target level of such restricted stock units, the actual number of such restricted stock units earned, and the number of such restricted stock units forfeited by each named executive officer. For a more detailed breakdown of the awards granted for each component of the program in 2021, please see our 2022 proxy statement.

	Adjusted EBITDAre Restricted Stock Units
Name	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited
Mr. Risoleo	608,041	304,021	567,890	40,151
Mr. Ghosh	125,206	62,603	117,484	7,722
Mr. Tyrrell	175,864	87,932	164,251	11,613
Ms. Aslaksen	94,063	47,032	88,088	5,975
Mr. Lentz	64,762	32,381	60,554	4,208
2023 Results on Relative TSR Measure: The equity awards granted in 2023 will vest based on the Company’s relative TSR performance over the three-year period of 2023 to 2025 and therefore none of the awards were eligible to vest in 2023. The restricted stock units eligible to vest for 2023 reflect performance-based restricted stock unit awards that were granted in 2021 and which were eligible to vest based on the Company’s relative TSR (measured as a percentile) compared to the NAREIT Lodging & Resorts Index for the period January 1, 2021 through December 31, 2023. No restricted stock units are earned if performance is below threshold. The number of restricted stock units earned for the relative TSR portion of the long-term incentive program was at the high level based on the Company’s strong relative TSR performance over the period. As noted in the 2023 Performance Highlights at the beginning of this CD&A, we returned over $700 million of capital to stockholders by increasing our dividend each quarter, bringing the total dividends declared for the year to $0.90 per share.
(1)TSR is the increase in the price of the Company’s common stock at year-end December 2023 over the price at year-end December 2020, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on The Nasdaq Stock Market on the last 60 calendar days of the year.
The chart below shows for each named executive officer, the actual number of restricted stock units that were eligible to vest based on the Company’s relative TSR over the three-year period of 2021 to 2023 and the number of restricted stock units earned and forfeited. All restricted stock units vested for each of the named executive officers based on the Company’s high performance on relative TSR.

	2021 - 2023 TSR-Based Restricted Stock Units
Name	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited
Mr. Risoleo	280,634	140,317	280,634	—
Mr. Ghosh	43,174	21,587	43,174	—
Mr. Tyrrell	81,168	40,584	81,168	—
Ms. Aslaksen	37,130	18,565	37,130	—
Mr. Lentz	28,064	14,032	28,064	—
Summary of Performance-Based Restricted Stock Units Results: The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2023 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2023. The total number of performance-based restricted stock units earned exceeded target for 2023 due to the Company’s strong results on Adjusted EBITDAre (exceeded target performance) and relative TSR (high performance). As discussed above, the awards eligible to vest were granted in 2021. In establishing the number of restricted stock units granted to each named executive officer, the Culture and Compensation Committee determined the dollar value that should be awarded for each executive officer. The number of restricted stock units underlying the award was then determined by dividing the values by the average of the closing prices of the Company's common stock for the 60 calendar days up to and including December 31, 2020, which was $13.90. The Company's strong performance between 2021 and 2023 led to high relative TSR performance and an appreciation in the Company's stock price (which was $19.47 as of December 29, 2023). As a result, the Committee feels that the final payouts are reflective of the long-term incentive program functioning as designed, by incentivizing and promoting long-term value creation during this period for the benefit of stockholders.

Name	Total Restricted Stock Units Eligible to Vest For 2023	Total Restricted Stock Units Earned For 2023	Total Restricted Stock Units Forfeited For 2023
Mr. Risoleo	888,675	848,524	40,151
Mr. Ghosh	168,380	160,658	7,722
Mr. Tyrrell	257,032	245,419	11,613
Ms. Aslaksen	131,193	125,218	5,975
Mr. Lentz	92,826	88,618	4,208
Role of the Culture and Compensation Committee, Market Data and Peer Group
The Culture and Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, as discussed in more detail below, to assist in its review. In addition to a review of program design, the Committee annually reviews and approves total target direct compensation for senior executives. Data from three sources was approved by the Committee for use in generally assessing and comparing pay levels at the Company and for setting target compensation for 2023. These were (1) pay data reported in 2022 proxy filings for peer companies, (2) 2022 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2022 McLagan survey data focused on companies of similar size in terms of total capitalization. The peer group is reviewed on a regular basis and is generally comprised of 15-25 companies, which is a sufficient number to provide robust market data and minimize year-over-year changes to the extent possible. The peer group companies primarily operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally our competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.25 times to 3 times that of the Company or with revenues in the range of 0.25 times to 2 times that of the Company. For 2023 compensation decisions, the Committee continued to use the same peer group as in the prior year except for the removal of The Macerich Company which was at the low end of the financial criteria. The compensation peer group consisted of the following 18 companies:

COMPENSATION PEER GROUP
AvalonBay Communities, Inc.	Kimco Realty Corporation
Boston Properties, Inc.	Marriott International, Inc.
Duke Realty Corporation (later acquired by Prologis)	Park Hotels & Resorts, Inc.
Equity Residential	Regency Centers
Essex Property Trust, Inc.	SL Green Realty Corp.
Federal Realty Investment Trust	UDR, Inc.
Healthpeak Properties, Inc.	Ventas, Inc.
Hilton Worldwide Holdings, Inc.	Vornado Realty Trust
Hyatt Hotels Corporation	Welltower, Inc.
The McLagan survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.
The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. The Committee relies on this range of competitive information, rather than a targeted reference point to inform its establishment of compensation levels. Pay for an executive officer who is new to a position tended to be at the lower end of the competitive range, while pay for seasoned executives would tend to be positioned at the higher end of the competitive range.
Role of the Compensation Consultant
Pursuant to its charter, the Culture and Compensation Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation.
Pay Governance assists the Committee in the design, structure and implementation of the current executive compensation program. It also reviews, at the direction of the Committee, compensation levels, trends and practices at least annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the Committee and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair or its members outside of meetings. Pay Governance has also served as a consultant retained by the Nominating, Governance and Corporate Responsibility Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by and conducts its work at the direction and request of the Board committees. It is not retained by, and does no work directly for, the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Culture and Compensation Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded that their work for the Committee does not raise any conflicts of interest. The Culture and Compensation Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2023. The Committee’s Report on Executive Compensation appears later in this proxy statement.

Culture and Compensation Committee Interlocks and Insider Participation
None of the members of the Culture and Compensation Committee who served during 2023 were, during 2023, an officer or employee of the Company, were formerly an officer of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During 2023, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Culture and Compensation Committee.
Risk Considerations
Prior to adopting the annual compensation program in 2023 and making its determinations on results and payments under the program, the Culture and Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The Committee reviews the compensation of executives and department heads and relies upon its judgment in determining pay approaches and outcomes. Additionally, in assessing whether the compensation program involves unnecessary risk taking the Committee considered the following factors:
▶the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;
▶total achievable pay is capped—including annual cash incentives and long-term incentives;
▶both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;
▶“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from threshold to high performance;
▶stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;
▶internal policies prohibit use of margin accounts, hedging or pledging of stock;
▶a recoupment policy is in effect (as described in more detail below);
▶performance metrics are tied to key measures of corporate success;
▶financial performance is reviewed with the Audit Committee; and
▶the financial measures under our annual cash incentive plan of capex cash flow and return on invested capital are tied to the annual budget and business plan which the Board reviews, discusses and approves.
The Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.
Additional Policies and Benefits
While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.
STOCK OWNERSHIP AND RETENTION POLICY

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO
6.0x
Executive Chair
6.0x
Executive Vice Presidents
3.0x
Senior Vice Presidents
(Department Heads)
1.0x
Senior Vice Presidents
0.5x
Annual Salary Multiple

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy, which include: (a) stock owned directly; and (b) stock acquired as a result of vesting of stock under the Company’s senior executive compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.
Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Culture and Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy. In addition, all named executive officers have met the required stock ownership levels in 2023.
RECOUPMENT POLICIES

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for the performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable.
In addition, effective as of October 2, 2023, the Company adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding listing standards of The Nasdaq Stock Market. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former executive officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. Covered restatements include both a restatement to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial statements.

INSIDER TRADING CONTROLS, HEDGING, SHORT SALES AND PLEDGING

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:
▶No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;
▶No short sales; these sales, including “selling against the box” transactions, are prohibited;
▶No buying or selling puts or calls; the Company prohibits trading in options or other derivatives on Company stock;
▶No hedging; the Company prohibits entering into hedging transactions on Company securities (i.e., financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the value of the Company’s common stock, including prepaid variable forward contracts, equity swaps and collars); the policy applies to Company common stock acquired as part of compensation, or common stock otherwise held, directly or indirectly, by such person; and
▶No margin accounts or stock pledges; the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.
Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged by executives or directors, nor will executives and directors be permitted to pledge them in the future.
PERQUISITES AND OTHER PERSONAL BENEFITS

We provide limited perquisites to our named executive officers and other designated senior executives, that we believe to be fair and reasonable, and that generally serve a legitimate business purpose. These limited perquisites represent a very small portion of total compensation for our named executive officers. They consist of: dining, complimentary rooms, and other hotel services when on personal travel at hotels that we own or that are managed by our major operators; financial planning and tax services; commuting expenses; executive physical examinations; a club membership to facilitate business events and meetings; spousal travel to business events; business entertainment expenses; and relocation expenses. We provide reimbursement for taxes associated with these benefits. We believe that it is appropriate and consistent with practices within the lodging and hospitality industry to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels managed by our major operators. In addition, our executives may be asked to attend lodging and hospitality industry and entertainment events, where attendance of the executive and a spouse may be expected or customary. In those cases, we may pay for or reimburse the business travel and related expenses of the executive and spouse. We believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company benefits from the knowledge gained and business relationships formed and maintained within the industry, we reimburse the executives for the taxes incurred in connection with such benefits.
EXECUTIVE DEFERRED COMPENSATION PLAN

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $0.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $0.50 on each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

SEVERANCE PLAN

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Culture and Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. As part of the annual executive compensation review process, the Committee reviews the key terms of the severance plan with its Compensation Consultant. The provision of severance upon a change-in-control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change-in-control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change-in-control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. In addition, prior to its annual compensation determinations, the Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under equity award agreements. Under the restricted stock unit agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.
For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2023 upon various termination events, see “Executive Officer Compensation—Severance, Retirement and Change in Control Payments.”
IMPACT OF SECTION 162(m) ON COMPENSATION

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to certain current or former executive officers. The Culture and Compensation Committee believes that stockholder interests are best served by not restricting the Committee’s flexibility in structuring compensation plans, even though such plans may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible by the Company for federal income tax purposes. In the event that some portion of employee compensation is subject to Internal Revenue Code Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and, as a real estate investment trust, we could be required to make additional dividend distributions to our stockholders, or to pay tax on the undistributed income provided that we have distributed at least 90% of our taxable income, excluding capital gain.

Executive Officer Compensation
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    Summary Compensation Table for Fiscal Year 2023

Name	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

Richard E. Marriott (*) Chairman of the Board	2023	$396,777	—	$525,900	$65,106	$987,783
	2022	396,777	—	382,400	70,334	849,511
	2021	396,777	—	482,400	41,270	920,447
James F. Risoleo President and Chief Executive Officer	2023	1,050,000	$12,746,827	3,511,400	386,359	17,694,586
	2022	1,050,000	10,291,269	2,650,400	482,815	14,474,484
	2021	1,000,000	7,370,377	2,913,300	237,053	11,520,730
Sourav Ghosh Executive Vice President, Chief Financial Officer	2023	600,000	2,750,354	1,180,300	218,796	4,749,450
	2022	600,000	2,410,527	830,900	157,866	3,999,293
	2021	500,000	1,219,533	910,400	96,442	2,726,375
Nathan S. Tyrrell Executive Vice President, Chief Investment Officer	2023	600,000	3,278,861	1,120,300	211,229	5,210,390
	2022	600,000	2,876,155	830,900	181,879	4,488,934
	2021	576,800	2,131,747	1,050,300	107,708	3,866,555
Julie P. Aslaksen Executive Vice President, General Counsel and Secretary	2023	510,000	1,764,861	952,300	73,581	3,300,742
	2022	500,000	1,454,595	692,400	69,370	2,716,365
	2021	420,000	1,011,973	764,800	75,459	2,272,232
Michael E. Lentz Executive Vice President, Development, Design & Construction	2023	500,000	1,606,462	983,600	157,503	3,247,565
	2022	500,000	1,276,989	742,400	190,896	2,710,286
*Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.
(1)Salary. Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.
(2)Stock Awards. The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date for performance-based awards, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes. The Culture and Compensation Committee makes its assessments on the appropriate share amounts for restricted stock unit awards using a 60 calendar day average of the closing stock prices of the Company's common stock in order to mitigate the effects of volatility. Differences between grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the 2023 target compensation values discussed previously in the Compensation Discussion and Analysis (CD&A) section may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table above.
The CD&A explains the conditions for vesting of the restricted stock units, which for 2023 are: (i) the Company’s performance against annual Adjusted EBITDAre goals, which vests at the end of a three-year period, (ii) the results of the Company’s total stockholder return compared against the NAREIT Lodging & Resorts Index over a three-year performance period, and (iii) time-based, with restricted stock units vesting over a three-year period in substantially equal installments. The values included in the table for 2023 reflect the full value of the 2023 awards with time-based vesting or vesting based on three-year total stockholder return, but only the portion of the awards that vest based on Adjusted EBITDAre that are tied to 2023 performance, because annual performance goals for this metric are set at the beginning of the applicable year. Since future year targets were not set as of December 31, 2023, there was no grant date fair value for accounting purposes for those portions of the award that vest based on Adjusted EBITDAre performance for 2024 and 2025. Similarly, the amounts shown in the table for 2023 also include the portion of the restricted stock units granted in 2021 and 2022 that vest based on 2023 Adjusted EBITDAre performance, which performance goals were set at the beginning of 2023.
Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2023 restricted stock unit awards calculated in accordance with FASB ASC Topic 718 would be as follows: Mr. Risoleo, $15,513,819; Mr. Ghosh, $3,312,790; Mr. Tyrrell, $4,030,470; Ms. Aslaksen, $2,147,584; and Mr. Lentz, $1,932,866. These amounts reflect the maximum value of the time-

based and three-year total stockholder return vesting portions and the maximum value of the tranches of the restricted stock units granted in 2021, 2022, and 2023 that vest based on 2023 Adjusted EBITDAre performance.
For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at target as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.
(3)Non-Equity Incentive Plan Compensation. These amounts reflect the annual cash incentive awards paid to each named executive officer or deferred under the Executive Deferred Compensation Plan.
(4)All Other Compensation. All Other Compensation consists of the following amounts:
▶Matching contributions of $11,250 made under the Retirement and Savings Plan (401(k) Plan) to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Mr. Lentz.
▶Discretionary matching contributions of $11,250 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Mr. Lentz.
▶Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $19,917; Mr. Risoleo, $136,766; Mr. Ghosh, $45,986; Mr. Tyrrell, $45,986; and Mr. Lentz, $38,446.
▶Discretionary matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $19,917; Mr. Risoleo, $136,766; Mr. Ghosh, $45,986; Mr. Tyrrell, $45,986; and Mr. Lentz, $38,446.
▶Perquisites and other personal benefits provided to Mr. Risoleo in 2023 equaled $52,497, which includes dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, financial planning and tax services, commuting expenses, a club membership to facilitate business events and meetings, and spousal travel for business events.
Perquisites and other personal benefits provided to other named executive officers in 2023 included dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, financial planning and tax services, and spousal travel for business events. The amounts were as follows: Mr. Ghosh, $53,935 (of which dining, rooms and hotel services totaled $52,935); Mr. Tyrrell, $48,282 (all of which consisted of dining, rooms and other hotel services); Ms. Aslaksen, $28,044 (of which dining, rooms and hotel services totaled $26,044); and Mr. Lentz $30,043 (of which dining, rooms and other hotel services totaled $29,043). For 2023, there were no reportable perquisites or other personal benefits provided to Mr. Marriott.
▶Tax reimbursements associated with the 2023 perquisites and other personal benefits as follows: Mr. Marriott, $2,772; Mr. Risoleo, $37,830; Mr. Ghosh, $50,388; Mr. Tyrrell, $48,475; Ms. Aslaksen, $23,038; and Mr. Lentz, $28,068.

Grants of Plan-Based Awards in Fiscal Year 2023
The following table provides information about the possible payments under our annual cash incentive award in 2023 and the awards of restricted stock units in 2023.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards(3) #	Full Grant Date Fair Value (4)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Richard E. Marriott	8-Feb-23	$148,791	$297,583	$595,166
James F. Risoleo	8-Feb-23	892,500	1,785,000	3,570,000
	8-Feb-23				179,594	359,187	718,374		$9,189,679
	8-Feb-23							191,760	3,557,148
Sourav Ghosh	8-Feb-23	300,000	600,000	1,200,000
	8-Feb-23				38,213	76,426	152,852		1,974,241
	8-Feb-23							41,839	776,113
Nathan S. Tyrrell	8-Feb-23	300,000	600,000	1,200,000
	8-Feb-23				47,171	94,341	188,682		2,416,527
	8-Feb-23							46,487	862,334
Julie P. Aslaksen	8-Feb-23	255,000	510,000	1,020,000
	8-Feb-23				25,012	50,023	100,046		1,290,574
	8-Feb-23							25,568	474,286
Michael E. Lentz	8-Feb-23	250,000	500,000	1,000,000
	8-Feb-23				22,118	44,236	88,472		1,132,176
	8-Feb-23							25,568	474,286
(1)As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the performance of the Company in achieving one-year performance goals based on capital expenditure cash flow and return on invested capital, and on the personal performance by each executive towards achieving the Company’s annual business plan as approved by the Culture and Compensation Committee. The actual amounts earned by the named executive officers in 2023 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2023 Compensation Results—Annual Cash Incentive.”
(2)Under our 2023 compensation program, senior management received a restricted stock unit award on February 8, 2023, which was eligible to vest subject to performance conditions. The performance conditions of the restricted stock units under our 2023 compensation program are (i) the Company’s performance against Adjusted EBITDAre goals for 2023 which will vest in 2026, and (ii) the results of the Company’s annual total stockholder return compared against the NAREIT Lodging & Resorts Index over a forward-looking three-year performance period. Dividends accrue on the restricted stock units but are not paid unless the restricted stock units vest. The amounts shown in the table also include the portion of the restricted stock units under our 2022 and 2021 compensation programs that are earned based on 2023 Adjusted EBITDAre performance goals set at the beginning of 2023 and vest in 2025 and 2024. See the Outstanding Equity Awards at 2023 Fiscal Year End table below for additional information on these awards.
(3)Under our 2023 compensation program, senior management received a time-based restricted stock unit award on February 8, 2023 with restricted stock units vesting annually over a three-year period measured from the grant date in substantially equal installments, provided the executive remains employed by the Company at the time of vesting. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until the third anniversary of the grant date.
(4)The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2023.

Name	Grant Date	OPTION AWARDS(1)				STOCK AWARDS
		Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $

James F. Risoleo	15-Jan-15	10,543		$23.76	15-Jan-25
	15-Apr-15	4,128		19.93	15-Apr-25
	4-Feb-16	28,136		14.20	4-Feb-26
	4-Feb-21					62,363	$1,214,208	888,675	$17,302,502
	9-Feb-22					113,869	2,217,029	448,357	8,729,511
	8-Feb-23					191,760	3,733,567	431,460	8,400,526
Sourav Ghosh	17-Feb-15	851		23.56	17-Feb-25
	15-Jul-15	1,762		21.09	15-Jul-25
	4-Feb-21					9,595	186,815	168,380	3,278,359
	9-Feb-22					28,271	550,436	111,317	2,167,342
	8-Feb-23					41,839	814,605	94,136	1,832,828
Nathan S. Tyrrell	15-Jan-15	6,069		23.76	15-Jan-25
	15-Apr-15	817		19.93	15-Apr-25
	4-Feb-21					18,038	351,200	257,032	5,004,413
	9-Feb-22					31,412	611,592	123,686	2,408,166
	8-Feb-23					46,487	905,102	104,594	2,036,445
Julie P. Aslaksen	4-Feb-21					8,251	160,647	131,193	2,554,328
	9-Feb-22					15,706	305,796	61,841	1,204,044
	8-Feb-23					25,568	497,809	57,528	1,120,070
Michael E. Lentz	14-Mar-16	13,980		16.87	14-Mar-26
	4-Feb-21					6,237	121,434	92,826	1,807,322
	9-Feb-22					14,921	290,512	58,751	1,143,882
	8-Feb-23					25,568	497,809	57,528	1,120,070
(1)All option awards are fully vested and have a 10-year life from the date of grant. The Company discontinued granting options after 2016.
(2)These columns reflect the number and value of time-based restricted stock units awarded under our 2021, 2022 and 2023 compensation programs. The restricted stock units vest annually over a three-year period measured from the grant date in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2023 award, the full three-year number of restricted stock units is shown, even though the executive will not fully vest in these restricted stock units until February 8, 2026. For the 2022 award, the remaining two-thirds of the unvested award is shown. For the 2021 award, the remaining one-third of the unvested award is shown. The value is based on the closing price of our stock on December 29, 2023 of $19.47 multiplied by the number of restricted stock units.
(3)The number of shares under this column includes restricted stock units awarded under our 2021, 2022 and 2023 compensation programs which are eligible to vest subject to the attainment of performance conditions. The 2021 award vests based on (i) performance against Adjusted EBITDAre goals for 2021, 2022 and 2023 (with a portion vesting annually following the end of each performance year and a second portion vesting in 2024, subject to a 20% increase or decrease based on stock price performance), and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2021-2023. The 2022 award vests based on (i) performance against Adjusted EBITDAre goals for 2022, 2023 and 2024; while the goals are set annually, the award vests only in 2025, and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2022-2024. The 2023 award vests based on (i) performance against Adjusted EBITDAre goals for 2023, 2024 and 2025; while the goals are set annually, the award vests only in 2026, and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2023-2025. For all awards, the Company’s total stockholder return performance is compared against the NAREIT Lodging & Resorts Index over a three-year performance period. For the portions of the awards eligible to vest for 2023, the determination of whether and to what extent those measures were satisfied was made by the Culture and Compensation Committee in February 2024. The number of shares shown assumes maximum performance, except the restricted stock units eligible to vest based on performance against Adjusted EBITDAre goals for 2024 and 2025 are shown based on threshold performance.
(4)The value is calculated based on the closing price of our stock on December 29, 2023 of $19.47 multiplied by the number of performance-based awards shown.
Option Exercises and Stock Vested in Fiscal Year 2023
The chart below shows stock awards that vested and stock options exercised by the named executive officers during 2023. The performance-based restricted stock units shown vested in February 2023 based on performance for 2022 (for Adjusted EBITDAre performance) or performance for 2020-2022 (based on the Company’s total stockholder return). Restricted stock units which vested based on performance for 2023 did not vest until February 2024 when the Culture and Compensation Committee met and made its determinations on performance measures and are not included in the table below.

	OPTION AWARDS		STOCK AWARDS
Name	NUMBER OF SHARES ACQUIRED ON EXERCISE #	VALUE REALIZED ON EXERCISE(2)	NUMBER OF SHARES ACQUIRED ON VESTING(1) #	VALUE REALIZED ON VESTING(2)
James F. Risoleo	11,668	$2,334	652,531	$12,100,611
Sourav Ghosh	—	—	78,707	1,458,542
Nathan S. Tyrrell	—	—	187,970	3,485,809
Julie P. Aslaksen	—	—	86,655	1,606,910
Michael E. Lentz	—	—	67,021	1,242,679
(1)These are (i) performance-based awards that vested on February 14, 2023, the date that the Culture and Compensation Committee determined the results on performance measures for 2022, and (ii) time-based restricted stock units that vested during 2023.
(2)For option awards, the value realized on exercise is calculated by multiplying (i) the number of shares exercised by (ii) the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the option. For restricted stock units, the value realized on vesting is determined by multiplying the shares vested by the closing prices of the Company’s common stock on the applicable dates of vesting.

Nonqualified Deferred Compensation
The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.
The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2023. The aggregate balance shown includes amounts earned through December 31, 2023 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
James F. Risoleo	$296,032	$136,766	$136,766	$1,459,136	—	$10,314,789
Sourav Ghosh	114,472	45,986	45,986	100,393	—	797,580
Nathan S. Tyrrell	114,472	45,986	45,986	287,423	—	1,856,876
Julie P. Aslaksen	—	—	—	7,586	—	56,968
Michael E. Lentz	134,240	38,446	38,446	80,836	—	647,906
(1)Amounts reflect vested values as of December 31, 2023 for all named executive officers. Amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column include the Company’s discretionary contributions for fiscal year 2023, even though such amounts were not deposited into the accounts under the Executive Deferred Compensation Plan until February 2024.
Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $0.50 of each $1.00 deferred, up to a maximum of 8% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $0.50 on each $1.00 deferred up to 8% of the participant’s compensation.
Participants fully vest in Company contributions after three years of continued employment. The vesting schedule is 33% vesting after one year; 66% vesting after two years; and 100% vesting after three years or more. All named executive officers who have contributed to the plan are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.
The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (but not Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of a change in control. Plan assets are held in a rabbi trust.
Severance, Retirement and Change in Control Payments
SEVERANCE

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:
▶As a result of a termination without “cause.” “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

▶As a result of a voluntary termination by the executive for “good reason.” “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.
An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.
The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason,” which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:
▶An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:
■The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.
■All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.
▶We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.
The Company does not “gross up” or pay any excise tax associated with these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and vest as follows:
▶The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the annual Adjusted EBITDAre performance award based on the Company’s actual level of performance for the year the termination without “cause” or for “good reason” occurs as determined by the Culture and Compensation Committee, with awards eligible to vest based on performance conditions in future years being forfeited; and
▶If such termination occurs in the final year of the performance period, the executive would also remain eligible to vest in the portion of the relative total stockholder return award and three-year Adjusted EBITDAre award (as modified based on stock price performance for awards granted in 2021) which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the performance period as determined by the Culture and Compensation Committee.
The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2023. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.
POTENTIAL SEVERANCE PAYMENTS

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Mr. Lentz
Termination payment (1)	$8,150,067	$1,573,867	$1,600,500	$1,313,167	$1,370,600
Restricted Stock Units (2)	20,087,997	3,861,563	5,736,991	2,917,463	2,157,996
Cost of benefit continuation (3)	35,151	52,052	52,052	52,052	52,052
Deferred compensation balance (4)	10,314,789	797,580	1,856,876	56,968	647,906
Total	$38,588,004	$6,285,062	$9,246,419	$4,339,650	$4,228,555
(1)Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2021, 2022, and 2023. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2021, 2022 and 2023.
(2)Amounts are based on the closing price of our stock on December 29, 2023 of $19.47 and vesting as described above.

(3)Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.
(4)The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2023.
RETIREMENT

Under the terms of the Company's restricted stock unit agreements, an executive's restricted stock unit awards would vest as follows if the executive's employment terminates as a result of his or her retirement:
▶Subject to the consent of the Culture and Compensation Committee, the executive would immediately vest in the unvested portion of all time-based awards;
▶For performance-based awards granted beginning in 2023, a pro-rated portion of the annual Adjusted EBITDAre performance award and the relative total stockholder return performance award would vest following the end of the performance period based on the Company's actual level of performance for the performance period; and
▶For performance-based awards granted in 2021 or 2022, if the retirement occurs during the final year of the performance period, the annual Adjusted EBITDAre performance award and the relative total stockholder return performance award would vest following the end of the performance period based on the Company's actual level of performance for the performance period.
For purposes of the restricted stock unit agreements, an executive is "retirement" eligible when (i) for awards granted beginning in 2023, the executive has attained age 55, (ii) the executive's full-time employment with the Company equals or exceeds five years of service and (iii) the executive's age plus years of service with the Company as a full time employee equals or exceeds 68.
As of December 31, 2023, Mr. Risoleo and Mr. Lentz were our only named executive officers eligible for retirement. Based on the closing price of our stock on December 29, 2023 of $19.47 and vesting as described above, the value of the restricted stock units vesting upon their hypothetical retirement on December 31, 2023 would have been $27,118,675 and $3,092,895, respectively.
CHANGE-IN-CONTROL

All "change-in-control" payments and benefits are subject to a "double trigger," meaning that payments are made only when both a change in control of the Company and a qualifying termination of employment occur.

The Severance Plan also provides for certain payments in the event that there is a “double trigger,” that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:
▶A termination of the executive without “cause,” as previously explained above;
▶A voluntary termination by the executive for “good reason,” as previously explained above.
If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:
▶An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three years. For example:
■The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.
■All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.
▶An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

▶We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.
The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest if the executive is terminated without “cause” or resigns for “good reason” following a change in control (with performance-based restricted stock units vesting based on the high level of performance).
The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2023. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.
POTENTIAL CHANGE-IN-CONTROL PAYMENTS

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Mr. Lentz
Termination payment (1)	$12,225,100	$3,147,733	$3,201,000	$2,626,333	$2,741,200
Target Annual Cash Incentive (2)	1,785,000	600,000	600,000	510,000	500,000
Restricted Stock Units (3)	45,644,592	9,750,985	12,339,794	6,388,068	5,517,798
Cost of benefit continuation (4)	35,151	52,052	52,052	52,052	52,052
Deferred compensation balance (5)	10,314,789	797,580	1,856,876	56,968	647,906
Total	$70,004,632	$14,348,350	$18,049,722	$9,633,422	$9,458,956
(1)The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2021, 2022 and 2023. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2021, 2022 and 2023.
(2)Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the target level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2023. This annual cash incentive would not otherwise be earned until the Culture and Compensation Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.
(3)Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $19.47, the closing price of our stock on December 29, 2023.
(4)Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.
(5) The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes information as of December 31, 2023 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	146,654	$19.08	3,564,249 (2)
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	146,654	$19.08	3,564,249
(1)Shares indicated are the aggregate of those issuable under the Company’s Employee Stock Purchase Plan and the Company’s 2020 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.
(2)If the 2024 Comprehensive Stock and Cash Incentive Plan is approved by stockholders, then no future grants will be made under the 2020 Comprehensive Stock and Cash Incentive Plan except for the annual awards to directors made on the May 15, 2024 annual meeting date. See “Proposal 4 — Approval of the 2024 Comprehensive Stock and Cash Incentive Plan” for more information.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.	70:1 CEO PAY RATIO

The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is 2.6x lower than the median ratio for S&P 500 companies (185:1)

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Culture and Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 13 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers include: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (return on invested capital and capital expenditure cash flow) are the primary components for determining the annual cash incentive bonus for both employees and executive officers. There are, however, some differences in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component and a component based on Company performance against Adjusted EBITDAre targets, the grants for upper middle management are also based in part on individual performance objectives. In contrast, the equity incentive grants for executive officers do not include individual performance objectives and are solely based on quantitative metrics. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program” within the CD&A.
Mr. Risoleo had 2023 annual total compensation of $17,694,586 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2023 was $251,653, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2023, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 70.
To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of manager.
WORKPLACE DEMOGRAPHICS

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of March 1, 2024, the Company had 164 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional office in Miami. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers. As of March 1, 2024, the vast majority of Company employees were full time employees, with six employees classified as part-time. The workforce is professional, experienced and motivated, with the average tenure of 13 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well.
Pay Versus Performance
The following table sets forth information concerning the compensation of our chief executive officer (principal executive officer or PEO) and the Company’s other named executive officers (NEOs) for 2020 through 2023 and our financial performance for each such year.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On		Net Income (in millions)	Adjusted EBITDAre (3) (in millions)
					Total Stockholder Return	Peer Group Total Stockholder Return(2)
2023	$17,694,586	$29,907,884	$4,127,037	$6,361,224	$116.04	$94.80	$752	$1,629
2022	14,474,484	17,474,419	3,478,720	3,977,313	90.99	76.50	643	1,498
2021	11,520,730	16,474,154	2,814,068	3,681,933	95.39	90.32	(11)	532
2020	10,094,761	13,697,907	1,920,755	2,434,772	80.25	76.40	(741)	(168)
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	James F. Risoleo	Sourav Ghosh, Nathan Tyrrell, Julie Aslaksen and Michael Lentz
2022	James F. Risoleo	Sourav Ghosh, Nathan Tyrrell, Julie Aslaksen and Michael Lentz
2021	James F. Risoleo	Sourav Ghosh, Nathan Tyrrell, Julie Aslaksen and Joanne Hamilton
2020	James F. Risoleo	Sourav Ghosh, Brian Macnamara, Nathan Tyrrell, Julie Aslaksen and Joanne Hamilton
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable year, adjusted as set forth in the table below. The dollar amounts shown do not reflect the value of vested compensation actually received by our NEOs during the applicable year. Instead, the dollar amounts also include the values of unvested and vested equity awards during the applicable year based on year-end stock prices, various accounting valuation assumptions and projected performance related to our performance-based restricted stock units. “Compensation actually paid,” determined in accordance with SEC rules, will generally fluctuate due to stock price achievement and varying levels of projected and actual achievement of performance goals applicable to our restricted stock units. For a discussion of how our Culture and Compensation Committee assesses performance and our NEOs’ pay each year, please see the Compensation Discussion & Analysis section of the proxy statements reporting pay for the applicable fiscal years.

	2020		2021		2022		2023
Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs
Deduction for amounts reported under the “Stock Awards” columns in the Summary Compensation Table for the year	$(7,625,400)	$(1,054,768)	$(7,370,377)	$(1,338,855)	$(10,291,269)	$(2,004,567)	$(12,746,827)	$(2,350,134)
Increase based on ASC 718 Fair Value of awards granted during applicable year that remain unvested as of the applicable year end, determined as of the applicable year end	12,272,017	1,697,501	10,732,579	1,957,339	10,795,390	2,084,805	15,404,665	2,833,830
Increase/deduction for awards granted during prior years that were outstanding and unvested as of the applicable year end, determined based on the change in ASC 718 Fair Value from the prior year end to the applicable year end	(829,684)	(102,997)	1,999,365	300,493	1,105,617	188,800	6,067,498	1,142,419
Increase/deduction for awards granted during prior years that vested during the applicable year, determined based on change in ASC 718 Fair Value from the prior year end to the vesting date	(397,270)	(51,417)	(229,683)	(28,413)	446,039	60,344	1,627,488	261,819
Increase based on Dividends Paid during the year prior to vesting date	183,484	25,698	(178,461)	(22,698)	944,159	169,210	1,860,474	346,254
Deduction of ASC 718 Fair Value of awards granted during prior year that were forfeited during the applicable year, determined as of prior year end	—	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	$3,603,146	$514,017	$4,953,424	$867,865	$2,999,935	$498,593	$12,213,298	$2,234,188
(2)Peer group total stockholder return is based on the cumulative total stockholder return of the NAREIT Lodging & Resorts Index. Total stockholder return amounts reported assume an initial fixed investment of $100 and that all dividends were reinvested. The Company and peer group total stockholder return for 2020 represents the one-year return for December 31, 2019 to December 31, 2020; for 2021 the returns shown represent the two-year return from December 31, 2019 to December 31, 2021; for 2022 the returns shown represent the three-year return from December 31, 2019 to December 31, 2022; and for 2023 the returns shown represent the four-year return from December 31, 2019 to December 31, 2023.
(3)Adjusted EBITDAre is a predominant measure of operating performance used by real estate investment trusts and the Company reports the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre for Host Inc. and Host L.P.” on page 73.

RELATIONSHIP BETWEEN PAY AND PERFORMANCE

The graphs below compare the compensation actually paid to our chief executive officer and the average of the compensation actually paid to our remaining named executive officers with (i) the Company’s total stockholder return and the cumulative total stockholder return of the NAREIT Lodging & Resorts Index, (ii) Company net income, and (iii) Company Adjusted EBITDAre. Total stockholder return amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.
As shown in the graphs below, compensation actually paid to the Company’s named executive officers is aligned with the Company’s total stockholder return relative to the return of the NAREIT Lodging & Resorts Index, which the Company has outperformed on a 1-year, 2-year, 3-year, and 4-year basis. The alignment is primarily due to the fact that long-term equity awards represent the largest component of total target direct compensation, and those equity awards are tied to relative total stockholder return and Adjusted EBITDAre performance. As noted above, the fair value calculations of compensation paid will fluctuate based on stock price achievement. A significant component of the increases in compensation paid in 2023 relative to 2022 were due to the stock price increase for the year (from $16.05 on December 30, 2022 to $19.47 on December 29, 2023), which also led to the Company's out-performance in total stockholder return relative to the return of the NAREIT Lodging & Resorts Index. As a result, the Committee feels that the amounts are reflective of the long-term incentive program functioning as designed, by incentivizing and promoting long-term value creation during this period for the benefit of stockholders.
Compensation actually paid to the named executive officers is also aligned with the Company’s net income and Adjusted EBITDAre performance. However, the Company does not use net income as a performance measure in setting executive compensation. Net income is determined using cost accounting for real estate assets which assumes that the value of the Company’s hotels diminishes predictably over time. Historically, the value of the Company’s hotels do not depreciate over time but are instead based on other market factors including current hotel revenues and estimated future growth. For this reason, the Culture and Compensation Committee believes that net income is not the best performance measure for use in setting executive compensation and has instead used Adjusted EBITDAre as the quantitative metric for the long-term incentive program.

Compensation Actually Paid versus Total Stockholder Return
Compensation Actually Paid
$30,000,000
$28,000,000
$26,000,000
$24,000,000
$22,000,000
$20,000,000
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Total Stockholder Return
$125
$100
$75
$50
$25
$0
2020 (1-Year TSR)
2021 (2-Year TSR)
2022 (3-Year TSR)
2023 (4-Year TSR)
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Host Hotels & Resorts TSR
NAREIT Lodging & Resorts Index TSR

Compensation Actually Paid versus Net Income
Compensation Actually Paid
$30,000,000
$28,000,000
$26,000,000
$24,000,000
$22,000,000
$20,000,000
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Net Income
$1,000,000,000
$750,000,000
$500,000,000
$250,000,000
$0
($250,000,000)
($500,000,000)
($750,000,000)
($1,000,000,000)
2020
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Company Net Income

Compensation Actually Paid versus Adjusted EBITDAre
Compensation Actually Paid
$30,000,000
$28,000,000
$26,000,000
$24,000,000
$22,000,000
$20,000,000
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Adjusted EBITDAre
$2,000,000,000
$1,750,000,000
$1,500,000,000
$1,250,000,000
$1,000,000,000
$750,000,000
$500,000,000
$250,000,000
$0
($250,000,000)
2020
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Company Adjusted EBITDAre

MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

We believe the following performance measures represent the most important financial performance measures used by the Company to link compensation actually paid to our named executive officers for the year ended December 31, 2023.

MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

Adjusted EBITDAre
Relative Total Stockholder Return
Capital Expenditure Cash Flow
Return on Invested Capital
For additional details regarding our most important financial performance measures and how they are used in setting executive compensation, please see the sections titled “2023 Compensation —Long-Term Incentives” and “2023 Compensation—Annual Cash Incentive” in the Compensation Discussion and Analysis section of this proxy statement.

 Culture and Compensation Committee Report
To Our Stockholders:
The Culture and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2023 and this proxy statement.
The Culture and Compensation Committee
Mary L. Baglivo, Chair
Mary Hogan Preusse
Gordon H. Smith
A. William Stein

Director Compensation
2023 Director Fees
Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2023 and received no director fees. In 2023, we provided the following annual compensation to the Company’s non-employee directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Mary L. Baglivo	$127,500	$160,000	$49,940	$337,440
Herman E. Bulls	103,000	160,000	44,735	307,735
Mary Hogan Preusse	104,500	160,000	52,535	317,035
Diana M. Laing	99,000	160,000	6,325	265,325
Walter C. Rakowich	133,000	160,000	29,456	322,456
Gordon H. Smith	141,000	160,000	24,861	325,861
A. William Stein	104,500	160,000	24,611	289,111
(1)Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below.
(2)Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $160,000. The annual stock awards are fully vested upon grant.
(3)Amount reflects:
▶Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by Host or managed by our major operators as follows: Ms. Baglivo, $22,323; Mr. Bulls, $24,559; Ms. Hogan Preusse, $25,716; Ms. Laing, $3,419; Mr. Rakowich, $16,568; Mr. Smith, $13,089; and Mr. Stein, $14,926.
▶Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $27,617; Mr. Bulls, $20,176; Ms. Hogan Preusse, $26,819; Ms. Laing, $2,906; Mr. Rakowich, $12,887; Mr. Smith, $11,772; and Mr. Stein, $9,685.
2023 Director Compensation Program
The Nominating, Governance and Corporate Responsibility Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. The Committee generally reviews the compensatory arrangements of the non-employee directors biennially. The compensatory arrangements for both 2022 and 2023 were based on a review conducted in February 2022 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data, including director compensation practices for companies comprising the S&P 500 Index (of which Host is a constituent) as well as similar peer group companies used for executive compensation analyses. Set forth below are the complete components of director compensation for 2023, as approved by the Board upon the recommendation of the Committee.
CASH COMPENSATION

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:
▶retainer of $80,000 per year;
▶$8,000 per year for membership on the Culture and Compensation Committee or Nominating, Governance and Corporate Responsibility Committee;
▶$15,000 per year for membership on the Audit Committee;

▶$15,000 per year to the committee chair of the Nominating, Governance and Corporate Responsibility Committee (Mr. Smith);
▶$30,000 per year to the committee chair of the Culture and Compensation Committee (Ms. Baglivo);
▶$30,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and
▶$30,000 per year to the Lead Director (Mr. Smith).
There are no fees paid for attendance at up to five Board meetings. Non-employee directors receive $1,500 per meeting for attendance at any Board meetings in excess of five (there were four Board meetings in 2023). Similarly, there are no fees paid for attendance at up to five meetings of the Nominating, Governance and Corporate Responsibility Committee and Culture and Compensation Committee and up to seven meetings of the Audit Committee. Non-employee directors receive $1,500 per meeting for attendance at any committee meetings in excess of those amounts. In 2023, there were seven Audit Committee meetings, six Culture and Compensation Committee meetings, and four Nominating, Governance and Corporate Responsibility Committee meetings.
STOCK COMPENSATION—ANNUAL STOCK AWARD

Non-employee directors receive an annual director stock award effective after election at the annual meeting. In 2023, the value of the award equaled $160,000, with the number of shares determined based on the fair market value of the Company’s common stock on the date of the 2023 annual meeting.
Pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan, directors receive the annual stock award in fully-vested common stock, unless a director makes an election to defer the award into stock units. Directors also elect when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board, in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant. All directors except Mr. Rakowich and Mr. Bulls elected to defer the 2023 stock award into stock units. The closing price of our common stock on the annual meeting date of May 18, 2023 was $17.35, which resulted in each director receiving either 9,221 shares or, if they deferred, credit for 9,221 stock units. Directors who defer their shares are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.
STOCK OWNERSHIP POLICY

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Stock Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with this policy is measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet this requirement. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership requirements applicable to corporate officers. All directors have met the stock ownership requirement except Ms. Laing, who joined the Board in 2022.
PERQUISITES

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage, and other hotel services when they stay at properties owned by us or managed by our major operators, subject to recommended annual spend of $30,000 with a limit of $90,000 measured over a three-year period. In addition, directors are reimbursed for taxes associated with the value of this benefit.

NON-EMPLOYEE DIRECTORS’ DEFERRED STOCK COMPENSATION PLAN

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.
Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following the director’s separation from service, in a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years. No directors elected to defer their 2023 annual cash retainer, committee fees, or committee chair fees. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.
2024 Director Compensation Program
As noted above, the Nominating, Governance and Corporate Responsibility Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. Under its charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis and the Committee retained Pay Governance to assist in its review. At the request of the Committee, Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data, including director compensation practices for companies comprising the S&P 500 Index (of which Host is a constituent) as well as similar peer group companies used for executive compensation analyses. Upon review and consideration, the Committee recommended, and the Board of Directors approved, the following changes to non-employee director compensation effective for 2024 in order to align with the latest market levels:
▶an increase in the value of the annual director stock award from $160,000 to $180,000;
▶a $10,000 increase in the annual cash retainer for non-employee directors to $90,000;
▶a $20,000 increase in the annual cash retainer for the Lead Director to $50,000;
▶a $2,000 increase in the annual cash retainer for members of the Culture and Compensation Committee to $10,000; and
▶a $5,000 increase in the annual cash retainer for the chair of the Nominating, Governance and Corporate Responsibility Committee to $20,000.
In addition, the Board of Directors increased the thresholds (by one) for the number of meetings after which non-employee directors will receive additional fees. No changes were made to the amount of fees received. Accordingly, effective for 2024, non-employee directors will receive $1,500 per meeting for attendance at any Board meetings in excess of six. Similarly, non-employee directors will receive $1,500 per meeting for attendance at any committee meetings in excess of the following amounts: Audit Committee – eight meetings; Culture and Compensation Committee – six meetings; and Nominating, Governance and Corporate Responsibility Committee – six meetings.
All other compensation for service on the Board and its committees was unchanged, and there were no changes to director perquisites.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 28, 2024 by:
▶each director and director nominee;
▶each executive officer named in the Summary Compensation Table;
▶all of our directors and executive officers as a group; and
▶beneficial owners of 5% or more of our common stock.
Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 28, 2024, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock(1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units(2)
Directors:
Mary L. Baglivo (3)	79,214	*		*
Herman E. Bulls (3)	24,934	*		*
Mary Hogan Preusse (3)	67,049	*		*
Richard E. Marriott (4)	5,411,733	0.8%	140,296	0.8%
Diana M. Laing (3)	15,658	*		*
Walter C. Rakowich (3)	58,613	*		*
James F. Risoleo (5)	2,033,345	0.3%		0.3%
Gordon H. Smith (3)	129,407	*		*
A. William Stein (3)	65,953	*		*
Non-Director Named Executive Officers:
Sourav Ghosh (5)	203,333	*		*
Nathan S. Tyrrell (5)	499,162	*		*
Julie P. Aslaksen (5)	186,216	*		*
Michael E. Lentz (5)	200,363	*		*
All Directors and Executive Officers as a group:
(15 persons, including the foregoing) (3)(4)(5)	9,005,583	1.3%	140,296	1.3%
Certain Beneficial Owners:
BlackRock, Inc. (6)	74,128,437	10.5%		10.5%
State Street Corporation (7)	48,780,076	6.9%		6.9%
Wellington Management Group LLP (8)	45,518,881	6.5%		6.5%
The Vanguard Group, Inc. (9)	115,394,949	16.4%		16.4%
*Reflects ownership of less than 1/10th of 1%.
(1)Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.
(2)This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)The number of shares of common stock listed here includes common stock equivalents: (a) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (b) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (c) common stock equivalents for dividends relating to common stock equivalents held by each director.
(4)The number of shares of our common stock listed here for Richard E. Marriott includes:
•537,191 shares held in trust for which Richard E. Marriott is a co-trustee;
•76,957 shares held by the wife of Richard E. Marriott;
•270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee; and
•1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.
It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(5)The number of shares of our common stock listed here do not include restricted stock units granted under the Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied and which are not subject to vesting within 60 days of February 28, 2024. The number of shares listed do include shares of common stock that may be acquired within 60 days of February 28, 2024 pursuant to the exercise of stock options granted under our Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for the named executive officers who hold stock options:
•Michael E. Lentz     13,980 vested options
•James F. Risoleo     42,807 vested options
•Sourav Ghosh           2,613 vested options
•Nathan S. Tyrrell     6,886 vested options
(6)BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 24, 2024 to report beneficial ownership of 74,128,437 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 67,613,019 shares. The single largest subsidiary by holding percentage, BlackRock Institutional Company, N.A., held approximately 7.2% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. BlackRock’s business address is 50 Hudson Yards, New York, New York 10001.
(7)State Street Corporation filed an amended Schedule 13G with the SEC on January 29, 2024 to report beneficial ownership of 48,780,076 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 48,681,095 shares and the shared power to vote 28,395,056 shares. State Street Corporation’s business address is State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02114.
(8)Wellington Management Group LLP filed a Schedule 13G with the SEC on February 9, 2024 to report beneficial ownership of 45,518,881 shares of our common stock. Wellington reports that it has shared power to dispose of all such shares and shared voting power for 44,543,843 shares. Wellington’s business address is 280 Congress Street, Boston, MA 02210.
(9)The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 13, 2024 to report beneficial ownership of 115,394,949 shares of our common stock. Vanguard reports that it has the sole power to dispose of 111,836,157 shares, has shared power to dispose of 3,558,792 shares, and has shared power to vote with respect to 1,478,915 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 4.1% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Certain Relationships and Related Person Transactions
Policy on Transactions and Arrangements with Related Persons
In 2007, the Nominating, Governance and Corporate Responsibility Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions, in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:
▶any Company executive officer, director or director nominee;
▶an owner of 5% or more of Company stock; or
▶any immediate family member of any person listed above.
Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the chief executive officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or chair will decide whether to approve the transaction.
As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:
▶any transaction with another entity at which a related person’s only relationship is as a director, limited partner or beneficial owner of less than 10% of that entity’s equity, if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that entity’s consolidated gross revenues for that year;
▶any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that charitable organization’s total annual revenue;
▶any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;
▶indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter or Bylaws or pursuant to any agreement;
▶management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators; and
▶any fees or charges paid in the ordinary course in connection with hotel stays or events at Company owned properties by a firm, corporation or other entity that is associated with a related person.

Related Person Transactions
Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.
Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.
As of March 1, 2024, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 6.6% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman Emeritus of the Board of Marriott International and formerly served as Chairman of the Board and Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.
LODGING MANAGEMENT AND FRANCHISE AGREEMENTS

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2023, we and our subsidiaries paid $176 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.
▶Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).
▶License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements, the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

▶Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.
▶Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.
▶Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:
■For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.
■For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.
▶Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilation, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

Stockholder Proposals For Our Next Annual Meeting
Proxy Statement Proposals
If you wish to submit a business proposal or nomination for director to be included in the proxy statement for our 2025 annual meeting, we must receive it no later than 5:00 p.m. Eastern time, on December 6, 2024 and no earlier than November 6, 2024. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814.
Director Nominations for Inclusion in Proxy Materials (Proxy Access)
Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding shares of common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating, Governance and Corporate Responsibility Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2025 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 6, 2024 and no later than 5:00 p.m., Eastern time, on December 6, 2024.
Other Proposals and Nominations
Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2025 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder who was a stockholder of record at the record date set by the Board of Directors, at the time of giving the notice required by the Bylaws and at the time of the annual meeting and who is entitled to vote at the annual meeting. The written notice required by the Bylaws must be delivered to the Secretary (at the above address), no earlier than November 6, 2024 and no later than 5:00 p.m., Eastern time, on December 6, 2024. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 26, 2024, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (www.hosthotels.com).
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 5:00 p.m., Eastern time, on December 6, 2024.
We intend to file a proxy statement and WHITE proxy card with the Securities and Exchange Commission in connection with the solicitation of proxies for our 2025 annual meeting of stockholders.

IMPORTANT DATES FOR 2024 ANNUAL MEETING
Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 6, 2024
Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 6, 2024
Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 6, 2024
Earliest Date to Submit Director Nominations or Other Business to be Presented at Our Annual Meeting	November 6, 2024
Last Date to Submit Director Nominations or Other Business to be Presented at Our Annual Meeting	December 6, 2024
Last Date to Submit Additional Information Required by Rule 14a-19 for Director Nominations (Universal Proxy Rules)	December 6, 2024

Attendance and Voting Matters
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Sourav Ghosh and Julie P. Aslaksen as proxies for this annual meeting. When you properly sign your proxy card or vote via the Internet or telephone, you are giving the persons named on the proxy card your direction to vote your shares of common stock at the annual meeting as you designate.
What does it mean if I get more than one notice or proxy card?
You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?
In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to stockholders by providing access to these documents over the Internet. Accordingly, on or about April 5, 2024, we sent a Notice of Internet Availability to our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.
Who is entitled to vote?
Any owner of common stock of the Company at the close of business on March 18, 2024, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.
How do I attend and participate in the virtual annual meeting?
Attending the Virtual Annual Meeting as a Stockholder of Record. If you were a stockholder of record as of the close of business on March 18, 2024 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the meeting by accessing www.meetnow.global/HST and entering the 15-digit control number on the proxy card or Notice of Availability of Proxy Materials you previously received.
Attending the Virtual Annual Meeting as a Beneficial Owner. If you were a beneficial owner as of the close of business on March 18, 2024 (i.e., you held your shares in an account at a brokerage firm, bank or other similar agent), you can attend the meeting by registering in advance by obtaining a valid proxy from your broker, bank or other agent. Once you have received a valid proxy from your broker, bank or other agent, it should be emailed to our transfer agent, Computershare, at legalproxy@computershare.com and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email). A copy of your valid proxy can also be sent by mail to Computershare, Host Hotels Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern time, on Friday May 10, 2024. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/HST and enter your control number.
Asking Questions and Voting at the Virtual Annual Meeting. If you are attending the meeting as a stockholder of record or beneficial owner who has registered in advance, you will be able to submit questions and vote your shares. Questions can be submitted within the meeting center site by clicking on the Q&A icon in the upper right-hand corner of the page. You will also be able to vote your shares electronically during the annual meeting by clicking on the “Vote” link on the Meeting Center site, if you have not already voted your shares in advance or would like to change your prior vote. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions should relate to matters of concern to stockholders generally. We ask that stockholders please limit themselves to one question/topic. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together.
Attending the Virtual Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, including if you are a beneficial owner who did not register a proxy from your broker, bank or other agent, click on the “I am a guest” button after entering the meeting center at www.meetnow.global/HST and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
What if I am having technical difficulties attending the virtual annual meeting?
During the annual meeting, please call Computershare Support at 888-724-2416 or 781-575-2748 if you are having any technical difficulties. We encourage stockholders to join 15 minutes before the start time to ensure a proper connection and to give time to resolve any technical difficulties. If you have questions regarding the virtual meeting format in advance of the meeting, please also call Computershare at the same phone numbers.
How do I vote?
Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:
▶Vote by Internet. You have the option to vote via the Internet. The website for Internet voting is on the Notice of Internet Availability and is also printed on your proxy card if you requested a printed set of proxy materials. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.
▶Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions on the Notice of Internet Availability you received. When you call, have your proxy card in hand, and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
▶Vote by Mail. If you would like to vote by mail, you will need to request a set of printed proxy materials by following the instructions on the Notice of Internet Availability you received. Once you receive those materials, mark the proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.
Voting at the Virtual Meeting. To vote your shares in person at the virtual annual meeting, follow the procedures above for: “How do I attend and participate in the virtual annual meeting?” Please note that if you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization (i.e., in “street name”), then you will need to register in advance following the procedures above if you would like to vote your shares at the virtual annual meeting.
Who is acting as my proxy and how will they vote my shares?
The individuals named on the proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. Your bank or broker is not able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf, except to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2024.
May I revoke my proxy or change my vote after I have voted?
You may revoke your proxy and change your vote at any time via the Internet, by telephone or by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or at the time of the final vote by attending the virtual annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the virtual annual meeting will not automatically revoke your proxy unless you vote again.
How can I manage the number of Annual Reports and Proxy Statements I receive?
If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare, at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 43006, Providence, RI 02940-3006.
What vote is required to approve each proposal?
In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2024 (proposal 2), to approve the advisory resolution on executive compensation (proposal 3), and to approve the Company’s 2024 Comprehensive Stock and Cash Incentive Plan (proposal 4).
What constitutes a “quorum”?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.
How are abstentions and broker non-votes treated?
Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote for the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants, the advisory vote on executive compensation or the vote on the Company's 2024 Comprehensive Stock and Cash Incentive Plan.
The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory vote on executive compensation and the vote on the Company's 2024 Comprehensive Stock and Cash Incentive Plan are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory vote on executive compensation or the vote on the Company's 2024 Comprehensive Stock and Cash Incentive Plan.

How can I obtain copies of documents referenced in this proxy statement?
Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the Corporate Governance section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:
Host Hotels & Resorts, Inc.
4747 Bethesda Avenue, Suite 1300
Bethesda, Maryland 20814
Attention: Investor Relations
How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Sourav Ghosh and Julie P. Aslaksen, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.
Who will count the votes?
Computershare Trust Company, N.A., our transfer agent, will act as the inspector of election and will tabulate the votes.
Who pays the cost of this proxy solicitation?
We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $15,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at www.hosthotels.com.

Other Matters
Other Business at the Annual Meeting
Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the proxy.
Delinquent Section 16(a) Reports: None
Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with The Nasdaq Stock Market. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by the reporting persons during 2023 were made on a timely basis.
Online Annual Report to Stockholders
We have filed an Annual Report on Form 10-K for the year ended December 31, 2023 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2023 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (www.hosthotels.com).
By Order of the Board of Directors

Julie P. Aslaksen
Secretary
Dated: April 5, 2024

Appendix A - Host Hotels & Resorts
2024 Comprehensive Stock and Cash Incentive Plan
ARTICLE 1.
PURPOSE
The purpose of the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan (the “Plan”) is to promote the success and enhance the value of Host Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Partnership”), by linking the personal interests of the Eligible Individuals to those of Company stockholders and by providing such Eligible Individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Eligible Individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1    “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standard or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.2    “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award, Stock Appreciation Rights, a Profits Interest Unit award or Other Incentive Awards which may be awarded or granted under the Plan (collectively, “Awards”).

2.3    “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic media, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan.
2.4    “Award Limit” shall mean the limit set forth in Section 3.3.

2.5    “Board” shall mean the Board of Directors of the Company.

2.6    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7    “Committee” shall mean the Culture and Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

2.8    “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.9    “Company” means Host Hotels & Resorts, Inc.

2.10    “Company Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

2.11    “Company Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

2.12    “Director” shall mean a member of the Board, as constituted from time to time.

2.13    “Disability” or “Disabled” shall mean that the Holder either: (a) has been determined to be entitled to benefits under a disability insurance program that complies with the requirements of Treas. Reg. §1.409A-3(i)(4), or (b) if he is not a participant in such long-term disability insurance program, has been determined to be totally disabled by the Social Security Administration.

2.14    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of cash dividends paid on Common Stock, awarded under Section 8.3.

2.15    “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.16    “Effective Date” shall mean the date on which this Plan is approved by the Board, subject to approval of this Plan by the Company’s stockholders.

2.17    “Eligible Individual” shall mean any person who is an Employee or a Director, as determined by the Committee.

2.18    “Employee” shall mean any Company Employee or Partnership Employee.

2.19    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.20    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.21    “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(a)    If the Common Stock is listed on any established stock exchange (such as The Nasdaq Stock Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)    If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)    If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

2.22    “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.23    “Holder” shall mean an Eligible Individual who has been granted an Award.

2.24    “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.25    “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.26    “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 5. An Option shall be either a Non‑Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Directors shall be Non-Qualified Stock Options.

2.27    “Other Incentive Awards” shall mean Other Incentive Awards as described in Article 8.

2.28    “Partnership” shall mean Host Hotels & Resorts, L.P., a Delaware limited partnership.

2.29    “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P., as the same may be amended, modified or restated from time to time.

2.30    “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.31    “Partnership Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

2.32    “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 8.1.

2.33    “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)    The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, associate or customer satisfaction, working capital, earnings per share, price per share of Common Stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.

(b)    The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

2.34    “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance

Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal may be determined in accordance with Applicable Accounting Standards.

2.35    “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.36    “Plan” shall mean this Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan, as it may be amended or restated from time to time.

2.37    “Prior Plan Award” shall mean an award granted under the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan.

2.38    “Profits Interest Unit” means to the extent authorized by the Partnership Agreement, a unit of the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

2.39    “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.40    “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.41    “Restricted Stock Unit” means an Award granted pursuant to Section 8.4 hereof.

2.42    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.43    “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 9 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.44    “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.2.

2.45    “Subsidiary” means any Company Subsidiary or Partnership Subsidiary.

2.46    “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.47    “Termination of Service” shall mean:

(a)    As to a Director, the time when a Holder who is a Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

(b)    As to an Employee, the time when the employee-employer relationship between a Holder and the Company, the Partnership, or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Notwithstanding the foregoing, with respect to any Award subject to the requirements of Code Section 409A, Termination of Service shall mean the termination of the Holder’s services determined in accordance with Treas. Reg. §1.409A-1(h). A transfer of employment within and among the Company, the Partnership and any member of a controlled group, as provided in Code Section 409A(d)(6), shall not be deemed a Termination of Service.
ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1    Number of Shares.

(a)    Subject to Section 12.2 and Section 3.1(b) the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan is 22,000,000, less the number of shares of Common Stock subject to any Prior Plan Award that was granted after March 1, 2024.

(b)    To the extent that an Award or Prior Plan Award terminates, expires, or lapses for any reason, or an Award or Prior Plan Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award or Prior Plan Award shall be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be counted against the number of shares available under Section 3.1(a). Any shares of Common Stock repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. For purposes of determining the number of shares available under Section 3.1(a), shares of Common Stock subject to Stock Appreciation Rights shall be counted as one share for each Stock Appreciation Right awarded. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2    Stock Distributed. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or Common Stock purchased on the open market.

3.3    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Committee may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Committee will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000. The Committee may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE 4.
GRANTING OF AWARDS

4.1    Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

Notwithstanding any other provision of the Plan to the contrary, an Eligible Individual shall not be eligible to participate in the Plan and shall cease to be a participant in the Plan to the extent that the participation of such Eligible Individual would violate the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Charter.

4.2    Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4    At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5    Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees or Directors, or in order to comply with the requirements of any foreign stock exchange, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3.1 or Section 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

4.6    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5.
GRANTING OF OPTIONS

5.1    Granting of Options to Eligible Individuals. The Committee is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan. Each Option grant shall be evidenced by an Award Agreement that shall specify the exercise price for the Option, the term of the Option, the number of shares of Common Stock to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

5.2    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not a Company Employee. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

5.3    Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4    Option Term. The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5    Option Vesting.

(a)    The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b)    No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

5.6    Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7    Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 6.
EXERCISE OF OPTIONS

6.1    Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)    Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)    In the event that the Option shall be exercised pursuant to Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d)    Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

6.3    Notification Regarding Disposition. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
ARTICLE 7.
AWARD OF RESTRICTED STOCK

7.1    Award of Restricted Stock.

(a)    The Committee is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the periods of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

(b)    The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2    Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including full voting rights with respect to the shares and the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.3. Dividends paid on outstanding shares of Restricted Stock shall not be paid to the Holder of such Restricted Stock unless and until the shares of Restricted Stock to which such dividends relate vest.

7.3    Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Holder’s duration of employment or directorship with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4    Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement. The Committee in its sole discretion may provide that in the event of certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
ARTICLE 8.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK
PAYMENTS, RESTRICTED STOCK UNITS, PROFITS INTEREST UNITS AND
OTHER INCENTIVE AWARDS

8.1    Performance Awards.

(a)    The Committee is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Committee.

(b)    Without limiting Section 8.1(a), the Committee may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

8.2    Stock Payments. The Committee is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company, the Partnership or any Subsidiary, determined by the Committee. Stock Payments may but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.3    Dividend Equivalents.

(a)    Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. No Dividend Equivalent will be paid to a Holder unless and until the Award to which such Dividend Equivalent relates vests.

(b)    Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.4    Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Committee. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company, the Partnership or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Committee determines. The Committee shall specify the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock, or an amount in cash or other consideration determined by the Committee to be of equal value as of such distribution date, for each vested and nonforfeitable Restricted Stock Unit.

8.5    Profits Interest Units. Any Eligible Individual selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to an Eligible Individual for the performance of services to or for the benefit of the Partnership (a) in the Eligible Individual’s capacity as a partner of the Partnership, (b) in anticipation of the Eligible Individual becoming a partner of the Partnership, or (c) as otherwise determined by the Committee, provided that the Profits Interest Units would constitute “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Partnership for the Profits Interest Units.

8.6    Other Incentive Awards. The Committee may grant Other Incentive Awards to Eligible Individuals in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Other Incentive Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Common Stock, in Common Stock equivalent units, in Common Stock appreciation units, in securities or debentures convertible into Common Stock or in a combination of the foregoing and may be paid in cash or in Common Stock, all as determined by the Committee. Other Incentive Awards may be issued alone or in tandem with other Awards granted to a Holder. Each Other Incentive Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee may determine.

8.7    Term. To the extent applicable, the term of an Award described in this Article 8 shall be set by the Committee in its sole discretion.

8.8    Exercise or Purchase Price. The Committee may establish the exercise or purchase price of an Award described in this Article 8; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

8.9    Exercise upon Termination of Service. An Award described in this Article 8 shall only vest or be exercisable or distributable while the Holder is an Employee or member of the Board, as applicable. The Committee, however, in its sole discretion may provide that an Award described in this Article 8 may vest, be exercised or distributed subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.
AWARD OF STOCK APPRECIATION RIGHTS

9.1    Grant of Stock Appreciation Rights.

(a)    The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan; provided, however, that the term of any Stock Appreciation Right shall not be more than ten (10) years from the date of grant.

(b)    A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)    Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

9.2    Stock Appreciation Right Vesting.

(a)    The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Committee and the Committee may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, or any other criteria selected by the Committee. At any time after grant of a Stock Appreciation Right, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)    No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Stock Appreciation Right.

9.3    Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Committee stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)    Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)    In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

9.4    Payment. Payment of the amounts determined under Section 9.1(b) shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Committee.
ARTICLE 10.
ADDITIONAL TERMS OF AWARDS

10.1    Payment. The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Committee; provided, however, that no Holder shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company. The Committee shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders.

10.2    Tax Withholding. The Company, the Partnership or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates (or such other rate as may be determined by the Company or, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee, after considering any accounting consequences or costs) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3    Transferability of Awards.

(a)    Except as otherwise provided in Section 10.3(b):

(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)    During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)    Notwithstanding Section 10.3(a), the Committee, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards. However, without approval of the Company’s stockholders, no action of the Committee may permit the transfer of Awards to a third-party financial institution.

(c)    Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder’s death.

10.4    Conditions to Issuance of Shares and Profits Interests.

(a)    Notwithstanding anything herein to the contrary, the Company and the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock or Profits Interest Units, as applicable, pursuant to the exercise or vesting of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock or Profits Interest Units is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock or Partnership interests are listed or traded, and the shares of Common Stock and Profits Interest Units, as applicable, are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Committee may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c)    The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)    No fractional shares of Common Stock shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan Committee).

10.5    Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock or Profits Interest Units underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in a written agreement between the Company and the Holder).

10.6    Prohibition on Repricing. Subject to Section 12.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation in exchange for cash, another Award, or an Option or Stock Appreciation Right with a price per share that is less than the price per share of the original Option or Stock Appreciation Right. Subject to the preceding sentence of this Section 10.6 and Section 12.2, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.7    Transfer of Shares to a Partnership Employee. As soon as practicable after the Company issues shares of Common Stock with respect to an Award (which was issued to and is held by a Partnership Employee in such capacity), then, with respect to each such Award:

(a)    The Company shall sell to the Partnership the number of shares equal to the number of shares deliverable with respect to such Award. The price to be paid by the Partnership to the Company for such shares shall be an amount equal to the product of (x) the number of shares multiplied by (y) the Fair Market Value of a share of Common Stock at the time of exercise or delivery less the amount paid by the Holder for such shares, if anything, pursuant to Section 10.1; and

(b)    The Company shall contribute to the Partnership an amount of cash equal to the sum of the amount paid by the Holder, if any, for such shares of Common Stock, and the amount paid by the Partnership under Section 10.7(a) and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

10.8    Allocation of Payment. Notwithstanding the foregoing, to the extent that a Holder provides services to more than one of the Company, the Partnership, or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares of Common Stock with respect to any Awards exercised by or otherwise delivered to such Holder (and the services performed by the Holder) among such entities for purposes of the provisions of Section 10.7 in order to ensure that the relationship between the Company and the Partnership or such Subsidiary remains at arms-length.
ARTICLE 11.
ADMINISTRATION
11.1    Committee. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of The Nasdaq Stock Market (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in the Company’s Bylaws or any charter adopted establishing the Committee: (i) appointment of Committee members shall be effective upon acceptance of appointment; (ii) Committee members may resign at any time by delivering written or electronic notice to the Board; and (iii) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the

Plan with respect to Awards granted to Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.12. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule are required to be determined in the sole discretion of the Committee.

11.3    Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4    Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and sole discretion to:

(a)    Designate Eligible Individuals to receive Awards;

(b)    Determine the type or types of Awards to be granted to each Eligible Individual;

(c)    Determine the number of Awards to be granted and the number of shares of Common Stock or Profits Interest Units to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.5    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

11.6    Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 12.
MISCELLANEOUS PROVISIONS

12.1    Term; Amendment, Suspension or Termination of the Plan.

(a)    The Plan shall become effective as of the Effective Date. In the event that the Company’s stockholder’s do not approve this Plan, no Awards shall be granted under the Plan.

(b)    Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Committee, no action of the Committee may, except as provided in Section 12.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, (ii) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, (iii) cancel any Option or Stock Appreciation Right in exchange for cash, another Award or an Option or Stock Appreciation Right with a price per share that is less than the price per share of the original Option or Stock Appreciation Right, or (iv) materially modify the requirements as to eligibility for participation in the Plan. Except as provided in Section 12.12, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides; provided, that in the event of a transaction described in Section 12.2, the authority of the Committee (or, if another legal entity assumes the obligations of the Company hereunder, of the board of directors, compensation committee or similar body of such other legal entity, as applicable) in taking the actions permitted or required by Section 12.2 hereof shall not be eliminated or diminished in any way by this sentence. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

12.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Common Stock or other securities of the Company, or the share price of the Common Stock or other securities of the Company, other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)    In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, the Partnership any affiliate of the Company, or the financial statements of the Company, the Partnership or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)    To make adjustments in the number and type of shares of the Company’s stock (or other securities or property, including Partnership interests) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)    To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)    To provide that the Award cannot vest, be exercised or become payable after such event.

(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)    The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii)    The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit).

(d)    The Committee may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e)    No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan or an Award to violate Section 422(b)(1) of the Code or other applicable law. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.

(f)    The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)    No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3    Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date this Plan, as amended and restated, is approved by the Board.

12.4    No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

12.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6    Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, the Partnership or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees or Directors, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock or Partnership interests and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.8    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9    Section 83(b) Election Prohibited. No Holder may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Company or the Partnership, which the Company or the Partnership may grant or withhold in its sole discretion.

12.10    Restrictions on Awards. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable:

(a)    To the extent that the grant, exercise or payment of such Award could cause the Holder to be in violation of the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Charter; or

(b)    If, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

12.11    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.12    Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.13    Recoupment Provisions. To the extent set forth in any Company recoupment or similar policy or an applicable Award Agreement, Awards (including any proceeds, gains or other economic benefit the Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any shares of Common Stock underlying the Award) will be subject to any such Company recoupment or similar policy, including any recoupment or similar policy adopted to comply with applicable laws.

12.14    No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

12.15    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.16    Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.17    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.18    Expenses. The expenses of administering the Plan shall be borne by the Company, the Partnership and its Subsidiaries.

* * * * *

HOST
HOTELS & RESORTS®

4747 BETHESDA AVENUE
SUITE 1300
BETHESDA, MARYLAND 20814

Marriott

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2024 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1.Election of Directors

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Herman E. Bulls	☐	☐	☐	03 - Diana M. Laing	☐	☐	☐
04 - Richard E. Marriott	☐	☐	☐	05 - Mary Hogan Preusse	☐	☐	☐	06 - Walter C. Rakowich	☐	☐	☐
07 - James F. Risoleo	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - A. William Stein\	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify appointment of KPMG LLP as independent registered public accountants for 2024.	☐	☐	☐	3. Advisory resolution to approve executive compensation.	☐	☐	☐

4. Approval of the Company’s 2024 Comprehensive Stock and Cash Incentive Plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

03YK0B

HOST HOTELS & RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 15, 2024, 11:00 A.M. EASTERN TIME
virtually via the Internet at www.meetnow.global/HST
To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

AGENDA
1. ELECTION OF DIRECTORS
2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2024
3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
4. APPROVAL OF THE COMPANY’S 2024 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN
TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet, or by completing and mailing the proxy card below.
Receive Future Proxy Materials Electronically
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.proxydocs.com/HST

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 15, 2024, 11:00 A.M. EASTERN TIME
The undersigned appoints Julie P. Aslaksen and Sourav Ghosh, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 18, 2024 at the Annual Meeting of Stockholders to be held on May 15, 2024, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important. Please vote immediately.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address - Please print new address below.	Comments - Please print your comments below	Meeting Attendance
		Mark box to the right if you plan to attend the virtual Annual Meeting.	☐